Exhibit 10.18

LOAN AGREEMENT

Dated as of July 26, 2011

Between

EMPIRE STATE LAND ASSOCIATES L.L.C. and

EMPIRE STATE BUILDING ASSOCIATES L.L.C.,

collectively, as Borrower

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Agent,

and

THE LENDERS NAMED HEREIN,

as Lenders

and

HSBC BANK USA, NATIONAL ASSOCIATION,

and

DEKABANK DEUTSCHE GIROZENTRALE

as Lead Arrangers

-i-

-ii-

-iii-

-iv-

-v-

		Page

IX. DEFAULTS

Section 9.1	Events of Default	123
Section 9.2	Rights and Remedies of Agent and Lenders	126
Section 9.3	Power of Attorney	128
Section 9.4	Remedies Cumulative	128
Section 9.5	Annulment of Defaults	128
Section 9.6	Waivers	128
Section 9.7	Course of Dealing, Etc.	129
Section 9.8	Remedies Cumulative	129

X. MISCELLANEOUS

Section 10.1	Successors and Assigns	130
Section 10.2	Agent’s and Lenders’ Discretion	130
Section 10.3	Governing Law, Jurisdiction and Agent for Service	131
Section 10.4	Modification, Waiver in Writing	132
Section 10.5	Delay Not a Waiver	132
Section 10.6	Notices	130
Section 10.7	Trial by Jury	133
Section 10.8	Headings	133
Section 10.9	Severability	133
Section 10.10	Preferences	134
Section 10.11	Waiver of Notice	134
Section 10.12	Remedies of Borrower	134
Section 10.13	Expenses; Indemnity	134
Section 10.14	Schedules and Exhibits Incorporated	138
Section 10.15	Offsets, Counterclaims and Defenses	138
Section 10.16	No Joint Venture or Partnership; No Third Party Beneficiaries	138
Section 10.17	Publicity	139
Section 10.18	Approvals and Consents	139
Section 10.19	Waiver of Offsets/Defenses/Counterclaims	139
Section 10.20	Conflict; Construction of Documents; Reliance	139
Section 10.21	Brokers and Financial Advisors	140
Section 10.22	Exculpation	140
Section 10.23	Prior Agreements	141
Section 10.24	Joint and Several Liability	143
Section 10.25	Assignments/Information Sharing	143
Section 10.26	Participations	147
Section 10.27	Agent Minimum Hold	148
Section 10.28	Cooperation	148
Section 10.29	Component Notes	149
Section 10.30	Adjustments; Set-Off	149
Section 10.31	Counterparts	150
Section 10.32	WAIVER OF SPECIAL DAMAGES	150
Section 10.33	USA Patriot Act Notification	150

-vi-

-vii-

SCHEDULES

Schedule I	-	List of Affiliate Contracts
Schedule II	-	Funding Statement
Schedule III	-	The Land
Schedule IV	-	Lenders’ Ratable Share
Schedule V	-	Short Term Repairs
Schedule VI	-	Intentionally Omitted
Schedule VII	-	Rent Roll
Schedule VIII	-	Estoppels and Subordination, Nondisturbance and Attornment Agreements
Schedule IX	-	Borrower’s Chief Executive Office Address, Jurisdiction of Organization and Federal Employer’s Identification Number
Schedule X	-	Borrower’s Organizational Chart
Schedule XI	-	Approved Alterations
Schedule XII	-	Estoppel Certificates
Schedule XIII	-	Standard Form of Lease
Schedule XIV	-	Collective Bargaining Agreements and Union Contracts
Schedule XV	-	Intentionally Omitted
Schedule XVI	-	Ground Lease
Schedule XVII	-	Sublease
Schedule XVIII	-	Accounts
Schedule XIX	-	REIT Assets

EXHIBITS

EXHIBIT A	-	Form of Agreement Regarding Instructions Given by Telephone or Facsimile
EXHIBIT B	-	Form of Sublease Amendment
EXHIBIT C	-	Form of Section 2.2.8 Certificate
EXHIBIT D	-	Form of Assignment and Acceptance
EXHIBIT E	-	Form of Draw Request and Borrower’s Certificate
EXHIBIT F	-	Form of Subordination, Non-Disturbance and Attornment Agreement
EXHIBIT G	-	Form of Assignment of Interest Rate Cap Agreement
EXHIBIT H	-	Form of Tenant Direction Letter
EXHIBIT I	-	Form of Requisition Authorization Statement
EXHIBIT J	-	Form of Subordination Agreement

-viii-

LOAN AGREEMENT

THIS Loan Agreement, dated as of July 26, 2011 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between EMPIRE STATE LAND ASSOCIATES L.L.C., a New York limited liability company, having its principal place of business c/o Malkin Holdings LLC, One Grand Central Place, 60 East 42nd Street, New York, New York 10165 (“ESLA”), EMPIRE STATE BUILDING ASSOCIATES L.L.C., a New York limited liability company, having its principal place of business c/o Malkin Holdings LLC, One Grand Central Place, 60 East 42nd Street, New York, New York 10165 (“ESBA” and together with ESLA, collectively, “Borrower”), and HSBC BANK USA, NATIONAL ASSOCIATION, a bank organized under the laws of the United States of America (“HSBC”), having an address at 452 Fifth Avenue, New York, New York 10018, as administrative agent (including any of its successors and assigns, “Agent”) for itself and the other Lenders signatory hereto (collectively, together with such other co-lenders as may exist from time to time, “Lenders” and individually, each a “Lender”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lenders; and

WHEREAS, each Lender is severally willing to make such Lender’s Ratable Share of the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Account” or “Accounts” shall have the meaning as set forth in Section 6.5.1.

“Account Collateral” shall have the meaning set forth in Section 6.5.2(a).

“Accordion” shall have the meaning set forth in Section 2.7.

“ADA” shall mean the Americans with Disabilities Act of 1992, as amended from time to time.

“Additional Costs” shall have the meaning as set forth in Section 2.2.4(a).

“Additional Interest” shall mean any and all amounts which may become due and payable by Borrower pursuant to Section 2.2.4, Section 2.2.7 or Section 2.2.8.

“Administrative Fee” shall mean that portion of the “Administrative Fee” under (and as defined in) the Loan Fee Letter allocable to the Loan.

“Advance” or “Advances” shall mean any disbursement of the proceeds of the Loan by Lenders pursuant to the terms of this Agreement.

“Advance Pay Rent” shall have the meaning as set forth in Section 6.5.1.

“Affiliate” shall mean, as to any Person, any other Person that (a) directly or indirectly, owns more than ten percent (10%) of such Person, (b) is in Control of, is Controlled by or is under common ownership or Control with such Person or (c) is a director or officer of such Person or of an Affiliate of such Person and/or spouse, issue or parent; provided, however that, as to any Credit Party, the only Affiliates shall be the other Credit Parties and any officers, directors and agents thereof regardless of Control and any Malkin Controlled Person meeting any of the above criteria, and any officers, directors or agents thereof regardless of Control.

“Affiliate Contracts” shall mean those contracts listed on Schedule I.

“Affiliate Debt” shall mean any and all Indebtedness owed by Borrower to an Affiliate of Borrower.

“Agent” shall have the meaning as set forth in the Preamble hereto.

“Agent Minimum Hold” shall mean $50,000,000.00.

“Agent’s Register” shall have the meaning as set forth in Section 10.25(f).

“Agreement Regarding Instructions Given by Telephone or Facsimile” shall mean the Agreement Regarding Instructions Given by Telephone or Facsimile, dated the date hereof, which shall be in the form attached hereto as Exhibit A and shall be executed and delivered by Borrower to Agent contemporaneously herewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Budget” shall mean, collectively, Borrower’s operating and capital budget for the Property and Operating Company’s operating and capital budget for the Property setting forth Borrower’s and Operating Company’s good faith estimate of Gross Revenue, Operating Expenses, Capital Expenditures and tenant improvement and leasing commissions for the applicable Fiscal Year.

“Applicable Interest Rate” shall mean (a) the LIBOR Fixed Rate with respect to any period when the Loan (or the applicable portion thereof) is a LIBOR Fixed Rate Tranche(s),

(b) the LIBOR Floating Rate with respect to any period when the Loan (or the applicable portion thereof) is a LIBOR Floating Rate Tranche, or (c) the Reference Rate plus the Reference Rate Margin when the Loan (or the applicable portion thereof) is a Reference Rate Loan.

“Applicable Lending Office” shall mean the related “Lending Office” of each Lender (or of an Affiliate of such Lender) designated for such Lender on the signature page hereof or such other Office of Lender (or of an Affiliate of Lender) as each Lender may from time to time specify to Borrower as the office by which the Loan is to be made and/or maintained by such Lender.

“Appraisal” means a written statement (including an updating letter) setting forth an opinion of the market value of the Property that (a) has been independently and impartially prepared by a member of the American Institute of Real Estate Appraisers directly engaged by Agent, (b) meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA), and (c) has been reviewed as to form and content and approved by Agent in its sole discretion.

“Appraised Value” means the value of the Property, as determined by Agent based upon the most current Appraisal.

“Approval”, “Approved”, “approval” or “approved” shall mean, as the context so determines, an approval in writing given to the party seeking approval after delivery to the party from which approval is sought of such materials as may reasonably be required by such party from which such approval is sought in order to determine whether approval should be granted.

“Approved Accountant” shall mean Ernst & Young LLP or any independent certified public accounting firm of recognized standing approved by Agent; provided, however, that any other of the “Big Four” certified public accounting firm is deemed approved.

“Approved Annual Budget” shall have the meaning set forth in Section 4.1.7(d).

“Assignee” shall have the meaning as set forth in Section 10.25(b).

“Assignment” shall have the meaning in Section 10.25.

“Assignment and Acceptance” shall have the meaning as set forth in Section 10.25.

“Assignment of Contracts” shall mean that certain Assignment of Contracts, Licenses and Permits dated as of the date hereof from Borrower, as assignor, to Agent, for the ratable benefit of the Lenders, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Interest Rate Protection Agreement” shall mean, collectively, that (those) certain Assignment(s) of Interest Rate Protection Agreement(s) among Borrower, Agent, for the ratable benefit of the Lenders, and the Counterparty to the Interest Rate Protection Agreement to be entered into pursuant to Section 4.1.15(c), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower as assignor, to Agent, for the ratable benefit of the Lenders, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean any assignment of management agreement and subordination of management fees hereafter entered into by Borrower and/or Operating Company pursuant to Section 7.3, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Authorized Representatives” shall mean those Persons authorized pursuant to the Requisition Authorization Statement to execute and deliver on behalf of Borrower Borrower’s Draw Request.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable state laws relating to bankruptcy, insolvency or creditors’ rights.

“Basel Accord” shall have the meaning as set forth in Section 2.2.4.

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“BBA LIBOR Daily Floating Rate” means a fluctuating rate of interest per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) as published by Reuters (or the successor thereto) or as published by Bloomberg or other commercially available source providing quotations of BBA LIBOR as selected by Agent from time to time as determined for each Business Day at approximately 11:00 a.m. (London time) two (2) Business Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, subject to adjustment from time to time for reserve requirements, deposit insurance assessment rates and other regulatory costs as set forth herein. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by Agent. Interest hereunder based on the BBA LIBOR Daily Floating Rate shall be computed for the actual number of days which have elapsed, on the basis of a 360-day year.

“Benefited Lender” shall have the meaning as set forth in Section 10.30(a).

“Borrower” shall mean, collectively, ESLA and ESBA.

“Borrower’s Account” shall mean that certain account of Operating Company at HSBC having account number XXXXXXXXX.

“Borrower’s Certificate” shall have the meaning set forth in Section 2.1.7(a).

“Borrowing Date” shall have the meaning set forth in Section 2.1.7(a).

“Broadcasting Lease” shall mean a Lease which provides to the Tenant thereunder space in the tower of the Improvements to place equipment for the purpose of broadcasting.

“Business Day” shall mean any day that is not a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market. For purposes of Section 2.2.4(d) and Section 2.5 only, the term “Business Day” shall exclude days on which banks in Frankfurt, Germany are not open for domestic or international business.

“Capital Expenditures” shall mean any amount incurred in respect of capital items which in accordance with GAAP would not be included in any Credit Party’s annual financial statements for an applicable period as an operating expense of the Property and is not reasonably expected by any Credit Party to be a regularly recurring operating expense of the Property.

“Captive Insurer” shall have the meaning as set forth in Section 5.1.3.

“Cash” shall mean the legal tender of the United States of America.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Agent, for the ratable benefit of the Lenders, each Credit Party and Cash Management Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” shall mean HSBC or any successor Eligible Institution acting as Cash Management Bank under the Cash Management Agreement.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“Casualty Consultant” shall have the meaning as set forth in Section 5.3.2(c).

“Casualty Retainage” shall have the meaning as set forth in Section 5.3.2(d).

“Claim” shall have the meaning as set forth in Section 10.13(c).

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Co-Lender Agreement” shall mean that certain Co-Lender Agreement of even date herewith between Agent and the Lenders.

“Collateral Accounts” shall have the meaning as set forth in Section 6.5.1.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with any Credit Party within the meaning of Section 4001 of ERISA or is part of a group which includes any Credit Party and which is treated as a single employer under Section 414(b) or (c) of the Code or, for purposes of the Code, Section 414(m) or (o) of the Code.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Consolidated Mortgage” shall have the meaning ascribed thereto within the definition of “Mortgage”.

“Contest Right” shall mean if any Credit Party is in good faith, and by proper legal proceedings, where appropriate, diligently contesting the validity, amount or application of any Taxes or Other Charges or Lien, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (a) no Event of Default shall exist and be continuing hereunder, (b) Borrower shall keep Agent informed of the status of such contest at reasonable intervals, (c) adequate reserves with respect to any contest with respect to Taxes or Other Charges are maintained on Borrower’s books in accordance with GAAP or in the Tax Reserve Account, as applicable, (d) such contest operates to suspend collection or enforcement, as the case may be, of the contested Taxes and Charges or Lien and such contest is maintained and prosecuted continuously and with diligence and (e) if required by Legal Requirement, as a condition to maintaining such proceeding, the applicable Credit Party shall pay any such Taxes, other Charges or Lien or post collateral, as applicable. Notwithstanding the foregoing or the creation of any such reserves, the applicable Credit Party shall promptly pay any contested Taxes and Other Charges or Lien, and compliance therewith or payment thereof shall not be deferred, if, at any time the Property or any portion thereof shall be, in Agent’s reasonable judgment, in imminent or immediate danger of being forfeited or lost or Agent or any Lender is likely to be subject to civil or criminal damages as a result thereof. If such action or proceeding is terminated, decided or discontinued adversely to the applicable Credit Party, Borrower shall deliver to Agent reasonable evidence of such Credit Party’s compliance with such contested Taxes and Other Charges or Lien, as the case may be.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise (and Control shall not be deemed absent solely because a non-managing member, partner or shareholder shall have veto rights with respect to major decisions). The terms Controlled, Controlling and Common Control shall have correlative meanings.

“Counterparty” shall mean each counterparty to, or issuer of, any Interest Rate Protection Agreement other than Borrower or an Affiliate of Borrower.

“Counterparty Opinion” shall have the meaning as set forth in Section 4.1.15(d).

“Coverage Loss Condition” shall have the meaning set forth in Section 5.1.1(a)(ii)(E).

“Coverage Loss Condition Appraisal” shall have the meaning set forth in Section 5.1.1(a)(ii)(E).

“Credit Party” and “Credit Parties” shall mean individually and collectively Borrower, Operating Company and Observatory Tenant.

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including, without limitation, any amounts payable to Lenders pursuant to Section 2.2) due to Lenders in respect of the Loan under this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments under the Note for such period.

“Debt Service Reserve Account” shall have the meaning as set forth in Section 6.5.1(b).

“Debt Yield” shall mean, as of any date of determination, the percentage obtained by dividing (a) the NOI for a trailing twelve (12) month period, by (b) the sum of (i) the then principal balance of the Loan (or the Loan Amount where specified) plus, if the Loan Amount is to be used for purposes of clause (i), then (ii) the total amount of the Accordion if the Accordion is in place regardless of the amount of the Accordion which may have been advanced at such time.

“Debt Yield Collateral Event” shall mean, as of any Determination Date, the failure by Borrower, as reasonably determined by Agent, to maintain a Debt Yield greater than nine percent (9%) at the end of two (2) consecutive calendar quarters completed immediately prior to such Determination Date.

“Debt Yield Collateral Period” shall mean any period commencing upon any Determination Date as of which Agent reasonably determines that a Debt Yield Collateral Event has occurred and is continuing until such subsequent Determination Date, if any, as Agent reasonably determines that the Debt Yield has been greater than eleven percent (11%) for two (2) consecutive calendar quarters immediately preceding such Determination Date (provided that the Remargining Collateral, if any, shall not be used in determining any such Debt Yield).

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Defaulting Advancing Lender” shall have the meaning set forth in Section 2.1.7(d).

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) four percent (4%) above the then effective Applicable Interest Rate; provided, however, that upon the Maturity Date, the Default Rate shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) at Agent’s election, four percent (4%) above the Reference Rate plus the Reference Rate Margin or four percent (4%) above the then effective Applicable Interest Rate.

“Deficiency” or “Deficiencies” shall have the meaning set forth in Section 2.1.7(d).

“DekaBank” shall mean DekaBank Deutsche Girozentrale.

“Demolition Cost” shall have the meaning set forth in Section 5.1.1(a)(ii)(B).

“Deposit Account” shall have the meaning set forth in Section 6.5.1(a).

“Determination Date” shall mean the date that is forty-five (45) days following the end of each calendar quarter occurring during the term of the Loan.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Draw Request” shall have the meaning set forth in Section 2.1.7(a).

“Electing Lender” shall have the meaning set forth in Section 2.1.7(d).

“Eligibility Requirements” means, as to any Person, such Person (a) has total assets (in name or under management) in excess of $2,000,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $500,000,000 and (b) is regularly engaged in the business of making or owning commercial real estate loans or commercial loans secured by a pledge of interests in a mortgage borrower or by real estate.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least Fifty Million and 00/100 Dollars ($50,000,000.00) and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Assignee” shall mean (a) a real estate investment trust, bank, investment bank, financial institution, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm which satisfies the Eligibility Requirements; (b) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, which satisfies the Eligibility Requirements; (c) an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where an Eligible Assignee or a Permitted Fund Manager acts as the general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such Permitted Investment Fund are owned, directly or indirectly, by one or more of the following: an Eligible Assignee, an institutional “accredited investor”, within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934, as amended (provided each institutional “accredited investor” or “qualified institutional buyer” satisfies the financial tests set forth in clause (i) of the definition of “Eligibility Requirements”); (d) any other lender or Person (including any opportunity funds) regularly engaged in the business of making loans secured by real estate which satisfies the Eligibility Requirements; (e) a Person substantially similar to any of the foregoing entities described in clauses (a) or (b) of this definition which otherwise satisfies the Eligibility Requirements; (f) a public law entity which may be established by the German Financial Market Stabilisation Agency (Finanzmarktstabilisierungsanstalt) pursuant to Section 8a of the German Financial Market Stabilisation Funds Act (Finanzmarktstabilisierungsanstalt); or (g) any Person Controlled by any one or more of the Persons described in this definition. Notwithstanding anything contained in this definition of “Eligible Assignee” to the contrary, under no circumstances shall any Person be an Eligible Assignee if (i) such Person is the Borrower, Operating Company, Guarantor or any Affiliate of any of the foregoing, (ii) such Person or an Affiliate of such Person is then actively engaged in any suit, action or other proceeding as a party adverse to the Agent or an Affiliate of the Agent or, so long as no Event of Default exists, any Credit Party or Malkin Controlled Person or (iii) so long as no Event of Default exists, such Person is a real estate investment trust, hedge fund, private equity company or opportunity fund or an Affiliate of the foregoing.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s, and F-1+ by Fitch, Inc. in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A-” by Fitch and S&P and “A3” by Moody’s.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor, for the benefit of Agent and Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall have the meaning as set forth in the granting clause of the Mortgage.

“ERISA” shall have the meaning as set forth in Section 4.2.11.

“ESB Captive” shall have the meaning as set forth in Section 4.2.19(b).

“Estoppel Certificates” shall have the meaning as set forth in Section 4.1.29.

“Event of Default” shall have the meaning as set forth in Section 9.1.

“Excess Cash Flow” shall have the meaning as set forth in Section 6.5.6(a)(vii).

“Excess Cash Flow Account” shall have the meaning as set forth in Section 6.5.1(g).

“Excluded Taxes” shall have the meaning as set forth in Section 2.2.8(e).

“Extension Fee” shall mean, with respect to each of the First Extension Period and the Second Extension Period, one-quarter of one percent (0.25%) of the Loan Amount (plus the total amount of the Accordion if the Accordion is in place regardless of the amount of the Accordion which may have been advanced at such time), payable in connection with Borrower’s option, subject to and in accordance with the terms of this Agreement, to extend the term of the Loan for the First Extension Period or the Second Extension Period, as applicable.

“Extraordinary Expenses” shall mean extraordinary operating expenses, tenant improvement costs, leasing commissions or Capital Expenditures not set forth in the Approved Annual Budget.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations.

“Fee Threshold” shall have the meaning as set forth in Section 6.3.1.

“First Exercise Date” shall have the meaning set forth in Section 2.1.6(b).

“First Extended Maturity Date” shall mean July 26, 2015 or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided whether at such stated extended maturity date, by declaration of acceleration or otherwise.

“First Extension Notice” shall have the meaning set forth in Section 2.1.6(b).

“First Extension Period” shall mean a period of twelve (12) consecutive months following the Initial Maturity Date.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Force Majeure Event” shall mean any event or condition beyond the control of any Credit Party, including, without limitation, strikes, labor disputes, acts of God, the elements, governmental restrictions, regulations or controls, enemy action, civil commotion, fire, casualty, accidents, mechanical breakdowns or shortages of, or inability to obtain, labor, utilities or materials, which causes delay; provided, however, that any lack of funds shall not be deemed to be a condition beyond the control of Borrower and provided, further, that any extension on account of a Force Majeure Event shall not exceed sixty (60) days without the reasonable approval of Agent.

“Funding Statement” shall mean that certain funding statement to be executed and delivered by Borrower in connection with the closing of the Loan in the form attached hereto as Schedule II.

“Funds” shall have the meaning as set forth in Section 6.4.1.

“GAAP” shall mean generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Government Lists” shall have the meaning as set forth in Section 3.1.44.

“Governmental Authority” shall mean any court, board, agency, commission, office, authority, department, bureau or instrumentality of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenue” shall mean, without duplication, all revenue of Borrower and Operating Company, derived from its leasehold interest in and operation of the Property from whatever source, including, but not limited to, its ownership interest in the Tenant under the Observatory Lease, sales of merchandise and licensing rights, Rents, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by any Credit Party to any Governmental Authority, non-recurring revenues as reasonably determined by Agent, security deposits (except to the extent properly utilized to offset a loss of Rent pursuant to the applicable Lease), refunds and uncollectible accounts, proceeds of casualty insurance, Awards (other than business interruption or other loss of income insurance related to business interruption or loss of income for the period in question) and any disbursements to Operating Company or Borrower of any funds established by the Loan Documents (including, without limitation, the proceeds of an Advance).

“Ground Lease” shall mean that certain ground lease more particularly described in Schedule XVI attached hereto.

“Ground Rent” shall mean rent (however denominated) and other sums and charges, now or hereafter, due and payable under the Ground Lease.

“Guarantor” shall mean Anthony E. Malkin, an individual with an address c/o Malkin Holdings LLC, One Grand Central Place, 60 East 42nd Street, New York, New York 10165.

“Guaranty” shall mean shall mean that certain Guaranty of Recourse Obligations from Guarantor in favor of Agent, for the ratable benefit of the Lenders, dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” shall have the meaning as set forth in the Environmental Indemnity.

“HSBC” shall mean HSBC Bank USA, National Association.

“HSBC Account Control Agreement” shall mean, that certain Account Control Agreement, dated as of the date hereof, between Agent, for the ratable benefit of the Lenders, Borrower and Operating Company and HSBC Collection Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“HSBC Collection Account” shall have the meaning as set forth in Section 6.5.1.

“HSBC Collection Bank” shall mean HSBC, and any successor bank approved by Agent, acting as deposit bank under the HSBC Account Control Agreement.

“Improvements” shall have the meaning set forth in the Granting Clauses of the Mortgage.

“Increased Cost of Construction” shall have the meaning set forth in Section 5.1.1(a)(ii)(B).

“Indebtedness” shall mean, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities” shall have the meaning as set forth in Section 10.13(b).

“Indemnified Party” shall have the meaning as set forth in Section 10.13(b).

“Initial Advance” shall have the meaning as set forth in Section 2.1.2.

“Initial Maturity Date” shall mean July 26, 2014 or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” shall mean pertaining to a condition of Insolvency.

“Institution” shall mean (a) a commercial bank organized under the laws of the United States, or any State thereof, or a commercial bank organized under the laws of another country and acting through a branch or agency located in the United States, in any case having total assets of not less than ten billion Dollars, any holding company thereof and any affiliate having total assets of not less than ten billion Dollars of any such holding company; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof and having total assets of not less than ten billion Dollars, any holding company thereof and any affiliate having total assets of not less than ten billion Dollars of any such holding company; and (c) any insurance company, pension fund or investment fund having total assets of not less than ten billion Dollars.

“Insurance Funds” shall have the meaning as set forth in Section 6.2.1

“Insurance Premiums” shall have the meaning as set forth in Section 5.1.1(b).

“Insurance Reserve Account” shall have the meaning set forth in Section 6.5.1(d).

“Intellectual Property” shall mean, all (a) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, logos, trade dress, domain names, web sites, and all other indicia of origin or quality, and goodwill associated therewith and arising therefrom; (b) patents and patent rights; and (c) works of authorship and copyrights therein, and all common law rights in all of the foregoing, and registration and applications for all of the foregoing issued by or filed with the US Patent and Trademark Office, any State of the US, the US Copyright Office, or any foreign equivalent thereof, and all of the foregoing (a)-(c) used in, at, or in connection with and/or necessary for the (i) conduct of any Credit Party’s business and/or (ii) use and/or operation of the Property.

“Intellectual Property Security Agreement” shall mean that certain Intellectual Property Security Agreement, dated as of the date hereof, from Borrower and Operating Company in favor of Agent, for the ratable benefit of the Lenders, with respect to the Intellectual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Interest Determination Date” shall mean, with respect to each Interest Period, the date that is two (2) Business Days immediately prior to the commencement date of each Interest Period hereunder.

“Interest Period” shall mean, with respect to any LIBOR Fixed Rate Tranche(s):

(a)	initially, the period commencing on the first day of the calendar month following the date of the Initial Advance and ending one month thereafter; and

(b)	thereafter, each period commencing on the last day of the then expiring Interest Period applicable to such LIBOR Fixed Rate Tranche(s) and ending one month thereafter;

provided that, all of the foregoing provisions (a) and (b) relating to Interest Periods are subject to the following:

(i)	if the Initial Advance is on a day other than the first day of the calendar month, the Initial Advance shall be a LIBOR Floating Rate Tranche until the last day of the calendar month of such Initial Advance;

(ii)	if the borrowing date for any other Advance is on a day other than the first day of the calendar month, such Advance shall be a LIBOR Floating Rate Tranche until the last day of the calendar month of such Advance, at which time the next LIBOR Fixed Rate Tranche shall include such Advance;

(iii)	if any Interest Period pertaining to a LIBOR Fixed Rate Tranche(s) would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day;

(iv)	any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

(v)	if the Interest Period ends less than one (1) month prior to the Maturity Date, that portion of the Loan with respect to the outstanding principal balance for such period shall be a LIBOR Floating Rate Tranche.

“Interest Rate Protection Agreement” shall mean one or more interest rate caps (together with the schedules relating thereto) in form and substance reasonably satisfactory to Agent, with a confirmation from the Counterparty thereto, between Borrower and, subject to the Loan Agreement, a Lender, or other Counterparty reasonably acceptable to Agent, each with a Minimum Counterparty Rating, and all amendments, restatements, replacements, supplements and modifications thereto.

“IPO” shall have the meaning set forth in Section 8.3(a)(v).

“JP Account Control Agreement” shall mean that certain Account Control Agreement, dated as of the date hereof, between Agent, for the ratable benefit of the Lenders, Borrower and Observatory Tenant and JP Collection Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“JP Collection Account” shall have the meaning as set forth in Section 6.5.1.

“JP Collection Bank” shall mean JPMorgan Chase Bank, National Association, and any successor bank approved by Agent, acting as deposit bank under the HSBC Account Control Agreement.

“Land” shall mean the land more particularly described on Schedule III and includes all rights appurtenant thereto, including, without limitation, all development rights and subsurface rights, if any, acquired by Borrower pursuant to any air rights agreements pertaining thereto, and any and all beneficial easements or use agreements for the use of or rights to common facilities or amenities.

“Lease” shall mean (a) the Ground Lease, (b) the Sublease, (c) to the fullest extent of ESBA’s right, title and interest therein, the Observatory Lease, and (d) all other leases, subleases, licenses, franchises, concessions or grants of other possessory interests, tenancies, and any other agreements affecting the use, possession or occupancy of the Property or any part thereof, whether now or hereafter existing or entered into (including, without limitation, any use or occupancy arrangements created pursuant to Section 365(d) of the Bankruptcy Code or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or occupant of any portion of the Property) and all amendments, modifications, supplements, extensions or renewals thereof, whether now or hereafter existing and all amendments, modifications, supplements, extensions or renewals thereof.

“Lease Termination Fee” shall have the meaning as set forth in Section 6.3.1.

“Lease Termination Fee Reserve Account” shall have the meaning as set forth in Section 6.5.1(e).

“Lease Termination Rollover Funds” shall have the meaning as set forth in Section 6.3.1.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, treaties, rules, orders, regulations, ordinances, judgments, decrees, injunctions, permits or requirements of Governmental Authorities affecting Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the ADA, the Prescribed Laws, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Agent (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Agent for the ratable benefit of the Lenders and entitling Agent to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Agent shall have the right upon ten (10) days’ prior notice to Borrower to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof unless within such ten (10) day period Borrower has delivered a replacement Letter of Credit meeting the requirements set forth herein issued by an Eligible Institution. Borrower shall not have or be permitted to have any liability or other obligations under any reimbursement agreement with respect to any Letter of Credit or otherwise in connection with reimbursement to the approved Eligible Institution for draws on such Letter of Credit.

“LIBOR Base Rate” shall mean, with respect to each Interest Period, the rate for deposits in U.S. dollars (with respect to the period equal or comparable to the applicable Interest Period) that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m. (London time) on the related Interest Determination Date. If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on such Interest Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars (with respect to the period equal or comparable to the applicable Interest Period) that appear on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on such Interest Determination Date, if at least two (2) such offered rates so appear. If fewer than two (2) such offered rates appear on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on such Interest Determination Date, Agent shall request the principal London Office of any four (4) major reference banks in the London interbank market selected by Agent to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars (with respect to the period equal or comparable to the applicable Interest Period) as of 11:00 a.m. (London time) on such Interest Determination Date for the then outstanding principal amount of the Loan. If at least two (2) such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two (2) such quotations are so provided, Agent shall request any three (3) major banks in New York City selected by Agent to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m. (New York City time) on the applicable Interest Determination Date for the then outstanding principal amount of the Loan. If at least two (2) such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined by Agent and at Borrower’s request, Agent shall provide Borrower with the basis for its determination in each such instance.

“LIBOR Fixed Rate” shall mean, for any Interest Period, a rate per annum determined by Agent to be equal to the LIBOR Base Rate plus the LIBOR Margin for such Interest Period divided by (1 minus the Reserve Requirement) for such Interest Period.

“LIBOR Fixed Rate Tranche(s)” shall mean the Loan or any portion thereof at any time in which the Applicable Interest Rate for the Loan or such portion thereof is calculated with reference to the LIBOR Fixed Rate in accordance with the provisions of Article II.

“LIBOR Floating Rate” shall mean a rate equal to the BBA LIBOR Daily Floating Rate plus the LIBOR Margin.

“LIBOR Floating Rate Tranche(s)” shall mean the Loan or any portion thereof at any time in which the Applicable Interest Rate for the Loan or portion thereof is calculated with reference to the LIBOR Floating Rate.

“LIBOR Loan(s)” shall mean the Loan or any portion thereof at any time in which the Applicable Interest Rate thereon is calculated at a LIBOR Fixed Rate or a LIBOR Floating Rate.

“LIBOR Margin” shall mean two hundred fifty (250) basis points.

“License” shall have the meaning set forth in Section 3.1.50.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Property, or any portion thereof, the Ground Lease, the Sublease, the Observatory Lease or the Operating Company’s interest, as landlord, in any Lease or any Credit Party, or any interest in any Credit Party, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances against the Property or any portion thereof, the Ground Lease, the Sublease, the Observatory Lease or Operating Company’s interest, as landlord, in any Lease or any Credit Party or any interest in any Credit Party.

“Listing Agreements” shall mean, collectively, (a) that certain Leasing Agreement between Operating Company and Newmark & Company Real Estate, Inc. d/b/a Newmark Knight Frank (“Newmark”), dated October 22, 2009, as amended by that certain First Amendment to Leasing Agreement, between Operating Company and Newmark, dated December 1, 2009, and (b) that certain Leasing Agreement between Operating Company and CB Richard Ellis, Inc., dated October 22, 2009.

“LMH” shall mean LMH EBC LLC.

“Loan” shall mean the loan in the original principal amount of Two Hundred Thirty-Five Million and 00/100 Dollars ($235,000,000.00) made by Lenders to Borrower pursuant to this Agreement.

“Loan Agreement” shall mean this Agreement.

“Loan Amount” shall mean Two Hundred Thirty-Five Million and 00/100 Dollars ($235,000,000.00).

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Assignment of Contracts, the Environmental Indemnity, the Assignment of Management Agreement, the Funding Statement, the Agreement Regarding Instructions Given by Telephone or Facsimile, the HSBC Account Control

Agreement, the JP Account Control Agreement, the Cash Management Agreement, the Guaranty, any Assignment of Interest Rate Protection Agreement, the Subordinations, the Negative Pledges, the Operations and Maintenance Agreement, the Requisition Authorization Statement, the Intellectual Property Security Agreement, as well as all other documents now or hereafter executed and/or delivered by Borrower or a Guarantor with respect to the Loan.

“Loan Fee Letter” shall mean that certain letter agreement dated as of the date hereof between Agent and Borrower pertaining to the fees payable by Borrower to Agent and/or Lenders.

“Loan Parties” shall mean, collectively, Borrower and Guarantor.

“Loan-to-Value Ratio” shall mean, as of any date, the ratio of (a) the Loan Amount (plus the total amount of the Accordion if the Accordion is in place regardless of the amount of the Accordion which may have been advanced at such time) to (b) the Appraised Value of the Property evidenced by an Appraisal as of such date.

“Lockout Period” shall mean the period commencing on the Closing Date and terminating fifteen (15) months thereafter.

“Losses” shall have the meaning as set forth in Section 10.13(b).

“Major Lease” shall mean (a) the Observatory Lease, (b) any Lease (i) demising more than 150,000 rentable square feet at the Property, or (ii) made with a Tenant that is a Tenant under another Lease at the Property or that is an Affiliate of any other Tenant under a Lease at the Property, if the Leases together demise more than 150,000 rentable square feet (c) any Lease with an Affiliate of Borrower or Guarantor, and (d) any retail Lease which provides for Rent which is equal to or exceeds $3,000,000 per year.

“Major Lease Modification” shall have the meaning as set forth in Section 4.1.10(c).

“Malkin Controlled Person” shall mean, any Person that is Controlled by Guarantor or Peter L. Malkin or that is an owner of interests in or a supervisor of any Credit Party, including, without limitation, Malkin Holdings LLC and 1273 Realty Co.

“Malkin Family” shall mean Anthony E. Malkin, Peter L. Malkin and each of their respective parents, brothers, sisters, spouses, children and any lineal descendants of any of the foregoing, any estates of any of the foregoing and any trusts now or hereafter established for the benefit of the foregoing, and any beneficial or constructive owner of shares of any classes or series of stock of the REIT as described in Section 8.3(a)(v), which shares are also deemed to be beneficially or constructively owned by any other member of the Malkin Family.

“Management Agreement” shall mean any management agreement entered into by Borrower or Operating Company in accordance with Section 7.1 with a Manager approved by Agent in its sole discretion), pursuant to which such Manager is to provide management and other services with respect to the Property.

“Manager” shall mean any property manager, if any, as shall have been approved by Agent in its sole discretion, in accordance with Section 7.1.

“Material Adverse Effect” shall mean a material adverse effect on (a) the ability of any Credit Party to perform its obligations under the Loan Documents to which it is a party, (b) the validity or enforceability of any of the Loan Documents, the lien of the Mortgage or the rights and remedies of Agent and/or Lenders under any of the Loan Documents (except to the extent caused solely by an act or omission of Agent or the Lenders, respectively), (c) the ability of Guarantor to perform its obligations under the Guaranty or (d) the Property, its use, operation and value or any other collateral for the Loan.

“Maturity Date” shall mean the Initial Maturity Date or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise; provided, however, that if Borrower exercises its right to extend the term of the Loan (a) for the First Extension Period and, subject to and in accordance with the terms of this Agreement, the term of the Loan is so extended, from and after such extension of the term of the Loan “Maturity Date” shall mean the First Extended Maturity Date or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise and (b) for the Second Extension Period and, subject to and in accordance with the terms of this Agreement, the term of the Loan is so extended, from and after such extension of the term of the Loan “Maturity Date” shall mean the Second Extended Maturity Date or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise

“Maximum Commitment” shall mean, for each Lender, an amount equal to each Lender’s Ratable Share of the Loan.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Counterparty Rating” shall mean a credit rating from S&P or Fitch of at least “AA” or from Moody’s of at least “Aa2”.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000.00).

“Monetary Default” shall mean a Default in any obligation to pay money hereunder or under any Loan Document.

“Monthly Insurance Reserve Deposit” shall have the meaning as set forth in Section 6.2.1.

“Monthly Tax Reserve Deposit” shall have the meaning as set forth in Section 6.1.1.

“Mortgage” shall mean, collectively, (a) that certain Consolidated, Amended, and Restated Mortgage, Assignment of Leases and Rents and Security Agreement dated as of the date hereof, between Borrower and Agent, for the ratable benefit of the Lenders (the “Consolidated Mortgage”), and (b) the Series Mortgages, which shall be delivered by Borrower to Agent for the ratable benefit of the Lenders from time to time as security for the Loan.

“Multiemployer Plan” shall mean a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and which is subject to Title IV of ERISA, with respect to which any Credit Party or any Commonly Controlled Entity could have any obligation or liability.

“Net Observatory Deck Revenue” shall mean the Gross Receipts (as defined in the Observatory Lease) minus normal and customary operating expenses incurred by the Observatory Tenant in operating and maintaining the Observation Deck (including Rent payable under the Observatory Lease) and Permitted Indebtedness as provided in Section 4.2.13.

“Negative Pledges” shall mean, collectively, (a) that certain Negative Pledge of even date herewith by Operating Company in favor of Agent, for the benefit of the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified form time to time and (b) that certain Negative Pledge of even date herewith by Observatory Tenant in favor of Agent, for the benefit of the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Proceeds” shall mean all Proceeds payable as a result of a Casualty or a Condemnation to the Property or any portion thereof, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Proceeds.

“Net Proceeds Deficiency” shall have the meaning as set forth in Section 5.3.2(f).

“Net Worth” shall mean, (a) with respect to a Person who is not an individual, the excess of total assets over total liabilities, each determined in accordance with GAAP provided that depreciation and amortization of equipment and goodwill shall not be deducted from total assets and (b) with respect to a Person who is an individual, the excess, as reasonably determined by Agent, of the total assets of such Person over the total liabilities of such Person.

“Newmark” shall have the meaning as set forth in the definition of “Listing Agreements”.

“NOI” shall mean the excess of Gross Revenue over Operating Expenses. NOI (including the determination of items that do not qualify as Gross Revenue or Operating Expenses) shall be calculated by Borrower and subject to verification and final determination by Agent in its reasonable judgment.

“Non-Disturbance Agreement” shall have the meaning as set forth in Section 4.1.10.

“Non-Exempt Lender” shall have the meaning as set forth in Section 2.2.8(e).

“Note” shall mean that certain Consolidated, Amended and Restated Promissory Note, dated the date hereof, between Borrower and Lenders in the original principal amount of One Hundred Fifty-Nine Million and 00/100 Dollars ($159,000,000.00) (the “Original Note”), which Original Note shall be split on the date hereof pursuant to that certain Note Splitter and Modification Agreement between Borrower and Lenders into the following Replacement Notes: that certain Promissory Note A-1, dated of even date herewith, in the principal amount of $91,340,425.53 and Promissory Note A-2, dated of even date herewith, in the principal amount of $67,659,574.47 (as each of the same may be amended, supplemented, restated, increased, extended and consolidated, substituted or replaced from time to time, collectively, the “Replacement Notes”), which Replacement Notes shall as of the date hereof replace and supersede in its entirety the Original Note. In addition, the term Note shall include the Series Notes, as applicable.

“Notice” shall have the meaning as set forth in Section 10.6.

“Obligations” shall mean the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loan, and all other obligations and liabilities of the Loan Parties to Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Note, the Guaranties and any other Loan Documents and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to Agent or to the Lenders that are required to be paid by a Credit` Party pursuant to the terms of the Loan Documents) or otherwise; provided, however, that for purposes of determining a Person’s ability or capacity to pay or perform his/her/its Obligations or his/her/its Solvency, only the respective amounts of the Loan and other Indebtedness then outstanding shall be considered.

“Observation Deck” shall mean that portion of the Improvements demised to the Observatory Tenant pursuant to the Observatory Lease.

“Observatory Lease” shall mean that certain Agreement of Lease, dated January 1, 2011, between Operating Company, as landlord, and the Observatory Tenant, as tenant, with respect to the Observation Deck.

“Observatory Tenant” shall mean ESB Observatory LLC, a New York limited liability company.

“OFAC” shall have the meaning as set forth in Section 3.1.44.

“Officer’s Certificate” shall mean a certificate delivered to Agent by Borrower which is signed by an authorized senior officer of Borrower.

“OP” shall have the meaning in Section 8.3(a)(v).

“OP Sub” shall have the meaning in Section 8.3(a)(v).

“Operating Company” shall mean Empire State Building Company L.L.C., a New York limited liability company.

“Operating Company Consent” shall mean, collectively, (a) a consent from the requisite members of the Operating Company in connection with any Advance or advance of the Accordion, as applicable, which shall include an agreement by the Operating Company that the proceeds of such Advance or advance of the Accordion, as applicable, are to be paid to Borrower or as Borrower may direct and an agreement as to the use of such funds, in form and substance acceptable to Agent in its reasonable discretion; and (b) an amendment to the Sublease in connection with any Advance, or any advance of the Accordion (if the amount of the Accordion had not been reflected in a prior amendment to the Sublease), as applicable, substantially in the form attached hereto as Exhibit B and otherwise reasonably acceptable to Agent and which provides that the Operating Company will increase the Rent payable under the Sublease in an amount necessary to pay Debt Service hereunder (and under the Accordion, as applicable (or any requested advance thereunder if the amount of the Accordion had not been reflected in a prior amendment to the Sublease)) on the then outstanding principal balance of the Loan (through the Maturity Date (as it may be extended) (including, without limitation, interest at the Default Rate) or the increase thereof as reflected in the pending Draw Request, which outstanding principal balance may be increased to include the Tax Funds and Insurance Funds, as applicable, protective advances or the obligations to pay costs related thereto, accrued but unpaid interest on the Debt, legal expenses, costs of collections and all other amounts due and payable hereunder and under the other Loan Documents (collectively, the “Imputed Debt Service”). Any such amendment to the Sublease shall also provide that Operating Company shall be responsible to (a) pay such Imputed Debt Service at any time prior to the payment in full of the Debt, whether or not the Mortgage continues to be a Lien on the Property or (b) to repay such Imputed Debt Service, with interest, over a twenty-five (25) year term in equal monthly payments, whether or not the Mortgage continues to be a Lien on the Property. In addition, pursuant to one or more of such Sublease amendments, Operating Company shall require ESBA to expend $65,000,000.00 in the aggregate of proceeds of the Loan for Capital Expenditures, tenant improvement costs and leasing commissions and for reimbursement to Operating Company with respect to Capital Expenditures, tenant improvement costs and leasing commissions. The parties acknowledge and agree that the execution and delivery by Operating Company of an Operating Company Consent or an amendment to the Sublease shall not constitute, in any instance, a waiver by Operating Company with respect to the necessity of an Operating Company Consent and Sublease amendment with respect to subsequent Advances or advances with respect to the Accordion.

“Operating Expenses” shall mean, without duplication, all costs and expenses incurred by any Credit Party and any subsidiary thereof and relating to the operation, maintenance and management of the Property, including, without limitation, utilities, repairs and maintenance, Insurance Premiums, Taxes and Other Charges, advertising expenses, professional fees, payroll and related taxes, equipment lease payments, and a management fee equal to the greater of two percent (2%) of gross annual rents or the actual management fee, and customary and reasonable reserves for tenant improvements, leasing commissions and other anticipated customary leasing costs but excluding actual Capital Expenditures, tenant improvement costs and leasing commissions to the extent not typically expensed by Borrower or Operating Company, depreciation, amortization, interest expense, deposits made to the reserve funds by Borrower pursuant to Article VI and other similar non-cash items; provided, however, such costs and expenses shall be subject to adjustment by Agent to normalize such costs and expenses. The term “Operating Expenses” shall not include Rent payable by Operating Company to ESBA under the Sublease or Rent paid by ESBA to ESLA under the Ground Lease.

“Operation of Building Laws” shall have the meaning set forth in Section 5.1.1(a)(ii)(B).

“Operations and Maintenance Agreement” shall mean that certain Operations and Maintenance Agreement of even date herewith from Borrower and Operating Company in favor of Agent, for the benefit of the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Organizational Documents” shall mean, as to any Person, its certificate of formation and operating agreement, its partnership agreement and certificate of limited partnership or doing business certificate, as applicable, its articles or certificate of incorporation and by-laws, and/or the other organizational or governing documents of such Person. Organizational Documents of a Person shall include, to the extent applicable, incumbency certificates, resolutions, certificates of good standing and consents of members, partners or shareholders, as applicable.

“Origination Fee” shall mean the “Origination Fee” under (and as defined in) the Loan Fee Letter allocable to the Loan.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Taxes” shall have the meaning as set forth in Section 2.2.8(b).

“Participant” shall have the meaning as set forth in Section 10.26.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act).

“Patriot Act Offense” shall have the meaning as set forth in Section 3.1.44.

“Payment Date” shall mean, subject to the provisions of Section 2.4.6, the first (1st) day of each calendar month, being the date on which, pursuant to Section 2.4.1, Borrower is obligated to make an interest payment hereunder.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents or otherwise permitted by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) such other title and survey exceptions as Agent has approved or may approve in writing in Agent’s sole discretion, and (e) except in connection with any Advance or either extension option set forth in Section 2.1.6, liens for claims, judgments and similar matters prior to the date by which any such matter must be bonded, paid or otherwise removed of record in accordance with the terms of this Agreement.

“Permitted Fund Manager” shall mean any Person which is not subject to a bankruptcy proceeding and is a nationally recognized manager of investment funds investing in debt or equity interests relating to commercial real estate which is investing through a fund which has committed capital of at least $250,000,000.

“Permitted Investment Fund” shall have the meaning set forth in the definition of “Eligible Assignee”.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(a)	obligations of, or obligations directly and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year;

(b)	federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (i) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (A) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (ii) in one of the following Moody’s rating categories: (A) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (B) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (C) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (D) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”;

(c)	deposits that are fully insured by the Federal Deposit Insurance Corp.;

(d)	commercial paper rated (i) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days and (ii) in one of the following Moody’s rating categories: (A) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (B) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (C) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (D) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”; or

(e)	any money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a) above, (ii) has net assets of not less than $5,000,000,000, and (iii) has the highest rating obtainable from S&P and Moody’s.

Notwithstanding the foregoing, “Permitted Investments” (A) shall exclude any security with the S&P’s “r” symbol attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (B) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (C) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (D) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Transfers” shall have the meaning set forth in Section 8.3.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall mean materials, furnishings, fixtures, machinery, equipment and all items of tangible and intangible personal property now or hereafter owned by Borrower, wherever located, and either (a) to be incorporated into the Improvements, or (b) to be used in connection with the operation of the Property.

“Plan” shall mean, at a particular time, any employee benefit plan which is covered by ERISA and in respect of which any of Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Policies” shall have the meaning as set forth in Section 5.1.1(b).

“Prescribed Laws” shall mean, collectively, (a) the USA Patriot Act, (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Proceeds” shall mean: (a) the amount of all insurance proceeds payable as a result of a Casualty to the Property or any portion thereof, or (b) the amount of the Award payable as a result of a Condemnation to the Property or any portion thereof.

“Proceeds Reserve Account” shall have the meaning set forth in Section 6.5.1(f).

“Property” shall mean the Land, the Improvements now or hereafter erected thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of the Mortgage.

“Qualified Manager” shall mean (a) Malkin Holdings LLC, (b) a reputable and experienced management company which manages multiple properties having an aggregate minimum of 10,000,000 net rentable square feet of office space (exclusive of the Property) including at least ten (10) office buildings of the same or higher class as the Property and which management company shall have at least ten (10) years of experience managing office space of the same or higher class to the Property and one or more buildings of at least 1,000,000 rentable square feet, or (c) any Person with respect to which Borrower shall have obtained the prior written consent of Agent, which consent shall not be unreasonably withheld or delayed.

“Ratable Share” or “ratably” shall mean, with respect to any Lender, the percentage that such Lender’s Maximum Commitment then constitutes of the Loan Amount. The Ratable Share of each Lender on the date of this Agreement is set forth on Schedule IV.

“Rating Agencies” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc. (“Fitch”), and any other nationally-recognized statistical rating agency which has been designated by Agent.

“Reference Rate” shall mean, for any day, the rate of interest for such day from time to time announced by HSBC at its New York City Main Branch as its prime rate (being a base rate for calculating interest on certain loans), each change in any interest rate hereunder based on the Reference Rate to take effect at the time of such change in the prime rate. The Reference Rate is not necessarily the lowest rate for commercial or other types of loans and Lenders have not committed to charge interest hereunder at any lower or lowest rate at which HSBC may now or in the future make loans to Borrower or other borrowers.

“Reference Rate Loan” shall mean the Loan or any portion thereof at any time in which the Applicable Interest Rate for the Loan or such portion thereof is calculated with reference to the Reference Rate plus the Reference Rate Margin in accordance with the provisions of Article II.

“Reference Rate Margin” shall mean two hundred fifty (250) basis points.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect, including any successor or other Regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulatory Change” shall mean any change after the date of this Agreement in Federal, state or foreign law or regulations (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or government or monetary authority charged with the interpretation or administration thereof.

“Reinsurance Policies” shall have the meaning as set forth in Section 5.1.3(c).

“REIT” shall have the meaning as set forth in Section 8.3(a)(v).

“Remargining Collateral” shall have the meaning as set forth in Section 6.5.13.

“Rent Deficiency” shall have the meaning as set forth in Section 6.3.2.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, issues, profits, royalties (including all oil and gas or other mineral royalties and bonuses), earnings, receipts, revenues, accounts, accounts receivable, Borrower’s and Operating Company’s rights in any security deposits and other deposits (subject to the prior right of the Tenants making such deposits) and income, including, without limitation, fixed, additional and percentage rents, and all operating expense reimbursements, reimbursements for increases in taxes, sums paid by Tenants, whether to Borrower or Operating Company to reimburse Borrower or Operating Company for amounts originally paid or to be paid by Borrower or Operating Company or Borrower’s or Operating Company’s agents or affiliates for which such Tenants were liable, as, for example, Tenant improvements costs in excess of any work letter, lease takeover costs, moving expenses and tax and operating expense pass-throughs for which a Tenant is solely liable, parking, maintenance, common area, tax, insurance, utility and service charges and contributions, proceeds of sale of electricity, gas, heating, air-conditioning and other utilities and services, deficiency rents and liquidated damages, and other benefits now or hereafter derived from any portion of the Property or otherwise due and payable or to become due and payable as a result of any ownership, use, possession, occupancy or operation thereof and/or services rendered, goods provided and business conducted in connection therewith (including any payments received pursuant to Section 502(b) of the Bankruptcy Code or otherwise in arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any Tenant or other occupants of any portion of the Property and all claims as a creditor in connection with any of the foregoing), all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising created out of the sale, lease, sublease, license, concession or other grant of the right of the use and/or occupancy of the Property and Proceeds, if any, from rent or business interruption insurance or other loss of income insurance required to be paid pursuant to the Ground Lease, Sublease, Observatory Lease or any Lease, all cash or security deposits, advance rentals, and all deposits or payments of a similar nature relating thereto, now or hereafter, including during any period of redemption, derived from the Property or any portion thereof and all proceeds from the cancellation, surrender, sale or other disposition of the Leases but as to insurance and payments in respect of damage claims and other lump sum amounts, applied appropriately over the relevant period to which they relate. The Rents shall include the Ground Rent payable under the Ground Lease and Rent payable under the Sublease. With respect to the Observatory Lease, the term “Rents” shall include all Net Observatory Deck Revenue but such characterization is solely for purposes and convenience of this Agreement and is not otherwise binding as between the Credit Parties.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Amount” shall have the meaning as set forth in Section 5.1.1(a)(ii)(E).

“Replacement Carve-out Obligor” shall have the meaning as set forth in Section 8.3.

“Replacement Lease” shall have the meaning as set forth in Section 6.3.2.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under PBGC regulations.

“Required Financial Item” shall have the meaning as set forth in Section 4.1.7(e).

“Requisition Authorization Statement” shall mean the Requisition Authorization Statement dated as of the date hereof, which shall be in the form attached hereto as Exhibit I and shall be executed and delivered by Borrower to Agent, for the ratable benefit of the Lenders, contemporaneously herewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Reserve Requirements” shall mean, for any day as applied to a LIBOR Fixed Rate Tranche(s) or a LIBOR Floating Rate Tranche(s), the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day, if any, (including, without limitation, any supplemental, marginal, supplemental and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) required to be maintained by the applicable Lender or its Loan participants, if any. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by any Lender or any Lender’s respective Loan participants, if any, by reason of any Regulatory Change against (a) any category of liabilities that includes deposits by reference to which the LIBOR Base Rate or BBA LIBOR Daily Floating Rate is to be determined as provided in this Agreement or (b) any category of extensions of credit or other assets that includes the loans the interest rate on which is determined on the basis of rates used in determining the LIBOR Base Rate or BBA LIBOR Daily Floating Rate.

“Restoration” shall have the meaning as set forth in Section 5.2.1.

“Restoration Threshold” shall mean (a) $5,000,000.00 and/or (b) any Casualty which is expected to result in the closing of the Observation Deck for more than ten (10) days or otherwise prevents public access thereto for a period of ten (10) consecutive days.

“Revised Appraised Amount” shall have the meaning set forth in Section 5.1.1(a)(ii)(E).

“Second Exercise Date” shall have the meaning set forth in Section 2.1.6(c).

“Second Extended Maturity Date” shall mean July 26, 2016 or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided whether at such stated extended maturity date, by declaration of acceleration or otherwise.

“Second Extension Notice” shall have the meaning set forth in Section 2.1.6(c).

“Second Extension Period” shall mean a period of twelve (12) consecutive months following the First Extended Maturity Date.

“Secondary Market Transaction” shall have the meaning as set forth Section 10.28.

“Section 2.2.8 Certificate” shall have the meaning as set forth in Section 2.2.8(e).

“Series Mortgages” shall mean, collectively, those certain Mortgages, Assignments of Leases and Rents and Security Agreements entered into after the date hereof by Borrower in favor of Agent, for the ratable benefit of the Lenders, and securing a portion of the Debt, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Series Notes” shall mean, with respect to each Advance, those certain notes, substantially in the form of the Replacement Notes, executed by Borrower in favor of the Lenders, each in an amount equal to such Lender’s Ratable Share of the applicable Advance, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Severed Loan Documents” shall have the meaning as set forth in Section 9.2(c).

“Single Employer Plan” shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvency Certificate” shall mean a certificate from an authorized senior officer of Operating Company and Observatory Tenant in form and substance reasonably satisfactory to Agent, confirming that Operating Company and Observatory Tenant are Solvent (both prior to the making of the Advance and after giving effect to the same).

“Solvent” means, when used with respect to any Person, that (a) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person; (b) the present fair saleable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged; and (e) such Person has sufficient resources, provided that such resources are prudently utilized, to satisfy all of such Person’s obligations. Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spread Maintenance Premium” shall mean an amount equal to (a) the principal amount of any prepayment, multiplied by (b) an interest rate equal to the LIBOR Margin or Reference Rate Margin, as applicable, divided by 365 multiplied by (c) the number of calendar days from the date of any prepayment until the last day of the Lockout Period.

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Sublease” shall mean that certain sublease as more particularly described on Schedule XVII attached hereto.

“Subordinations” shall mean, collectively, (a) that certain Subordination Agreement of even date herewith from Operating Company in favor of Agent, for the ratable benefit of the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time and (b) that certain Subordination Agreement of even date herewith from Observatory Tenant in favor of Agent, for the ratable benefit of the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Survey” shall mean an ALTA survey of the Property prepared by a surveyor licensed in the State and satisfactory to Agent and the Title Company issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Agent and the Title Company issuing the Title Insurance Policy.

“TAB” shall have the meaning as set forth in Section 4.1.10(c).

“Tax Funds” shall have the meaning as set forth in Section 6.1.1.

“Tax Reserve Account” shall have the meaning as set forth in Section 6.5.1(c).

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Termination Space” shall have the meaning as set forth in Section 6.3.1.

“Terrorism Insurance Period” shall have the meaning as set forth in Section 5.1(a)(ii)(E).

“Terrorism Insurance Period Collateral” shall have the meaning as set forth in Section 5.1(a)(ii)(E).

“Terrorism Premium Limit” shall mean, for each calendar year, an annual Insurance Premium that is equal to the lesser of (a) $0.25 per $100 of the “total insured value” of the Property (where “total insured value” shall mean the one hundred percent (100%) replacement cost of the Improvements and the personal property on the Property and the required business income value) and (b) $0.25 per $100 of the Loan Amount (which shall include the amount of the Accordion to the extent that the Accordion is in effect regardless of the amount of the Accordion which may have been advanced at such time). The parties hereto hereby agree that the Terrorism Premium Limit shall only apply to that portion of the terrorism coverage maintained by Borrower in excess of the Loan Amount (plus the amount of the Accordion to the extent that the Accordion is in effect and regardless of the amount of the Accordion which may have been advanced at such time).

“Third Party Lease” shall have the meaning set forth in Section 4.1.9(b).

“Title Company” shall mean Chicago Title Insurance Company, First American Title Insurance Company, Commonwealth Land Title Insurance Company, Stewart Title Insurance Company and Old Republic National Title Insurance Company, which are insuring the Lien of the Mortgage.

“Title Insurance Policy” shall mean, collectively, those ALTA mortgagee title insurance policies issued by the Title Company in the form acceptable to Agent issued with respect to the Property and insuring the Lien of the Mortgage and the Series Mortgages, as applicable.

“Tranche(s)” shall mean a portion or portions of the Loan.

“Transfer” shall have the meaning as set forth in the Mortgage.

“Transferee” shall have the meaning as set forth in Section 10.25(i).

“TRIPRA” shall have the meaning as set forth in Section 5.1.3(a).

“TRIPRA Repeal Date” shall have the meaning as set forth in Section 5.1(a)(ii)(e).

“Trigger Event” shall mean, as of any Determination Date, the Debt Yield shall have fallen below eleven percent (11%) for two (2) consecutive calendar quarters.

“Trigger Period” shall mean any period commencing upon any Determination Date as of which Agent reasonably determines that a Trigger Event has occurred and is continuing until such subsequent Determination Date, if any, as Agent reasonably determines that the Debt Yield has been greater than eleven percent (11%) for two (2) consecutive calendar quarters immediately preceding such Determination Date.

“2.2.8 Taxes” shall have the meaning set forth in Section 2.2.8(a).

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State from time to time.

“U.S. Government Obligations” shall mean any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States. Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating. Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index. U.S. Government Obligations include, but are not limited to: U.S. Treasury direct or fully guaranteed obligations, Farmers Home Administration certificates of beneficial ownership, General Services Administration participation certificates, U.S. Maritime Administration guaranteed Title XI financing, Small Business Administration guaranteed participation certificates or guaranteed pool certificates, U.S. Department of Housing and Urban Development local authority bonds, and Washington Metropolitan Area Transit Authority guaranteed transit bonds. In no event shall any such obligation have a maturity in excess of 365 days.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act).

Section 1.2 Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. To the extent not specified herein, wherever herein the Borrower’s compliance with the provisions herein is subject to compliance thereof by the Operating Company and/or the Observatory Tenant, Borrower shall be obligated hereunder to cause the Operating Company and/or the Observatory Tenant, as applicable, to so comply.

II.	THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. (a) Subject to and upon the terms and conditions set forth herein, on the Closing Date the Lenders shall make the Loan to Borrower and Borrower shall accept the Loan from Lenders.

(b) No Lender is obligated to fund amounts in excess of the amount of its Maximum Commitment as set forth on Schedule IV, but if the aggregate amount of all Lenders’ Maximum Commitments is increased or Agent makes funds available in excess of the total Maximum Commitment amount, each Lender shall have the right to elect at its own and absolute discretion whether to provide funds to Agent to fund amounts in excess of its Maximum Commitment. If and to the extent any Lender shall fund amounts in excess of its Maximum Commitment for any purpose, such Lender’s Ratable Share of the Loan shall be adjusted from time to time based on the total amounts advanced by all of Lenders from time to time in respect of the Loan.

2.1.2 Initial Advance; Subsequent Advances. On the date hereof, the Borrower shall receive an initial advance in the amount of One Hundred Fifty-Nine Million and No/100 Dollars ($159,000,000.00) (the “Initial Advance”). Subject to and upon the terms and conditions set forth herein, Lenders severally and not jointly agree to fund each Lender’s Ratable Share of Advances of the Loan to Borrower from time to time, each in the principal amount of at least $10,000,000 and any additional amounts thereover in increments of $5,000,000 (or, at any time, the unfunded balance), and in the aggregate, when added to the Initial Advance, not to exceed Two Hundred Thirty-Five Million and 00/100 Dollars ($235,000,000.00), in accordance with and subject to the provisions hereof, during the period from the date hereof to the Maturity

Date, and Borrower shall accept such Advances of the Loan from each Lender. The obligation of the Lenders to make their Ratable Share of any Advance after the Initial Advance shall be subject to the following conditions precedent:

(a) Draw Request. Borrower shall submit a Draw Request in accordance with the provisions of this Agreement;

(b) No Default. On the date of such Advance, no Monetary Default or Event of Default shall have occurred which is continuing;

(c) Debt Yield. The NOI for the Property (using, as the determination date, the first day of the calendar month immediately preceding the date of the Draw Request) provides for a Debt Yield of at least sixteen percent (16%) based on the outstanding principal balance of the Loan on the date in question including the amount requested in the applicable Draw Request. Agent hereby agrees that if, in Agent’s reasonable determination, Agent determines that the Debt Yield is less than sixteen percent (16%) and Agent used a lower NOI to calculate such Debt Yield than the NOI which was calculated by Borrower, Agent shall review the same with Borrower and/or its representatives, including Agent’s adjustment (if any) to Gross Revenues and/or Operating Expenses, as applicable, to provide to Borrower and/or its representatives the basis for and details surrounding such determination (provided, however, that the duration of such review and the provision of such basis for and details surrounding Agent’s determination shall be reasonably determined by Agent and the final determination of the Debt Yield shall be unilaterally made by Agent);

(d) Operating Company Consent and Solvency Certificate. Borrower shall have delivered to Agent the Operating Company Consent and a Solvency Certificate with respect to each of Operating Company and Observatory Tenant;

(e) Series Notes. There shall have been executed and delivered to Agent Series Notes in favor of the Lenders in an amount equal to each Lender’s Ratable Share of such Advance;

(f) Series Mortgage and Assignment of Leases. The applicable Series Mortgage and an amendment to the Assignment of Leases increasing the amount of the Debt secured thereby by the amount of such Advance, shall have been executed and delivered to Agent for recordation in the City Register’s Office and all appropriate mortgage recording tax and recording charges in connection therewith shall have been paid by Borrower. To the extent that there are in excess of four (4) additional Advances after the Initial Advance, in connection with the fifth (5th) Series Mortgage, Borrower shall be required to consolidate such fifth (5th) Series Mortgage with the Consolidated Mortgage and all existing Series Mortgages;

(g) Ratification of Guaranty, Environmental Indemnity, Negative Pledges and Subordinations. Guarantor shall deliver to Agent a ratification of the Guaranty in form and substance reasonably acceptable to Agent and a ratification of the Environmental Indemnity in form and substance reasonably acceptable to Agent. Each of Operating Company and Observatory Tenant shall deliver to Agent a ratification of its Subordination and Negative Pledge in form and substance reasonably acceptable to Agent;

(h) Title Insurance Policy. Borrower shall cause to be delivered to Agent a paid Title Insurance Policy, in all respects satisfactory to Agent, with an insured amount equal to the amount of the applicable Advance (or when aggregated with the corresponding co-insurance endorsements equals the amount of the applicable Advance), which Title Insurance Policy shows the Series Mortgage which is being insured as a first lien on the Property, subject only to (i) the Permitted Encumbrances, and (ii) any other Liens or encumbrances consented to in writing by Agent. To the extent that Borrower is required to consolidate the existing Consolidated Mortgage and Series Mortgages in accordance with subsection (f) above, the Title Insurance Policy delivered in connection herewith shall be for an insured amount equal to the aggregate Debt then secured by the consolidated mortgages including the then contemplated Advance;

(i) Representations and Warranties. The representations and warranties made by Borrower in the Loan Documents shall have been true and correct in all material respects on the date on which made and shall also be true and correct in all material respects on the date of such Advance (except that for this purpose the representations and warranties set forth in Section 3.1.21 shall be updated by Borrower so that the same are true and correct in all material respects to within thirty (30) days of the date such representations and warranties are made);

(j) Estoppel Certificates. If any Estoppel Certificate delivered by any Tenant subsequent to the Closing Date pursuant to Section 4.1.29 hereof contains any material exception to the statements and certifications contained thereon, as determined by Agent in its reasonable discretion, then Borrower shall have remedied the same and shall have obtained a new Estoppel Certificate from such Tenant which contains no material exceptions to any of the statements and certifications contained therein. In addition, Borrower shall deliver an estoppel certificate from each of Operating Company and Observatory Tenant, substantially in the form of the estoppel certificate delivered by each of them on the Closing Date and otherwise reasonably acceptable to Agent;

(k) No Damage. The Improvements shall not have been injured or damaged by fire, explosion, accident, flood or other Casualty, unless there shall be available for restoration, whether from insurance proceeds or other resources reasonably available for such purpose, monies sufficient in the reasonable judgment of Agent to effect the satisfactory restoration of the Improvements;

(l) Opinions. Borrower shall deliver to Agent such legal opinions regarding the matters covered by the opinions delivered in connection herewith as may reasonably be required by Agent in connection with such Advance;

(m) Compliance Certificate. Borrower shall have furnished to Agent a certificate from an authorized senior officer of Borrower, certifying as to compliance with the foregoing conditions to such Advance and certifying as to (i) Borrower’s intended use of the proceeds of such Advance and (ii) Borrower’s use of the prior Advances; provided, that, with respect to items (i) and (ii) such certifications shall provide for broad categories of use and approximate amounts and shall not include any supporting documentation; and

(n) Expenses. Borrower shall have paid all of Agent’s costs and expenses, including reasonable attorney’s fees, incurred in connection with such Advance.

2.1.3 The Note. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4 No Reborrowings. Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.5 Use of Proceeds. Borrower shall use the Initial Advance to (a) pay and discharge any existing secured mortgage loans relating to the Property, (b) pay all past-due Basic Carrying Costs, if any, in respect of the Property, (c) pay costs and expenses incurred in connection with the closing of the Loan, (d) fund any working capital requirements of the Property, and (e) retain the balance, if any, or make a distribution to its members. Borrower may use up to $85,000,000.00 of the Loan Amount for (i) general working capital purposes with respect to the Property and (ii) a one-time distribution by Borrower to its members.

2.1.6 Loan Term and Extension Options. (a) The term of the Loan shall commence on the Closing Date and shall end on the Initial Maturity Date.

(b) Notwithstanding the foregoing, Borrower shall have an option to extend the term of the Loan until the First Extended Maturity Date, subject to satisfaction of the following conditions: (i) Borrower shall have given Agent written notice (the “First Extension Notice”) of such extension by no later than May 31, 2014 nor any earlier than April 30, 2014 (the date of the delivery of the Extension Notice, the “First Exercise Date”); (ii) on the First Exercise Date, Borrower shall have paid or caused to be paid to Agent the non-refundable Extension Fee, for the ratable benefit of the Lenders; (iii) no Default shall have occurred and be continuing at the time of, or any time after, the delivery of the First Extension Notice; (iv) Agent shall have received, at Borrower’s expense, an updating report to its Title Insurance Policy indicating no change in the condition of title to the Property; (v) Borrower shall have paid all costs and expenses actually incurred by Agent in connection with such extension, including reasonable legal fees and costs; (vi) the Loan-to-Value Ratio, based upon an updated Appraisal ordered by Agent in accordance with Section 4.1.6, shall not exceed fifty percent (50%) on an “as is” basis; (vii) the NOI of the Property provides for a Debt Yield of not less than sixteen percent (16%) based on the Loan Amount; (viii) Borrower shall have delivered an Operating Company Consent; (ix) Borrower shall deliver to Agent an estoppel from the Operating Company and the Observatory Tenant substantially in the form delivered on the Closing Date and otherwise reasonably acceptable to Agent; (x) Borrower shall certify to Agent, both on the First Exercise Date, and prior to the commencement of the First Extension Period, that the representations and warranties made by Borrower in the Loan Documents remain true and correct in all material respects (except that representations regarding financial statements of a Credit Party shall be with reference to the most recent financial statements delivered by such Credit Party pursuant hereto provided that the same have been timely delivered by the applicable Credit Party); (xi) prior to the commencement of the First Extension Period, the Improvements shall not have been injured or damaged by fire, explosion, accident, flood or other Casualty, unless Agent shall have received insurance proceeds or other monies sufficient in the reasonable judgment of Agent to effect the satisfactory restoration of the Improvements; and (xii) Borrower shall deliver to Agent such legal opinions as shall be reasonably requested by Agent.

(c) In addition, notwithstanding the foregoing, provided that the Initial Maturity Date had been extended to the First Extended Maturity Date, Borrower shall have an option to extend the term of the Loan until the Second Extended Maturity Date, subject to satisfaction of the following conditions: (i) Borrower shall have given Agent written notice (the “Second Extension Notice”) of such extension by no later than May 31, 2015 nor any earlier than April 30, 2015 (the date of the delivery of the Extension Notice, the “Second Exercise Date”); (ii) on the Second Exercise Date, Borrower shall have paid or caused to be paid to Agent the non-refundable Extension Fee, for the ratable benefit of the Lenders; (iii) no Default shall have occurred and be continuing at the time of, or any time after, the delivery of the Extension Notice; (iv) Agent shall have received, at Borrower’s expense, an updating report to its Title Insurance Policy indicating no change in the condition of title to the Property; (v) Borrower shall have paid all costs and expenses actually incurred by Agent in connection with such extension, including reasonable legal fees and costs; (vi) the Loan-to-Value Ratio, based upon an updated Appraisal ordered by Agent in accordance with Section 4.1.6, shall not exceed fifty percent (50%) on an “as is” basis; (vii) the NOI of the Property provides for a Debt Yield of not less than sixteen percent (16%) based on the Loan Amount; (viii) Borrower shall have delivered an Operating Company Consent; (ix) Borrower shall deliver to Agent an estoppel from the Operating Company and the Observatory Tenant substantially in the form delivered on the Closing Date and otherwise reasonably acceptable to Agent; (x) Borrower shall certify to Agent, both on the Second Exercise Date, and prior to the commencement of the Second Extension Period, that the representations and warranties made by Borrower in the Loan Documents remain true and correct in all material respects (except that representations regarding financial statements of a Credit Party shall be with reference to the most recent financial statements delivered by such Credit Party pursuant hereto provided that the same have been timely delivered by the applicable Credit Party); (xi) prior to the commencement of the Second Extension Period, the Improvements shall not have been injured or damaged by fire, explosion, accident, flood or other Casualty, unless Agent shall have received insurance proceeds or other monies sufficient in the reasonable judgment of Agent to effect the satisfactory restoration of the Improvements; and (xii) Borrower shall deliver to Agent such legal opinions as shall be reasonably requested by Agent.

(d) In connection with this Section 2.1.6, Agent hereby agrees that if, in Agent’s reasonable determination, Agent determines that the Debt Yield is less than sixteen percent (16%) and Agent used a lower NOI to calculate such Debt Yield than the NOI which was calculated by Borrower, Agent shall review the same with Borrower and/or its representatives, including Agent’s adjustment (if any) to Gross Revenues and/or Operating Expenses, as applicable, to provide to Borrower and/or its representatives the basis for and details surrounding such determination (provided, however, that the duration of such review and the provision of such basis for and details surrounding Agent’s determination shall be reasonably determined by Agent and the final determination of the Debt Yield shall be shall be unilaterally made by Agent). In addition, in connection with this Section 2.1.6, Agent hereby agrees that if Agent determines that the Loan-to-Value Ratio exceeds fifty (50%) and the Appraised Value, based on Agent’s determination thereof is lower than the Appraised Value as reflected on the Appraisal then delivered to Agent in connection with the applicable Loan extension, Agent shall review the basis for and details surrounding such determination of the Appraised Value by Agent with Borrower and/or its representatives (provided, however, that the duration of such review and the provision of such basis for and details surrounding Agent’s determination shall be reasonably determined by Agent and the final determination of the Appraised Value shall be unilaterally made by Agent).

2.1.7 Borrowing Procedures.

(a) Borrower shall submit to Agent a Draw Request (substantially in the form attached hereto as Exhibit E) which shall be executed by one of the Authorized Representatives (“Draw Request”) not less than ten (10) Business Days prior to the date upon which a disbursement of the Loan is requested (the “Borrowing Date”) and no more frequently than once in each calendar month. As part of each Draw Request, the Borrower shall submit an irrevocable notice of its intention to borrow funds and a Borrower’s Certificate in the form set forth in Exhibit E (“Borrower’s Certificate”), which shall be executed by one of the Authorized Representatives.

(b) Not less than three (3) Business Days prior to the Borrowing Date, Agent shall deliver written notice to each Lender at the address specified by each Lender from time to time which notice shall include the Borrowing Date and such Lender’s Ratable Share of such Advance. Agent shall include with such notice a copy of the Draw Request and Borrower’s Certificate. Lenders shall make the requested Advance on the Borrowing Date so long as all conditions to such Advance are satisfied or waived. Unless otherwise notified by Agent, each Lender may assume that all conditions to such Advance are satisfied or waived on the Borrowing Date. If, for any reason, Agent determines that the requested Advance will not be made by the Lenders, Agent shall provide notice to Borrower of the same and shall state the reasons why such Advance shall not be made.

(c) Not later than 11:00 a.m. (New York City time) on the Borrowing Date, each Lender shall make available for the account of Agent at its address referred to in Section 10.6, in same day funds, such Lender’s ratable portion of such Advance. After Agent’s receipt of such funds and upon fulfillment of the applicable conditions in Section 2.1.2, Agent will make such funds available to Borrower by wire transfer of immediately available funds to the United States account directed by Borrower in the applicable Draw Request.

(d) Unless Agent shall have received notice from a Lender prior to the Borrowing Date that such Lender will not make available to Agent such Lender’s ratable portion of such Advance, Agent may assume that such Lender has made such portion available to Agent on the Borrowing Date in accordance with this Section 2.1.7, and Agent may, in reliance upon such assumption, make available to Borrower on the Borrowing Date a corresponding amount. If and to the extent that any of Lenders (the “Defaulting Advancing Lender”) shall not have so made such ratable portion available to Agent (individually, a “Deficiency”, and collectively, “Deficiencies”), and Agent has advanced such amount to Borrower, such Defaulting Advancing Lender and Borrower agree to repay to Agent forthwith on demand such corresponding amount together in the case of the Defaulting Lender but not Borrower) with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent at the Default Rate. If such Defaulting Advancing Lender shall repay to Agent such corresponding amount, such amount (excluding interest) so repaid shall constitute such Defaulting Advancing Lender’s ratable portion of the Advance. Each of the Lenders agrees that Borrower or any of the other Lenders shall have the right to proceed directly against any

Defaulting Advancing Lender in respect of any right or claim arising out of the default of such Defaulting Advancing Lender hereunder. If there shall be a Deficiency in respect of any Lender, the other Lenders, or any of them, shall have the right, but not the obligation, to elect to advance all or any part of the ratable portion of an Advance that should have been made by the Defaulting Advancing Lender, and the Defaulting Advancing Lender agrees to repay upon demand to each of the Lenders (each, an “Electing Lender”) who has advanced a portion of the Deficiency the amount advanced on behalf of the Defaulting Advancing Lender, together with interest thereon at the Default Rate. If more than one Lender elects to advance a portion of the Deficiency such Lenders’ advances shall be made based on the relative Ratable Shares of the Loan of each Electing Lender or as otherwise agreed to by such Lenders. In the event the Defaulting Advancing Lender fails to advance or repay the Deficiency (with interest at the Default Rate, if applicable) on or prior to the date of the next succeeding Advance, the entire interest of said Defaulting Advancing Lender in the Loan shall be subordinate to the interests of the other Lenders and all payments otherwise payable to the Defaulting Advancing Lender shall be used to advance or repay the Deficiency, as applicable, until such time such Defaulting Advancing Lender advances or repays all Deficiencies (including interest at the Default Rate, if applicable) and Agent shall have the right (but not the obligation) to require such Defaulting Advancing Lender to assign its interest in the Loan to an Eligible Assignee or other assignee satisfactory to Agent in its sole discretion.

(e) The failure of any Lender to pay any Deficiency shall not relieve any other Lender of its obligation, if any, hereunder to make its ratable portion of the Advance on the Borrowing Date, but no Lender shall be responsible for the failure of any Lender to make its ratable portion of the Advance to be made by such other Lender on the Borrowing Date.

Section 2.2 Interest Rate.

2.2.1 Interest.

(a) Applicable Interest Rate. The outstanding principal amount of the Loan shall bear interest, as provided below, at the Applicable Interest Rate from time to time in effect based upon the LIBOR Fixed Rate or when specifically so provided in this Agreement, based upon either the Reference Rate plus the Reference Rate Margin or the LIBOR Floating Rate.

(b) Computation of Interest and Fees. Accrued interest and fees on the Loan shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed during the applicable calendar month and shall be payable in arrears. Any change in the BBA LIBOR Daily Floating Rate or the Reference Rate shall be effective as of the day on which such change in rate occurs. Each determination of an interest rate by Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error. Notwithstanding the foregoing, interest payable at the Default Rate following an Event of Default shall be payable from time to time on demand of Agent. In any event, upon the payment or prepayment of any principal of any portion of the Loan, accrued, unpaid interest on the principal amount so paid or prepaid shall be due and payable.

2.2.2 Maximum Number of Interest Periods. No more than one (1) LIBOR Fixed Rate Tranche with respect to the Loan may exist at any time.

2.2.3 Certain Notices. Notices by Borrower to Agent of optional prepayment of the Loan shall be irrevocable and shall be effective only if received by Agent in writing or telephonically not later than 11:00 a.m. (New York time) (and if telephonically, also confirmed in writing by 5:00 p.m. (New York time)) on the number of Business Days prior to the date of the relevant occurrence specified below:

Notice	Prior Notice Requirements

Optional Prepayment	10 Business Days

Each notice of optional prepayment shall specify the amount of the Loan to be prepaid, the date of prepayment (which shall be a Business Day) and such other details as Agent may reasonably request. Notwithstanding the foregoing or anything else to the contrary contained herein or any contrary designation by Borrower, Agent and Lenders shall have the right to apply any prepayment of the Loan, regardless of how specified by Borrower, in such order and priority as Agent shall designate in its sole discretion.

2.2.4 Additional Costs. (a) Borrower shall pay to Agent, for the ratable benefit and account of the Lenders, from time to time, within ten (10) days after demand therefor by Agent, such amounts as each Lender may reasonably determine to be sufficient to compensate such Lender on an after-tax basis for any increase in costs that such Lender reasonably determines are attributable to its making or maintaining of any portion of the Loan or its obligation to make any portion of the Loan hereunder, or any reduction in any amount receivable by such Lender hereunder or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from and limited to the amounts necessary to compensate each Lender for any Regulatory Change (i) which affects similarly situated banks or financial institutions generally and is not applicable to such Lender primarily by reason of such Lender’s particular conduct or condition and (ii) which:

(A) does or shall subject any Lender to any 2.2.8 Tax or increased 2.2.8 Tax of any kind whatsoever (other than any (I) Non-Excluded Tax with respect to which indemnification or additional payments have been paid pursuant to Section 2.2.8(a) or Section 2.2.8(c), (II) Excluded Tax (including, for the avoidance of doubt, 2.2.8 Tax described in clause (w), clause (x), clause (y) or clause (z) of Section 2.2.8(a), or (III) Other Tax) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or change the basis or rate of taxation of payments to such Lender in respect thereof; or

(B) imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the LIBOR Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any such deposits referred to in the definition of “LIBOR Base Rate”), or any commitment of such Lender (including, without limitation, the commitment of such Lender hereunder); or

(C) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities referred to in subdivision (B) above).

Notwithstanding anything to the contrary contained in this Section 2.2.4, Additional Costs may be imposed on Borrower by Agent on behalf of each Lender only if such Additional Costs are generally being imposed by such Lender on similarly situated borrowers (as reasonably determined by such Lender).

(b) Without limiting the effect of the provisions of clause (a) of this Section 2.2.4 (but without duplication), in the event that, by reason of any Regulatory Change which affects similarly situated banks or financial institutions generally and is not applicable to a Lender primarily by reason of such Lender’s particular conduct or condition, any Lender incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the LIBOR Base Rate is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes the portion of the Loan evidenced by such Lender’s Note, then, if such Lender so elects by notice to Agent and Borrower, the obligation of such Lender to make or continue such portion of the Loan based on the LIBOR Base Rate hereunder shall be suspended effective on the last day of the then current Interest Period, until such Regulatory Change ceases to be in effect and the portion of the Loan evidenced by such Lender’s Note shall, during such suspension, bear interest at the Reference Rate plus the Reference Rate Margin.

(c) Without limiting the effect of the foregoing provisions of this Section 2.2.4 (but without duplication), Borrower shall pay to each Lender from time to time on request such amounts as such Lender may reasonably determine to be necessary to compensate such Lender (or, without duplication, the bank or bank holding company of which such Lender is a subsidiary) on an after-tax basis for any increase in costs that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office or such parent bank or bank holding company of such Lender), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any Governmental Authority (i) following any Regulatory Change or (ii) implementing any capital guideline or other requirement (whether or not having the force of law) applying to a class of banks including such Lender, hereafter issued by any government or governmental or supervisory authority implementing at the national level the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or the Basel Accord (including, without limitation, the various capital guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendices 12 C.F.R. Part 225, Appendices), the various capital guidelines of the office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendices), and the Prompt Corrective Action provisions (12 C.F.R. Part 303)), of capital in respect of the commitment to lend or the Ratable Share of the Loan of such Lender (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such parent bank or bank holding company of such Lender) to a level below that which such Lender (or any Applicable Lending Office or such parent bank or bank holding company of such Lender) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 2.2.4(c), “Basel Accord” shall mean the various recommendations for capital and liquidity standards issued by the Bank for International Settlement’s Basel Committee on Banking Supervision, including without limitation those recommendations known informally as “Basel I,” “Basel II,” and “Basel III,” as amended, modified and supplemented and in effect from time to time or any replacement thereof.

(d) Each Lender shall notify Agent and Borrower of any event occurring after the date of this Agreement entitling Lender to compensation under clause (a) or (c) of this Section 2.2.4 as promptly as practicable, and shall use commercially reasonable efforts to designate a different Applicable Lending Office for the Loan if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the opinion of such Lender, subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Such Lender shall furnish to Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under clause (a) or (c) of this Section 2.2.4. Determinations and allocations by each Lender for purposes of this Section 2.2.4 of the effect of any Regulatory Change pursuant to clause (a) or (b) of this Section 2.2.4, or of the effect of capital maintained pursuant to clause (c) of this Section 2.2.4, on its costs or rate of return of maintaining its Ratable Share of the Loan or its obligation to make such Loan, or on amounts receivable by it in respect of the Loan, and of the amounts required to compensate each Lender under this Section 2.2.4, shall constitute prima facie evidence thereof. Each Lender shall confirm to Borrower at the time it makes any claim under this Section 2.2.4 that the methods of determination and allocation used by it in determining the amount of such claim are reasonably consistent with such Lender’s treatment of customers similar to Borrower (as reasonably determined by such Lender). In the event any Lender makes a request for compensation under clause (a) or (c) of this Section 2.2.4, Borrower shall, upon payment of the amount of compensation so requested, have the right to prepay the Loan in full on the last day of any then current Interest Period with respect to which such compensation has been requested.

2.2.5 LIBOR Rate. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Base Rate or BBA LIBOR Daily Floating Rate for any Interest Period,

(a) any Lender reasonably determines that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Base Rate” or “BBA LIBOR Daily Floating Rate” are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for any LIBOR Fixed Rate Tranche(s) or LIBOR Floating Rate Tranche(s) as provided herein; or

(b) any Lender determines that by reason of circumstances affecting the London interbank market the relevant rates of interest referred to in the definition of “LIBOR Base Rate” upon the basis of which the rate of interest for the LIBOR Loan for such Interest Period is to be determined are not likely to adequately to cover the cost to such Lender of making or maintaining a LIBOR Loan for such Interest Period;

then such Lender shall give Borrower and Agent prompt notice thereof and, so long as such condition remains in effect, such Lender shall be under no obligation to make its Ratable Share of any such LIBOR Loan but shall remain obligated to make its Ratable Share of a Reference Rate Loan for a corresponding amount, or if any portion of the Loan is already outstanding as a

LIBOR Loan, such portion shall, commencing immediately after the end of the then current Interest Period, bear interest at the Reference Rate plus the Reference Rate Margin. Each such Lender shall promptly notify Borrower and Agent upon the cessation of any facts and circumstances which resulted in suspension under this Section 2.2.5, whereupon Borrower’s right to cause the Loan or any portion thereof to be a LIBOR Loan shall be reinstated.

2.2.6 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain its Ratable Share of the Loan, then such Lender shall promptly notify Borrower and Agent thereof and such Lender’s obligation to make its Ratable Share of the Loan shall be suspended (provided that, if requested by Borrower, such Lender’s Ratable Share of the Loan shall automatically be converted to a Reference Rate Loan if doing so would enable such Lender to lawfully honor its obligation to make or maintain its Ratable Share of the Loan) until such time as such Lender may again make its Ratable Share of the Loan and Borrower shall, if required by applicable law, upon the request of such Lender, prepay a portion of the Loan equal to the Ratable Share of such Lender together with accrued interest thereon, but without payment of the Spread Maintenance Premium or compensation to such Lender pursuant to Section 2.2.7. If Borrower has a Draw Request pending with Agent at such time as any Lender notifies Borrower that it is unable to make its Ratable Share of the Loan, Borrower shall have the right to revoke such Draw Request. Notwithstanding the foregoing, such Lender shall, as promptly as practicable, designate a different Applicable Lending Office for the Loan if doing so would enable it to lawfully honor its obligation to make or maintain its Ratable Share of the Loan. In addition, notwithstanding the foregoing, Borrower shall be permitted to replace any Lender which cannot make its Ratable Share of the Loan pursuant to Section 2.2.4 or this Section 2.2.6, provided that (a) such replacement does not conflict with any Legal Requirements, (b) no Event of Default shall have occurred and be continuing at the time of such replacement, (c) the replacement financial institution shall purchase, at par, such Lender’s Ratable Share and other amounts owing to such replaced Lender on or prior to the date of replacement, (d) the Borrower shall pay all increased costs (if any) required pursuant to Section 2.2.4 in respect of any period prior to the date on which such replacement shall be consummated and for which Borrower received timely notice hereof in accordance with said provisions, (e) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to Agent (unless Agent is the Lender being replaced), (f) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.25, (g) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, Agent or any other Lender shall have against the replaced Lender; and (h) unless a Lender then party to this Agreement or the replacement Lender is willing to assume the rights and obligations of the Agent hereunder, in no event shall Borrower be permitted to replace a Lender which is the Agent.

2.2.7 Breakage Costs. (a) Borrower agrees to indemnify and compensate each Lender on an after-tax basis for any loss, cost or actual expense incurred by it (but excluding loss of anticipated profit) as a result of (i) a default by Borrower in making a borrowing of, payment of, conversion into or continuation of a LIBOR Loan after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, including, without limitation, any such loss or expense arising from interests or fees payable by any Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) a default by Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, (iii) the making of a prepayment (mandatory or optional) of a LIBOR Loan for any reason (including, without limitation, the acceleration of the maturity of the Loan pursuant to Section 9.2) on a day that is not the last day of an Interest Period with respect thereto, or (iv) the early termination of any swap or other interest rate hedging arrangements, including without limitation, any such loss, cost or expense arising from the reemployment of funds obtained by it, from fees payable to terminate the deposits from which such funds were obtained or from reversing any swap or other interest rate hedging arrangements. In no event shall the compensation to be paid by Borrower under Section 2.2.7(a) be less than Five Hundred Dollars and 00/100 ($500.00) in the aggregate on each such occurrence. The parties hereto acknowledge and agree that the damages that Agent and the Lenders would suffer as a result of the Loan being prepaid are difficult or impossible to ascertain and, therefore, agree that the aforesaid losses, costs or expenses are a reasonable approximation of such damages and do not constitute a penalty.

(b) Each such Lender will furnish to Borrower a certificate setting forth the basis and amount of each request by Lender for compensation under this Section 2.2.7, which certificate shall provide reasonable detail as to the calculation of such loss, cost or expense. Such certificate shall constitute prima facie evidence, in the absence of manifest error, of the amount of such loss, cost or expense, which shall be calculated by such Lender on a reasonable and customary basis, consistent with the basis on which such calculations are then being made by similarly situated banks or financial institutions generally.

2.2.8 Withholding Taxes. (a) Any and all payments by or on behalf of Borrower under or in respect of this Agreement or any other Loan Documents to which Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “2.2.8 Taxes”), unless required by law. If Borrower shall be required under any applicable requirements of law to deduct or withhold any 2.2.8 Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to the Agent or any Lender (including for purposes of Section 2.2.4 and this Section 2.2.8, any assignee, successor, or participant), (i) Borrower shall make all such deductions and withholdings in respect of 2.2.8 Taxes, (ii) Borrower shall pay the full amount deducted or withheld in respect of 2.2.8 Taxes to the relevant taxation authority or other Governmental Authority in accordance with any Requirement of Law, and (iii) the sum payable by Borrower shall be increased as may be necessary so that, after Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 2.2.8), Agent and/or applicable Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement the term “Non-Excluded Taxes” means 2.2.8 Taxes other than (w) U.S. federal backup withholding taxes, (x) U.S. federal income taxes imposed on a Lender that provides a U.S. Internal Revenue Service Form W-8ECI pursuant to Section 2.2.8(e), (y) 2.2.8 Taxes that are imposed on the Agent’s and Lenders’ net income or profits (and franchise taxes or a branch profits tax imposed in lieu thereof) by the jurisdiction under the laws of which such Agent or such Lender is organized or, in the case of a Lender, of its Applicable Lending Office, or any political subdivision thereof; provided, that any unless such 2.2.8 Taxes that are imposed as a result of such Agent or such Lender having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Loan Documents will be treated as Non-Excluded Taxes and (z) 2.2.8 Taxes imposed by FATCA (including amounts withheld under Section 1471(b)(3) of the Code). For the avoidance of doubt, if, immediately prior to becoming a party to this Agreement, Agent or any Lender is subject to 2.2.8 Taxes described in clause (y) of the immediately preceding sentence (other than 2.2.8 Taxes described in the proviso to such clause), the proviso to such clause shall not apply with respect to such 2.2.8 Taxes.

(b) In addition, Borrower hereby agrees to pay or, at the option of the Agent, timely reimburse it for payment of, any present or future stamp, recording, documentary, excise, filing, intangible, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery, enforcement or registration of, any performance, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(c) Borrower hereby agrees to indemnify Agent and each Lender (including its direct or indirect beneficial owners) for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of 2.2.8 Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.2.8 imposed on or paid by such Lender or Agent (or any direct or indirect beneficial owner thereof) and any liabilities (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. A certificate as to the amount of such 2.2.8 Taxes or liabilities delivered to Borrower by a Lender or Agent shall be conclusive absent manifest error, and amounts payable by Borrower under the indemnity set forth in this Section 2.2.8(c) shall be paid within ten (10) days from the date on which a Lender or Agent makes written demand therefor. The indemnity by Borrower provided for in this Section 2.2.8(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted.

(d) Within thirty (30) days after the date of any payment of 2.2.8 Taxes, Borrower (or any person making such payment on behalf of Borrower) shall furnish to Agent for its own account a certified copy of the original official receipt evidencing payment thereof.

(e) For purposes of this Section 2.2.8, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code. For purposes of this Section 2.2.8(e), the terms “beneficial owner” and “flow-through entity” shall have the meanings specified in U.S. Treasury Regulations under Section 1441 of the Code. Each Lender (including for avoidance of doubt any assignee, successor or participant) that either (i) is not organized under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Lender”), that is legally entitled to do so, shall deliver or cause to be delivered to Borrower not later than the earlier of ten (10) Business days of becoming a Lender (assignee, successor or participant) or five (5) Business Days before the next Payment Date, the following properly completed and duly executed documents:

(i) in the case of a Non-Exempt Lender that is not a United States person or is a disregarded entity for U.S. federal income tax purposes owned by a person that is not a United States person, a complete and executed (x) U.S. Internal Revenue Service Form W-8BEN with Part II completed in which such Lender claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii) in the case of a Non-Exempt Lender that is an individual, (x) for non-United States persons, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit C (a “Section 2.2.8 Certificate”) or (y) for United States persons, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii) in the case of a Non-Exempt Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia and that is not a disregarded entity owned by a person that is not a United States person, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iv) in the case of a Non-Exempt Lender that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 2.2.8 Certificate; or

(v) in the case of a Non-Exempt Lender that (A) is treated as a partnership or other flow-through entity, and (B) is not a United States Person, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 2.2.8 Certificate, and (y) in the case of a non-withholding foreign partnership or trust, without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this Section 2.2.8(e) if such beneficial owner were a Lender; or

(vi) in the case of a Non-Exempt Lender that is disregarded for U.S. federal income tax purposes, the document that would be required by clause (i), (ii), (iii), (iv), (v), (vii) and/or this clause (vi) ) of this Section 2.2.8(e) with respect to its beneficial owner if such beneficial owner were the Lender; or

(vii) in the case of a Non-Exempt Lender that (A) is not a United States person and (B) is acting in the capacity of an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 2.2.8 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be required by clause (i), (ii), (iii), (iv), (v), (vi), and/or this clause (vii) with respect to each such person if each such person were a Lender.

If a Lender provides a form pursuant to subsection (e)(i)(x) and the form provided by the Lender at the time such Lender first becomes a party to this Agreement or, with respect to a grant of a participation, the effective date thereof, indicates a United States interest withholding tax rate under the tax treaty in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a person becomes an assignee, successor or participant to this Agreement, a Lender transferor was entitled to indemnification or additional amounts under this Section 2.2.8 (for the avoidance of doubt, including Section 2.2.8(f)), then the Lender assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent that the Lender transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Lender assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f) For any period with respect to which a Lender has failed to provide Borrower the appropriate form, certificate or other document described in subsection (e) of this Section 2.2.8 or such form, certificate or other document becomes inaccurate as a result of an action by such Lender (other than if such failure or inaccuracy is due to a change in any requirement of law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided), or if, under the law as of the date hereof, a Lender is ineligible to provide the Borrower with any of the forms described in subsection (e) of this Section 2.2.8 such Lender shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 2.2.8 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Borrower shall take such steps as such Lender shall reasonably request, to assist such Lender in recovering such Non-Excluded Taxes.

(g) If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Agent such documentation prescribed by applicable law (including prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower and Agent to comply with their obligations under FATCA and to determine that such

Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Upon the occurrence of any circumstances entitling any Lender to additional amounts pursuant to this Section 2.2.8, such Lender shall use reasonable efforts (consistent with its internal policy and legal regulatory restrictions), at the sole expense of the Borrower, to designate a different Applicable Lending Office if the making of such a chance would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not be, in the sole judgment of such Lender, legally inadvisable or commercially or otherwise disadvantageous to such Lender in any respect.

(i) If any Lender is entitled to additional compensation under any of the foregoing provisions of this Section 2.2.8 and shall fail to designate a different Applicable Lending Office as provided in subsection (h) of this Section 2.2.8, then, so long as no Default or Event of Default shall have occurred and be continuing, Borrower may cause such Lender to (and, if Borrower so demands, such Lender shall) assign all of its rights and obligations under this Agreement to an Eligible Assignee identified by Borrower and reasonably acceptable to Agent; provided that if, upon such demand by Borrower, such Lender elects to waive its request for additional compensation pursuant to this Section 2.2.8, the demand by Borrower for such Lender to so assign all of its rights and obligations under this Agreement shall thereupon be deemed withdrawn. Nothing in subsection (h) of this Section 2.2.8 or this Section 2.2.8(i) shall affect or postpone any of the rights of Lender or any of the Obligations of Borrower under any of the foregoing provisions of this Section 2.2.8 in any manner.

(j) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.2.8 shall survive the termination of this Agreement and the other Loan Documents. Nothing contained in Section 2.2.4 or this Section 2.2.8 shall require a Lender to complete, execute or make available any of its tax returns or any other information that it deems to be confidential or proprietary, or whose completion, execution or submission would, in such Lender’s judgment, materially prejudice such Lender’s legal or commercial position.

Section 2.3 Usury Savings.

This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lenders to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Agent or Lenders for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.4 Loan Payments.

2.4.1 Payment Before Maturity Date. Borrower shall make a payment to Agent, for the ratable benefit of the Lenders, of interest only at the Applicable Interest Rate on the Closing Date for the period from the Closing Date through July 31, 2011. On the Payment Date occurring in September, 2011 and on each Payment Date thereafter to and including the Maturity Date, Borrower shall make a payment to Agent, for the ratable benefit of the Lenders, of interest only at the Applicable Interest Rate; each payment to be calculated in the manner set forth in Section 2.2.1.

2.4.2 Payment on Maturity Date. Borrower shall pay to Agent, for the ratable benefit of the Lenders, the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents on the Maturity Date.

2.4.3 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents is not paid by Borrower within three (3) days of the date on which it is due, Borrower shall pay to Agent, for the ratable benefit of the Lenders, upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Agent in handling and processing such delinquent payment and to compensate Lenders for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents.

2.4.4 Interest Rate and Payment After Default. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan shall accrue interest at the Default Rate, calculated from the date the Default occurred which led to such an Event of Default without regard to any grace or cure periods contained herein.

2.4.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Agent not later than 11:00 a.m. (New York City time) on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Agent’s office, and any funds received by Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

2.4.6 Business Day Convention. Notwithstanding anything to the contrary set forth herein, if any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the Business Day immediately succeeding such day.

Section 2.5 Prepayment.

2.5.1 Voluntary Prepayments. (a) Agent, for the ratable benefit and account of the Lenders, will accept a prepayment, in whole or in part, of the Loan during the Lockout Period if, Borrower gives to Agent not less than ten (10) days’ prior notice, and concurrently with, and as a condition to such prepayment, Borrower pays to Agent, for the ratable benefit and account of the Lenders, (i) the Spread Maintenance Premium, (ii) if less than the entire principal balance is then being prepaid, the principal amount prepaid is not less than $10,000,000.00 and is in increments of $10,000,000.00; (iii) all accrued and unpaid interest to and including the date of such prepayment on the amount being prepaid is then paid; (iv) any amounts payable pursuant to Sections 2.2.7 and 2.4.3 are then paid; (v) any sums payable by Borrower to the Counterparty in connection with the early termination or partial termination of the Interest Rate Protection Agreement are then paid, and (vi) all fees and expenses incurred by Agent in connection with the Loan and/or with the prepayment are then paid.

(b) From and after the expiration of the Lockout Period Borrower may prepay the Loan, in whole or in part, without premium or penalty, provided that Borrower gives to Agent not less than ten (10) days’ prior notice, which notice shall be irrevocable and shall specify (i) the date and amount of the prepayment and (ii) in the case of prepayment of LIBOR Loans, the expiration date of the applicable LIBOR Loan. Prepayment of all or any portion of the Loan may be made in accordance with this paragraph provided that: (A) if less than the entire principal balance is then being prepaid, the principal amount prepaid is not less than $10,000,000.00 and is in increments of $10,000,000.00; (B) all accrued and unpaid interest to and including the date of such prepayment on the amount being prepaid is then paid; (C) any amounts payable pursuant to Sections 2.2.7 and 2.4.3 are then paid; (D) if the Counterparty is a Lender, any sums payable by Borrower to the Counterparty in connection with the early termination or partial termination of the Interest Rate Protection Agreement are then paid, and (E) all fees and expenses incurred by Agent in connection with the Loan and/or with the prepayment are then paid.

(c) In each instance of prepayment permitted under this Section 2.5.1, Borrower shall be required to pay all other sums due hereunder (including under Section 2.2.7) and no principal amount repaid may be reborrowed.

(d) All prepayments are to be made on a Payment Date. If any prepayment is received by Agent on a date other than a Payment Date the same shall be held by Agent as collateral security for the Loan and shall be applied by the Lenders on the next Payment Date.

(e) Except as otherwise expressly permitted herein, the principal balance of the Note may not be prepaid in whole or in part.

2.5.2 Mandatory Prepayments. (a) On each date on which Agent actually receives a distribution of Net Proceeds and if Agent is not required to make such Net Proceeds available to Borrower for the Restoration of the Property pursuant to Section 5.3, Agent may, in its sole and absolute discretion, elect to either make the Net Proceeds available for Restoration pursuant to Section 5.3 or use the Net Proceeds to prepay, without premium or penalty (including the Spread Maintenance Premium), the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds. Any prepayment received by Agent for the ratable benefit and account of the Lenders and pursuant to this Section 2.5.2 on a date other than a Payment Date shall be held by Agent as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Agent on the next Payment Date.

(b) In addition, Borrower shall prepay without premium or penalty, including, without limitation, the Spread Maintenance Premium, the principal balance of the Note in an amount equal to the amount required by Agent due to changes in tax and debt credit pursuant to Section 5.3 of the Mortgage or if Borrower prepays a portion of the Loan pursuant to Section 6.5.6.

(c) In each instance of prepayment under this Section 2.5.2, Borrower shall be required to pay all other sums due hereunder (including under Sections 2.2.7 and 2.4.3) and no principal amount repaid may be reborrowed.

(d) All prepayments are to be made on a Payment Date. If any prepayment is received by Agent on a date other than a Payment Date the same shall be held by Agent as collateral security for the Loan and shall be applied by the Lenders on the next Payment Date.

2.5.3 Prepayment Waivers. Borrower acknowledges that the inclusion of the waiver of prepayment rights and agreement to pay the Spread Maintenance Premium, as applicable herein, was separately negotiated with Agent, that the economic value of the various elements of this waiver and agreement were discussed and that the consideration given by Borrower for the Loan was adjusted to reflect the specific waiver and agreement negotiated between Borrower, Agent and Lenders and contained herein.

Section 2.6 Payments Not Conditional.

All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto, but any such payment shall not constitute a waiver of any such claim, counterclaim or other right.

Section 2.7 Accordion Feature. Provided no Default or Event of Default has occurred and is then continuing, upon the request of Borrower, Agent shall use commercially reasonable efforts to arrange for additional commitments from the Lenders (and, if necessary, lenders who are not a party hereto, provided that any such new lender is approved by Borrower in its reasonable discretion) in an aggregate amount equal to $200,000,000.00 (the “Accordion”). Notwithstanding the foregoing, the decision of any Lender to provide such additional commitment shall be subject to the sole and absolute discretion of such Lender. Such Accordion shall be subject to new pricing by Agent and the Lenders, or the lenders a party thereto, and such other terms and conditions which are acceptable to Borrower, Agent, the Lenders, or the lenders thereto, each in its respective sole and absolute discretion and to the credit committee approval of each Lender as lender thereto. In addition, the advance of any such Accordion shall be conditioned upon, among other things, (a) the Loan-to-Value Ratio, based upon an updated Appraisal ordered by Agent at Borrower’s expense, not exceeding fifty percent (50%) on an “as is” basis, (b) the NOI of the Property providing for a Debt Yield of not less than sixteen percent (16%) based on the Loan Amount, and (c) Borrower paying all costs and expenses of Agent and the Lenders in connection therewith. The Accordion feature shall be available, in accordance with the provisions of this Section 2.7, during the entire term of the Loan including the extension periods. Notwithstanding the foregoing, to the extent that Borrower has repaid any portion of the Loan Amount, Borrower shall not be entitled to re-borrow the same. Agent hereby agrees that if, in Agent’s reasonable determination, Agent has determined that the Debt Yield is less than sixteen percent (16%) and Agent used a lower NOI to calculate such Debt Yield than the NOI which was calculated by Borrower, Agent shall review the same with Borrower and/or its representatives, including Agent’s adjustment (if any) to Gross Revenues and/or Operating Expenses, as applicable, to provide to Borrower and/or its representatives the basis for and details surrounding such determination (provided, however, that the duration of such review and the provision of such basis for and details surrounding Agent’s determination shall be reasonably determined by Agent and the final determination of the Debt Yield shall be shall be unilaterally made by Agent). In addition, Agent hereby agrees that if Agent determines that the Loan-to-Value Ratio exceeds fifty (50%) and the Appraised Value, based on Agent’s determination thereof is lower than the Appraised Value as reflected on the Appraisal then delivered to Agent in connection with the proposed Accordion, Agent shall review the basis for and details surrounding such determination of the Appraised Value by Agent with Borrower and/or its representatives (provided, however, that the duration of such review and the provision of such basis for and details surrounding Agent’s determination shall be reasonably determined by Agent and the final determination of the Appraised Value shall be shall be unilaterally made by Agent).

III.	REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations.

Borrower represents and warrants that:

3.1.1 Organization. The Credit Parties are each duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification. Each Credit Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.

3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower, and, to the extent a party, the other Credit Parties, and constitute a legal, valid and binding obligation of Borrower and, to the extent a party, the other Credit Parties enforceable against Credit Parties in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower (and to the extent a party, the other Credit Parties) and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which a Credit Party is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any Credit Party’s organizational documents or any agreement or instrument to which such Credit Party is a party or by which it is bound, the result of which breach or default of any such agreement or instrument would reasonably be expected to have, or does have a Material Adverse Effect, or any order or decree applicable to such Credit Party or result in the creation or imposition of any lien, in a material amount, on any of such Credit Party’s assets or property (other than pursuant to the Loan Documents).

3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against any Credit Party or Guarantor in any court or by or before any other Governmental Authority, or labor controversy affecting any Credit Party or Guarantor or any of their respective properties, businesses, assets or revenues, individually or in the aggregate) that would be reasonably likely to have a Material Adverse Effect. In addition, there is no material action, suit or proceeding between or among the Credit Parties and Guarantor or their respective members and Affiliates.

3.1.5 Governmental Orders. No Credit Party nor Guarantor is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have a Material Adverse Effect.

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority or other Person is required for the execution, delivery and performance by any Credit Party or Guarantor of, or compliance by a Credit Party or Guarantor with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby and thereby, other than those which have been obtained by such Credit Party or Guarantor.

3.1.7 Title. ESLA has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, to the extent owned by ESLA, free and clear of all Liens whatsoever except the Permitted Encumbrances. ESBA has a good, marketable and insurable leasehold interest in the real property comprising part of the Property and good title to the balance of the Property, to the extent owned by ESBA, free and clear of all Liens whatsoever except the Permitted Encumbrances. Together, ESLA and ESBA have good title to the balance of the Property that is not real property or a leasehold interest in real property. The Mortgage, when properly recorded in the appropriate records and any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, first priority, perfected lien on the Property, subject only to Permitted Encumbrances and (b) a valid, first priority perfected security interests in and to, and perfected collateral assignments of, all the tangible and intangible personalty (including the Leases) in which a security interest can be perfected by the filing of Uniform Commercial Code financing statements, and any Leases, all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. There are no mechanics’, materialmen’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property. None of the Permitted Encumbrances, individually or in the aggregate, would reasonably be expected to result in, or have resulted in, a Material Adverse Effect. There has been no material adverse change to the Property, including to the Rents.

3.1.8 No Plan Assets. As of the date hereof and throughout the term of the Loan (a) the Credit Parties are not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) none of the assets of any Credit Party constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) Credit Parties are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA and (d) transactions by or with the Credit Parties are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.

3.1.9 Compliance. The Credit Parties and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. No Credit Party is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of any Credit Party. No Credit Party has committed any act which may give any Governmental Authority the right to cause the Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. No Credit Party has committed any act which may give any Governmental Authority the right to cause Operating Company to forfeit any monies (a) paid by Operating Company to ESBA as Rent or (b) paid by Tenants to Operating Company under Leases. Borrower has no knowledge of any violations or notices of violations of any Legal Requirements relating to the Credit Parties, Guarantor and/or the Property other than as disclosed in the Title Insurance Policy. All easements, restrictions, covenants or operating agreements which benefit or burden the Property are in full force and effect, and to the best of Borrower’s knowledge there are no defaults thereunder by any party thereto which would reasonably be expected to result in, or does result in a Material Adverse Effect.

3.1.10 Financial and Other Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, if any, that have been delivered to Agent and/or Lenders by or on behalf of the Credit Parties in respect of the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of the Property as of the date of such reports, and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. No Credit Party has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have or do have a Material Adverse Effect, except as referred to or reflected in said financial statements or other data. Since the date of the financial statements, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or would reasonably be expected to result in, or does result in a Material Adverse Effect. All documents furnished to Agent by or on behalf of a Credit Party or Guarantor, as part of or in support of the Loan application or pursuant to this Agreement or any of the other Loan Documents, are true, correct, complete in all material respects and accurately represent the matters to which they pertain as of the dates made and there have been no materially adverse changes with respect to such matters since the respective dates thereof. In addition, there is no fact or circumstance presently known to Borrower which has not been disclosed to Agent and which is reasonably likely to have or does have a Material Adverse Effect.

3.1.11 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate for the construction, development and operation of the Property for its intended uses. All roads and streets necessary for the construction and full utilization of the Improvements for their intended purpose have been completed and with respect to all roads and streets, the necessary rights of way therefor have either been acquired by the appropriate Governmental Authority or have been dedicated to public use and accepted by said Governmental Authority allowing for the construction, use and operation of, and access to the Improvements.

3.1.13 Separate Lots. The Property is comprised of one (1) or more parcels that constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

3.1.14 Assessments. Borrower has no knowledge that there are any pending or proposed special or other assessments for public improvements or otherwise affecting the Property, or that there are any contemplated improvements to the Property that may result in such special or other assessments.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.16 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights of Borrower under the related Leases, to the extent that any Leases exist, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under such Leases. No Person other than Agent (on behalf of Lenders) has any interest in or assignment of any Credit Party’s right in, to and under the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.17 Insurance. Borrower or Operating Company has obtained and Borrower has delivered to Agent original or certified copies of all of the Policies (or Acord 27 certificates satisfactory to Agent evidencing the existence of the same), with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower and Operating Company, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18 Flood Zone. None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

3.1.19 Physical Condition. Neither the Property nor any portion thereof is now damaged or injured in any material respect as result of any fire, explosion, accident, flood or other casualty. There are no proceedings pending, or, to the best of Borrower’s knowledge, threatened, to acquire by power of condemnation or eminent domain, the Property, or any interest therein, or to enjoin or similarly prevent the construction or use of the Improvements. Neither Borrower nor Operating Company has received notice from any insurance company or bonding company of any material defects or material inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same in any material respect or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.20 Boundaries. All of the Improvements which are located on the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the improvements, so as to affect the value or marketability of the Property except those which are insured against by title insurance.

3.1.21 Leases. With respect to any existing Leases that: (a) the rent roll attached hereto as Schedule VII is true, complete and correct and the Property is not subject to any Leases other than the Leases described in Schedule VII, (b) the Leases identified on Schedule VII are in full force and effect and there are no defaults thereunder by either party, (c) the copies of the Leases delivered to Agent are true and complete, and there are no oral agreements with respect thereto, (d) no Rent has been paid more than one (1) month in advance of its due date, (e) except as set forth on Schedule VII, all work to be performed by Borrower and/or Operating Company, as applicable, under each Lease has been performed as required as of the date that this representation is being made (or deemed remade pursuant to Section 3.1.57) and all such work has been accepted by the applicable Tenant, (f) except as set forth on Schedule VII, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower or Operating Company, as applicable, to any Tenant as of the date that this representation is being made (or deemed remade pursuant to Section 3.1.57) has already been received by such Tenant, and (g) each Lease includes an attornment provision from the Tenant for the benefit of the landlord thereunder (without qualification or condition thereto). In connection with the closing of the Loan, Borrower has delivered to Lender estoppels and Subordination, Nondisturbance and Attornment Agreements from those tenants listed on Schedule VIII attached hereto.

3.1.22 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes, personal property taxes or other amounts in the nature of transfer or debt taxes required to be paid under applicable Legal Requirements in connection with the transfer of or debt on the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible, personal property or other similar taxes required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy to be issued in connection with the Mortgage.

3.1.23 Single Purpose (Backwards Representations).

(a) (i) with respect to ESLA, since it was converted to a limited liability company on April 10, 2002, (ii) with respect to ESBA, since it was converted to a limited liability company on September 30, 2001, (iii) with respect to Operating Company, since it was converted to a limited liability company on December 17, 2001 and (iv) with respect to Observatory Tenant, since it was converted to a limited liability company on December 16, 2010:

(A) it is and always has been duly formed, validly existing, and, as to ESLA and Observatory Tenant, since its inception, and, as to ESBA and Operating Company, since its conversion, in good standing in the state of its incorporation or establishment and in all other jurisdictions where it is qualified to do business;

(B) it has no judgments or liens of any nature against it except for tax liens not yet due or as disclosed in the Title Insurance Policy;

(C) it is in material compliance with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;

(D) it is not involved in any dispute with any taxing authority except for tax certiori proceedings;

(E) it has paid all taxes which it owes;

(F) (1) with respect to ESLA, it has never owned any real property other than the Property and Personal Property necessary or incidental to the ownership or operation thereof and has never engaged in any business other than the ownership and operation of the Property, (2) with respect to ESBA, it has never held an interest in any real property other than the Property and Personal Property necessary or incidental to its interest in the Property and has never engaged in any business other than the ownership of its leasehold interest in and operation of such leasehold interest in the Property and its ownership interest in ESLA, (3) with respect to Operating Company, it has never held an interest in any real property other than the Property and Personal Property necessary or incidental to its interest in the Property and has never engaged in any business other than the ownership of its leasehold interest in and operation of such leasehold interest in the Property, its ownership interest in Observatory Tenant,

ESB 102 Corporation, and ESB Captive and the licensing of its Intellectual Property from time to time, and (4) with respect to Observatory Tenant, it has never held an interest in any real property other than the Property and Personal Property necessary or incidental to its interest in the Property and has never engaged in any business other than the ownership of its leasehold interest in and operation of such leasehold interest in the Property and operation of the Observation Deck;

(G) it is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it and which would, in any such event, have a Material Adverse Effect;

(H) intentionally omitted;

(I) with respect to Borrower, has obtained a current Phase I environmental site assessment (or, if applicable, a current Phase II environmental assessment) (ESA) for the Property prepared consistent with ASTM Practice E 1527 and the ESA has not identified any recognized environmental conditions that require further investigation or remediation except as disclosed therein; and

(J) it has no material contingent or actual obligations not related to the Property or its leasehold interest therein, as applicable.

(b) Borrower hereby represents and warrants to Agent that: (i) with respect to ESLA, since it was converted to a limited liability company on April 10, 2002, (ii) with respect to ESBA, since it was converted to a limited liability company on September 30, 2001, (iii) with respect to Operating Company, since it was converted to a limited liability company on December 17, 2001 and (iv) with respect to Observatory Tenant, since it was converted to a limited liability company on December 16, 2010::

(A) except for the Ground Lease, the Sublease and the Observatory Lease, it has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;

(B) it has paid all of its debts and liabilities from its own assets including borrowed funds;

(C) it has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence;

(D) since 2005, it has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person;

(E) it has not had its assets listed as assets on the financial statement of any other Person;

(F) it has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law) and, if it is a corporation, has not filed a consolidated federal income tax return with any other Person;

(G) it has been, and since 2005 has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party);

(H) since 2005 it has corrected any misunderstanding of which it has received written notice regarding its status as a separate entity;

(I) since 2005 it has conducted all of its business and held all of its assets in its own name;

(J) it has not identified itself or any of its affiliates as a division or part of the other except with respect to ESLA, which is a wholly-owned subsidiary of ESBA, and ESBA;

(K) since 2005 it has maintained and utilized separate stationery, invoices and checks bearing its own name;

(L) since 2005 except as between ESLA, ESBA, Operating Company and Observatory Tenant as permitted in prior loan documents and except in connection with the making of distributions, it has not commingled its assets with those of any other Person except for funds distributed to participants from time to time and cross-marketing expenses and has held all of its assets in its own name;

(M) it has not guaranteed or become obligated for the debts of any other Person;

(N) it has not held itself out as being responsible for the debts or obligations of any other Person;

(O) except with respect to ESLA, which is a wholly-owned subsidiary of ESBA, and ESBA, and except with respect to Observatory Tenant which is ultimately wholly-owned by ESBC and ESBC, it has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;

(P) it has not pledged its assets to secure the obligations of any other Person and no such pledge remains outstanding except, with respect to Borrower and Operating Company, in connection with the Loan the Loan and the prior mortgage loans being consolidated into the Loan;

(Q) it has maintained adequate capital in light of its contemplated business operations;

(R) it has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;

(S) ESLA has not owned any subsidiary or any equity interest in any other entity;

(T) it has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents;

(U) it has not had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or, with respect to Borrower, guarantees that are expressly contemplated by the Loan Documents; and

(V) Except for Operating Company and Observatory Tenant, none of the tenants holding leasehold interests with respect to the Property are affiliated with the Borrower.

3.1.24 Tax Filings. During the last seven (7) Fiscal Years, each Credit Party has timely filed (or has obtained effective extensions for filing) all federal, state, local and foreign tax returns (if any) required to be filed by it and has timely paid all federal, state, local and foreign Taxes, charges and assessments payable by each Credit Party, respectively, (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Credit Party). Borrower believes that its tax returns (if any) and other Credit Parties’ tax returns (if any) properly reflect the income and Taxes of Borrower, the Guarantor and each other Credit Party, as applicable, for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable Tax authority upon audit. There are no Liens for taxes and no claim is being asserted with respect to taxes, except for statutory Liens for taxes not yet due and payable or for taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and, in each case, with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or the other Credit Parties, as applicable.

3.1.25 Solvency. The Credit Parties (a) have not entered into the transaction or any Loan Document (including any lease amendment) with the actual intent to hinder, delay, or defraud any creditor and (b) have received reasonably equivalent value in exchange for its Obligations under the Loan Documents (and the lease amendments). Giving effect to the Loan, the fair saleable value of the Credit Parties’ respective assets exceeds and will, immediately following the making of the Loan, exceed each Credit Party’s respective total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each Credit Party’s assets is and will, immediately following the making of the Loan, be greater than each Credit Party’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Credit Party intends to, or believes that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Credit Party and the amounts to be payable on or in respect of obligations of such Credit Party).

3.1.26 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.27 Affiliate Debt. There is no Affiliate Debt owed or outstanding.

3.1.28 Offices; Location of Books and Records. The chief executive office or chief place of business and the jurisdiction of organization (as such terms are used in Revised Article 9 of the UCC as in effect in the State of New York from time to time) of each Credit Party is set forth on Schedule IX or as otherwise described in a notice from Borrower to Agent, together with the organization number assigned to each Credit Party in such jurisdiction and each Credit Party’s federal employer identification number. Borrower’s books of accounts and records are located at its chief executive office or the chief place of business.

3.1.29 Trade Name; Other Intellectual Property. Either Borrower or Operating Company owns and possesses or licenses, and has the right to use (as the case may be), all Intellectual Property, without, individually or in the aggregate, any infringement upon rights of other Persons, in each case except as could not reasonably be expected to (a) result in a Material Adverse Effect on the value or use and operation of the Property or (b) impair Borrower’s or Operating Company’s ability to pay its obligations in a timely manner, and there is no individual Intellectual Property the loss of which would (i) have a Material Adverse Effect on the value or use and operation of the Property, or (ii) impair Borrower’s or Operating Company’s ability to pay its obligations in a timely manner.

3.1.30 No Default. No Default or Event of Default exists.

3.1.31 Zoning. All easements, restrictions, covenants or operating agreements which benefit or burden the Property are in full force and effect, and to the best of Borrower’s knowledge there are no defaults thereunder by any party thereto. The Property is zoned C5-3 (Restricted Central Commercial) and C6-4.5 (Restricted Central Commercial) within MiD (Special Midtown District) within Manhattan Community District 5.

3.1.32 Full and Accurate Disclosure. The Rent Roll and all other financial statements submitted by Borrower in connection with the Loan are accurate, complete and correct in all material respects. To the best of Borrower’s knowledge, no other information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of each Credit Party, Manager or Guarantor pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. To the best of Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely, or is reasonably likely to have a Material Adverse Effect. In addition, there is no fact or circumstance presently known to Borrower which has not been disclosed to Agent and which has a Material Adverse Effect, or is reasonably likely to have a Material Adverse Effect.

3.1.33 Foreign Person. No Credit Party is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.34 Investment Company Act. No Credit Party is (a) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.35 Organizational Structure. Borrower’s organizational structure is accurately reflected on its organizational chart, which is annexed hereto as Schedule X.

3.1.36 Management Agreement. There is no Management Agreement in place on the date hereof between Borrower or Operating Company with a Manager or other Person other than the Listing Agreements.

3.1.37 Indebtedness. No Credit Party has incurred any Indebtedness, other than Indebtedness permitted pursuant to Section 4.2.13.

3.1.38 Ground Lease. (a) The Ground Lease has been duly recorded. The Ground Lease permits the interest of both ESLA and ESBA to be encumbered by a mortgage. There have not been amendments or modifications to the terms of the Ground Lease since its recordation, with the exception of written instruments which have been recorded.

(b) Except for the Permitted Encumbrances, Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances.

(c) Borrower’s interest in the Ground Lease is assignable to Agent, for the benefit of the Lenders and their successors and assigns, pursuant to the Loan Documents as collateral for the Loan.

(d) As of the date hereof, the Ground Lease is in full force and effect and no default has occurred under the Ground Lease and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the Ground Lease.

(e) The Ground Lease expires on January 5, 2076 and there are no renewal options thereunder.

3.1.39 Sublease.

(a) The Sublease has been duly recorded. The Sublease permits the interest of ESBA to be encumbered by a mortgage and does not preclude ESBA from entering into this Agreement and the other Loan Documents. There have not been amendments or modifications to the terms of the Sublease since its recordation, with the exception of written instruments which have been recorded.

(b) Except for the Permitted Encumbrances, neither ESBA’s or Operating Company’s interest in the Sublease is subject to any Liens or encumbrances. There is no mortgage, lien, pledge, charge, encumbrance, hypothecation, security interest or other security device on Operating Company’s leasehold interest in the Property or the Leases.

(c) ESBA’s interest in the Sublease is assignable to Agent, for the benefit of the Lenders and their successors and assigns, pursuant to the Loan Documents as collateral for the Loan.

(d) As of the date hereof, the Sublease is in full force and effect and no default has occurred under the Sublease and there is no existing condition which, but for the passage of time or the giving of notice, or both, could result in a default under the terms of the Sublease.

(e) The Sublease expires on January 5, 2076 and there are no renewal options thereunder.

(f) The Operating Company has no right (whether a right of first offer, refusal or otherwise) or option pursuant to the Sublease or otherwise to purchase all or any part of the Property or to obtain a direct lease with ESLA.

3.1.40 Observatory Lease.

(a) Neither Operating Company’s nor Observatory Tenant’s interest in the Observatory Lease is subject to any Liens or encumbrances. There is no mortgage, lien, pledge, charge, encumbrance, hypothecation, security interest or other security device on either the Operating Company’s or Observatory Tenant’s interest in the Observatory Lease.

(b) As of the date hereof, the Observatory Lease is in full force and effect and no default has occurred under the Observatory Lease and there is no existing condition which, but for the passage of time or the giving of notice, or both, could result in a default under the terms of the Observatory Lease.

(c) The Observatory Lease expires on December 31, 2015 and there are no renewal options thereunder.

(d) The Observatory Tenant has no right (whether a right of first offer, refusal or otherwise) or option pursuant to the Observatory Lease or otherwise to purchase all or any part of the Property or to obtain a direct lease with Borrower.

3.1.41 No Pledge. Other than the Permitted Encumbrances, there is no lien, pledge, charge, encumbrance, hypothecation, security interest or other security device on (a) any direct or indirect ownership interests in any Credit Party owned by any other Credit Party, LMH or any Malkin Controlled Person, or (b) any Rents payable to any Credit Party.

3.1.42 Affiliate Contracts. Borrower represents that the Affiliate Contracts listed on Schedule I are the only Affiliate Contracts on the date hereof.

3.1.43 Internal Revenue Code. Borrower represents that, to the best of its knowledge, the transaction described herein is not and does not form part of a transaction that the Internal Revenue Service has identified as a listed transaction or a transaction that is substantially similar to a listed transaction within sections 6011, 6111 or 6112 of the Internal Revenue Code.

3.1.44 Patriot Act Compliance. None of the Credit Parties nor the Guarantor (a) is listed on any Government Lists (as defined below), (b) is a Person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, or (c) has been previously indicted for or convicted of any Patriot Act Offense (as defined below). For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism, (ii) the criminal laws against money laundering, (iii) the Bank Secrecy Act, as amended, (iv) the Money Laundering Control Act of 1986, as amended, or (v) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (A) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (B) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Agent notified Borrower in writing is now included in “Governmental Lists”, or (C) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Governmental Lists”.

3.1.45 Anti-Terrorism Compliance. No portion of the proceeds of the Loan will be used, are needed, or will be invested by the Credit Parties or any Affiliates thereof in order to support international terrorism or activities that may contravene U.S. federal, state as well as, to Borrower’s knowledge, German or European Union anti-money laundering laws and regulations.

3.1.46 German Anti-Money Laundering Compliance. Each of the Credit Parties, the Credit Parties’ Affiliates and the Guarantor is acting solely for its own account and not for the account or upon the initiative (Veranlassung) of any economic beneficiary (wirtschaftlich Berechtigter) within the meaning of Section 1 (6) of the German Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)) of the Loan.

3.1.47 No Default. No Default or Event of Default under the Loan Documents has occurred or is continuing or will result from the entry into of, or the performance of any transaction contemplated by, any Loan Document.

3.1.48 No Registration. Except for recordation of the Mortgage and the Assignment of Leases and the filing of any Uniform Commercial Code financing statements required by Agent in connection with the Loan, it is not necessary to file, register or record any Loan Documents in any public place or elsewhere, except as may be required by applicable securities laws and regulations, including applicable stock exchange rules.

3.1.49 Intentionally Omitted.

3.1.50 Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of each Credit Party for the legal use, occupancy and operation of the Property as an office and retail building with the Observation Deck (collectively, the “Licenses”), have been obtained and are in full force and effect, except for those the failure of which to obtain and maintain in full force and effect would not reasonably be expected to have and does not have a Material Adverse Effect. Borrower shall keep and maintain and cause the other Credit Parties to keep and maintain all Licenses necessary for the operation of the Property as an office and retail building, except where the failure to maintain a License would not reasonably be expected to cause or does not cause a Material Adverse Effect. The use being made of the Property is in conformity with the certificate or certificates of occupancy issued for the Property in all material respects.

3.1.51 No Subsidiaries. As of the Closing Date, no Credit Party has any subsidiaries except as disclosed in Schedule X.

3.1.52 Intentionally Omitted.

3.1.53 Trigger Period; Debt Yield Collateral Period. On the date hereof, no Trigger Period or Debt Yield Collateral Period exists.

3.1.54 Appraisal. In connection with the Appraisal delivered to Agent and Lenders on or prior to the Closing Date, all information supplied by the Credit Parties or on their behalf to the Appraiser for the purposes of such Appraisal was true and accurate as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

3.1.55 Taxpayer Identification Number. The Taxpayer Identification number for ESLA is 04-3641193, for ESBA is 13-6084254, for Operating Company is 13-1957295 and for Observatory Tenant is 27-4317468.

3.1.56 Labor. No Credit Party (a) is involved in or, to the best of Borrower’s knowledge, threatened with any (i) labor dispute, work stoppage or labor strike or (ii) any grievance or litigation relating to labor matters involving any employees or other laborers at the Property, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints which, if determined adversely to any Credit Party, would reasonably be expected to result in, or does result in a Material Adverse Effect, (b) has knowingly engaged, nor, to the best of Borrower’s knowledge, has there been any allegations in any proceeding that any Credit Party has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act which would have a Material Adverse Effect, and (c) is a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at the Property, except as set forth on Schedule XIV (the parties acknowledging that the contract with Local 30 has expired and that the same is currently being re-negotiated), or is negotiating any new agreement or contract with respect to the Property.

3.1.57 No Bankruptcy Filing. None of the Credit Parties intend either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of any such entity’s assets or property, and none of the Credit Parties have any knowledge of any Person having filed or intending to file any such petition against it.

Section 3.2 Continuing Effectiveness and Survival of Representations. All representations and warranties contained in any documents furnished to Agent and/or Lenders by or on behalf of Borrower as part of or in support of the Loan application or pursuant to this Agreement or any of the other Loan Documents shall be deemed continuing and in effect at all times while Borrower remains indebted to Lenders but have only been made by Borrower as of the date hereof and as of the date that the same are required to be re-made pursuant to this Agreement, including, without limitation, as a condition to Advances. The representations and warranties set forth in Section 3.1 shall survive, and any covenants contained in Section 3.1 shall continue, for so long as any amount remains payable to Agent and/or Lenders under this Agreement or any of the other Loan Documents but are only effective as of the date made or re-made.

IV.	BORROWER COVENANTS

Section 4.1 Borrower Affirmative Covenants.

Borrower hereby covenants and agrees that:

4.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, and all material rights, licenses, permits and franchises and comply in all material respects with all Governmental Authorities applicable to it and the Property, including, without limitation, the Landmarks Preservation Commission, and all Legal Requirements applicable to it and the Property, including, without limitation, the ADA and Prescribed Laws. Borrower shall cause Operating Company and Observatory Tenant to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its respective existence, rights, licenses, permits and franchises and comply in all material respects with all Governmental Authorities applicable to it and the Property, including, without limitation, the Landmarks Preservation Commission, and all Legal Requirements applicable to it and the Property, including, without limitation, the ADA and Prescribed Laws. If any such compliance is the obligation of a Tenant under a Lease (excluding for this purpose the Sublease and the Observatory Lease), then Borrower shall be in compliance with its obligations hereunder so long as Borrower or Operating Company is proceeding with reasonable diligence and in a commercially reasonable manner to enforce such Tenant’s obligations and the on-going failure of compliance by such Tenant would not reasonably be expected to have, and does not have a Material Adverse Effect.

4.1.2 Taxes and Other Charges. Borrower shall pay or cause the Operating Company to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, that, so long as neither a Monetary Default or an Event of Default exists, Borrower’s obligation to directly pay Taxes shall be suspended during a Trigger Period so long as Borrower complies with the terms and provisions of Section 6.1.1 Borrower shall furnish to Agent receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent. Borrower shall not permit or suffer and shall promptly discharge any Lien (other than Permitted Encumbrances) against the Property, by payment, bonding or otherwise within sixty (60) days after Borrower is notified of such Lien (regardless of source). The provisions of this Section 4.1.2 are subject to the Credit Parties’ Contest Right.

4.1.3 Tax Filings. Borrower and Operating Company shall timely file and shall cause Operating Company to timely file all federal, state, local and foreign tax returns required to be filed by it and shall timely pay all federal, state, local and foreign taxes due and payable by it (other than any taxes the amount or validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or Operating Company, as applicable).

4.1.4 Litigation. Borrower shall and shall cause Operating Company to give prompt notice to Agent of any litigation or governmental proceedings pending or threatened against any Credit Party or Guarantor which might reasonably be expected to result in, or does result in a Material Adverse Effect.

4.1.5 Access to Property. Borrower shall and shall cause Operating Company and Observatory Tenant to permit agents, representatives and employees of Agent and each Lender, accompanied by representatives of one or more Credit Parties, to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject to rights of Tenants.

4.1.6 Further Assurances; Supplemental Mortgage Affidavits. Borrower shall and shall cause Operating Company and Observatory Tenant, at Borrower’s sole cost and expense, to:

(a) execute and deliver to Agent such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations of Borrower under the Loan Documents, as Agent may reasonably require, provided that the same shall be subject to Section 10.22;

(b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Agent shall reasonably require from time to time; and

(c) furnish to Agent all instruments, documents, certificates, plans and specifications, appraisals, title and other insurance, reports and agreements and each and every other document and instrument required to be furnished by the terms of this Agreement or the other Loan Documents, all at Borrower’s reasonable expense.

4.1.7 Financial Reporting. (a) Borrower shall and shall cause Operating Company and Observatory Tenant to keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, reflecting the financial affairs of the Credit Parties. Agent shall have the right from time to time during normal business hours upon reasonable notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Agent shall desire.

(b) Borrower shall furnish Agent annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of each Credit Party’s annual financial statements audited by the Approved Accountant or other independent certified public accountant acceptable to Agent prepared in accordance with GAAP, including, without limitation, statements of (i) assets and liabilities and Net Worth, (ii) income and expense and (iii) a cash flow statement for the Credit Parties and the Property, together with an unaudited combining balance sheet and income statement for the Credit Parties.

(c) Borrower will furnish to Agent on or before the forty-fifth (45th) day after the end of each fiscal quarter (based on a Fiscal Year) commencing with the third fiscal quarter of 2011 the following items:

(i) unaudited financial statements for each Credit Party, internally prepared including, with respect to each Person, a balance sheet and statement of operations as of the end of such quarter and for the corresponding quarter of the previous year and a contingent liability schedule, and Borrower’s calculation of the Debt Yield as of the end of such quarter and all background information reasonably required by Agent, including, without limitation, a detailed statement of NOI, to substantiate Borrower’s calculation of the same. Such statements for each quarter shall be accompanied by a certificate from an authorized signatory of Borrower that is familiar with the financial condition of the Credit Parties and the operation of the Property certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of each Credit Party, (B) that as of the date of such Officer’s Certificate, no Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Default and the action then being taken by Borrower or proposed to be taken to remedy such Default, (C) that as of the date of each

Officer’s Certificate, no litigation exists involving any Credit Party or the Property in which the amount involved is One Million Five Hundred Thousand Dollars ($1,500,000.00) (in the aggregate) or more in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto, and (D) Borrower’s calculation of the Debt Yield for the then relevant period. Notwithstanding the foregoing, Borrower hereby acknowledges and agrees that Agent shall unilaterally determine the Debt Yield as of the end of for each calendar quarter, in its reasonable discretion, but subject to the terms of this Agreement. Such financial statements shall contain such other information as shall be reasonably requested by Agent for purposes of any calculations to be made by Agent pursuant to the terms hereof; and

(ii) a leasing report and rent roll/occupancy summaries for all Leases affecting the Property, including, without limitation, aging schedules, schedules of tenant receivables, tenant defaults and tenant sales, as applicable and available, dated as of the last month of such fiscal quarter. Such rent roll and schedule of aged receivables shall be accompanied by an Officer’s Certificate certifying that such rent roll and schedule of aged receivables is true, correct and complete in all material respects as of its date;

(d) Within sixty (60) days after the end of each Fiscal Year, Borrower shall and shall cause Operating Company to deliver to Agent the Annual Budget for the next Fiscal Year. Such Annual Budget will be for informational purposes; provided, however, that during a Trigger Period, Borrower shall deliver to Agent within ten (10) days of the commencement of such period the Annual Budget for Agent’s review and approval of the discretionary items and Capital Expenditures, tenant improvements and leasing commissions contained therein (which approval shall not be unreasonably withheld, conditioned or delayed and is deemed given if not withheld in writing, including the basis for disapproval within ten (10) Business Days after request). The Annual Budget submitted pursuant to this Section 4.1.7(d) and, if required pursuant hereto, approved or deemed approved by Agent, for any calendar year shall be referred to herein as the “Approved Annual Budget”. In addition, during a Trigger Period, in the event that Borrower or Operating Company wishes to incur any Extraordinary Expenses, then Borrower shall promptly deliver to Agent a reasonably detailed explanation of such proposed Extraordinary Expense for Agent’s approval, which approval shall not be unreasonably withheld, delayed or conditioned and is deemed given if not withheld in writing, including the basis for disapproval, within ten (10) Business Days after request. If Borrower, Operating Company or Manager, if applicable, shall materially change or modify the Approved Annual Budget, Borrower shall deliver to Agent an amended Annual Budget reflecting such change or modification or, if such change or modification is being made during a period requiring approval of the then applicable Annual Budget pursuant to this Section 4.1.7(d), Borrower shall obtain the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed and is deemed given if not withheld in writing, including the basis for disapproval within ten (10) Business Days after request. If Borrower shall fail to deliver the Annual Budget and/or obtain Agent’s approval if required pursuant to this Section 4.1.7(d), the Approved Annual Budget for the preceding calendar year, as increased by any actual increase in non-discretionary expenses, shall constitute the Approved Annual Budget for the then applicable fiscal year until Borrower submits a new Annual Budget and, if applicable, obtains Agent’s approval thereof, for such fiscal year as required pursuant to this Section 4.1.7(d).

(e) Borrower shall furnish to Agent, within five (5) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Agent.

(f) ESBA shall timely make all filings required by the Securities & Exchange Commission and shall promptly deliver a copy of the same to Agent.

4.1.8 Title to the Property. Borrower will warrant and defend the validity and priority of the Liens of the Mortgage, the Assignment of Leases on the Property, and the Lien created pursuant to Section 6.1 against the claims of all Persons whomsoever, subject with respect to the Property only to Permitted Encumbrances.

4.1.9 Estoppel Statement. (a) After request by Agent, Borrower shall within five (5) Business Days furnish Agent with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid on the Note, (iv) any offsets or defenses to the payment of the Debt, if any, (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification and (vi) that no Default or Event of Default exists, or if a Default or Event of Default does exist, specifying such Default or Event of Default, as applicable, and the steps, if any, being taken to remedy such Default or Event of Default.

(b) Borrower shall deliver to Agent, upon request, an estoppel certificate from each of Operating Company with respect to the Sublease and Observatory Tenant with respect to the Observatory Lease and Borrower shall use commercially reasonable efforts to deliver to Agent, upon request, an estoppel certificate from each Tenant (i) with an office Lease in excess of 25,000 rentable square feet, and (ii) with a Broadcasting Lease or retail lease providing for Rent in excess of $900,000 per year (a “Third Party Lease”); provided that such certificate may be in the form required under such Lease; provided, further, that Borrower shall not be required to deliver such certificates with respect to the Third Party Leases more frequently than one (1) time prior to the Initial Maturity Date and one (1) time during the aggregate period of the First Extension Period and the Second Extension Period.

4.1.10 Leases. (a) All Leases and all renewals of Leases executed after the date hereof shall (i) contain market rate terms and conditions, (ii) provide that such Lease is subordinate to the Mortgage and that, upon the foreclosure of the Mortgage, sale by power of sale thereunder or deed-in-lieu of foreclosure, the Tenants, at Agent’s discretion, will attorn to the transferee of the Property, (iii) be prepared on the standard form of lease attached hereto as Schedule XIII with such modifications as are consistent with the market and that result from arms-length negotiations that Borrower conducts in good faith and (iv) not include any option in favor of Tenant to acquire all or any portion of the Property.

(b) Borrower may or may cause Operating Company to enter into new Leases which are not Major Leases without Agent’s consent provided that no Event of Default then exists, the Lease complies with the requirements set forth in subsection (a) above, and the Tenant thereunder is not an Affiliate of Borrower or Operating Company. In addition, Borrower may enter into renewals, amendments, extensions, restatements, expansions and modifications of Leases which are not Major Leases without the consent of Agent provided that no Event of Default then exists, any such renewal, amendment, extension, restatement, expansion or modification complies with the requirements set forth in subsection (a) above, and the Tenant thereunder is not an Affiliate of Borrower or Operating Company. Borrower may terminate any Lease which is not a Major Lease without the consent of Agent.

(c) All Major Leases and all renewals, amendments, extensions, restatements, expansions, modifications and terminations thereof (a “Major Lease Modification”) executed after the date hereof shall, prior to execution, be subject to Agent’s approval which shall not be unreasonably withheld, delayed or conditioned. Borrower shall not permit or consent to the assignment of any Major Lease without Agent’s prior consent, which shall not be unreasonably withheld, delayed or conditioned, unless and except to the extent the right to assign without Borrower’s consent is already reserved to the tenant thereunder in any Major Lease in existence on the date of this Agreement or is included in any Major Lease hereafter entered into in compliance with the terms of this Section 4.1.10(c). Each request for approval and consent of a Major Lease or Major Lease Modification shall contain a legend in capitalized bold letters on the top of the cover page stating: “THIS IS A REQUEST FOR CONSENT TO A [MAJOR LEASE] [MAJOR LEASE MODIFICATION]. AGENT’S RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS. AGENT’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN AGENT’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED.” Each such request shall include the following documentation with such request: (i) the Major Lease or Major Lease Modification, as applicable, and (ii) all other materials reasonably necessary in order for Agent to evaluate such Major Lease or Major Lease Modification. In the event that Agent fails to grant or withhold its approval and consent to such Major Lease or Major Lease Modification within such five (5) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then Agent’s approval and consent shall be deemed to have been granted. In addition, Borrower may, at Borrower’s option, prior to delivering to Agent any such Major Lease or Major Lease Modification for Agent’s approval, first deliver to Agent for Agent’s approval a tenant application and budget setting forth the major economic and other business terms (the “TAB”) of such proposed Major Lease or Major Lease Modification, provided, however, that a TAB shall only be deemed delivered from the date additional information reasonably required for evaluation of the TAB is delivered to Agent; provided, further, that a TAB shall be deemed delivered as of the date received if Agent does not request additional information with respect thereto within three (3) Business Days following its initial receipt thereof. Each such request for approval and consent of a TAB for a Major Lease or Major Lease Modification shall contain a legend in capitalized bold letters on the top of the cover page stating: “THIS IS A REQUEST FOR CONSENT TO THE TAB FOR A [MAJOR LEASE] [MAJOR LEASE MODIFICATION]. AGENT’S RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS. AGENT’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN AGENT’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Agent fails to grant or withhold its approval and consent to such TAB within such five (5) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then Agent’s approval and consent shall be deemed to have been granted. Subject to the approval time periods set forth above with respect to Major Leases and Major Lease Modifications, so long as any Major Lease or Major Lease Modification does not contain material business terms which differ more than five percent (5%) on a net effective basis from the material business terms set forth in the TAB approved or deemed approved by Agent and otherwise does not contain any lease terms which deviate materially from the terms of the standard form of Lease used for the Property and approved by Agent, Agent’s consent to such Major Lease or Major Lease Modification shall not be required but shall be deemed given for purposes of Sections 4.1.11 and 6.3.2 hereof. All Major Lease, Major Lease Modifications and TABs being sent to Agent for approval in accordance with this Section 4.1.10(c) shall be sent in accordance with the notice provisions set forth in Section 10.6 and shall, in addition, be sent to Ms. Barbara E. Isaacman at the following address: HSBC Bank USA, National Association, 452 Fifth Avenue, 4th Floor, New York, New York 10018.

(d) Notwithstanding the foregoing, Borrower shall have the right to terminate any Major Lease and no consent of Agent shall be required in respect of such termination, provided that (i) Borrower simultaneously replaces such terminated Lease with a Lease or Leases (for all or substantially all of the space which was covered by the Lease being terminated) that either (A) has been approved or deemed approved by Agent if required in accordance with Section 4.1.10(b) or (B) otherwise meets the requirements of this Section 4.1.10, or (ii) the applicable Tenant is in default thereunder beyond any applicable notice and grace periods.

(e) Borrower shall and shall cause Operating Company to (i) promptly perform and observe all of the material terms, covenants and conditions required to be performed and observed by Borrower or Operating Company under the Leases, and (ii) not collect any of the Rents more than one (1) month in advance (except that Borrower may collect (A) such security deposits and last month’s Rents as are permitted by Legal Requirements and are commercially reasonable in the prevailing market, (B) pre-paid estimates of recoveries of operating expenses and taxes, and other charges in accordance with the terms of each Lease).

(f) Upon request, Borrower shall furnish Agent with executed copies of all Leases, certified as true and complete by Borrower.

(g) Intentionally omitted.

(h) Agent shall enter into a subordination, non-disturbance and attornment agreement, in form and substance substantially similar to the form attached hereto as Exhibit F (a “Non-Disturbance Agreement”), and otherwise acceptable to Agent in its reasonable discretion, with any Tenant under a Major Lease (other than the Operating Company under the Sublease and the Observatory Tenant under the Observatory Lease), with any Tenant under a Lease for more than 25,000 square feet of space or for retail or broadcast use (other than the Operating Company and the Observatory Tenant) and with respect to other Leases as may be reasonably requested by the Borrower. All reasonable third-party costs and expenses incurred by Agent in connection with the negotiation, preparation, execution, delivery and recordation of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower or another Credit Party.

(i) Borrower shall cause the Operating Company to comply with the terms and provisions of this Section 4.1.10.

4.1.11 Alterations.

(a) Agent’s prior approval shall be required in connection with any alterations to any Improvements that may (i) have a Material Adverse Effect, or (ii) result in a reduction of the square footage of the Improvements by more than five percent (5%). The provisions of this Section 4.1.11 shall not pertain to (1) a Restoration for which the provisions of Article V are intended to govern and (2) any alterations set forth on Schedule XI attached hereto or for any alteration provided for in any Lease other than a Major Lease or any Major Lease approved pursuant to Section 4.1.10 hereof, for which Agent’s consent shall not be required and the Borrower shall not be required to post security. Borrower shall cause the Operating Company to comply with the provisions of this Section 4.1.11.

(b) Borrower shall not, and shall not permit the Operating Company, Observatory Tenant or any other Tenant to commence any alterations to the Improvements without obtaining a permit or waiver, if applicable, from the Landmarks Preservation Commission.

4.1.12 Intentionally Omitted.

4.1.13 Updated Appraisal. Agent shall have the right to order new Appraisals of the Property from time to time. Borrower hereby agrees, upon demand, to pay to Agent the cost and expense for such Appraisals and a fee for Agent’s review of each Appraisal; provided, however, that Borrower’s obligation to pay such cost and expense shall be limited to one Appraisal of the Property every two (2) years, unless the Appraisal is ordered after the occurrence of an Event of Default, is required by any Legal Requirement or is required hereunder in connection with the election of Borrower to extend the term of the Loan for the Extension Period.

4.1.14 Origination Fee, the Arrangement Fee, the Unused Fee and Administrative Fee. Borrower shall pay to Agent the Origination Fee, the Arrangement Fee, the Unused Fee and the Administrative Fee in accordance with the Loan Fee Letter.

4.1.15 Interest Rate Protection Agreement. (a) Borrower, at its option may, at or prior to each Advance of the Loan, enter into one or more Interest Rate Protection Agreements which shall effectively cap the LIBOR Rate on the entire outstanding principal balance of the Loan until the Maturity Date at a rate less than or equal to four and one-half percent (4.5%) per annum, calculated on an annual basis. The obligations of Borrower under any Interest Rate Protection Agreements shall not be secured by or encumber any of the collateral securing Borrower’s obligations under the Loan Documents nor shall it be a recourse obligation of any Credit Party. Promptly upon obtaining any Interest Rate Protection Agreement, Borrower shall deliver the same to Agent.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Protection Agreement. Borrower shall take all action reasonably requested by Agent to enforce Agent’s rights under the Interest Rate Protection Agreements in the event of a default by Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder. Borrower shall not (i) without the prior written consent of Agent, modify, amend or supplement the terms of the Interest Rate Protection Agreement, (ii) without the prior written consent of Agent, cause the termination of the Interest Rate Protection Agreement prior to its stated maturity date, (iii) without the prior written consent of Agent, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) under the Interest Rate Protection Agreement, (iv) without the prior written consent of Agent, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Protection Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Protection Agreement, (vi) take or omit to take any action or suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Protection Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) to payment or (vii) fail to give prompt notice to Agent of any notice of default given by or to Borrower under or with respect to the Interest Rate Protection Agreement, together with a complete copy of such notice.

(c) Borrower shall collaterally assign to Agent for the ratable benefit of the Lenders, pursuant to an Assignment of Interest Rate Protection Agreement substantially in the form attached hereto as Exhibit G, all of Borrower’s right, title and interest to receive any and all payments under the Interest Rate Protection Agreement (and any related guarantee, if any) and shall deliver to Agent an executed counterpart of such Interest Rate Protection Agreements, notify the Counterparty of such collateral assignment and obtain the agreement (either in such Interest Rate Protection Agreement or by separate instrument) of such Counterparty to make any payments to become payable under or pursuant to the Agreement directly to Agent until such time as the Assignment of Interest Rate Protection Agreement is terminated or otherwise canceled. Notwithstanding the foregoing, except during such time as a Trigger Period or Event of Default exists, Borrower shall be entitled to receive any payments under the Interest Rate Protection Agreement (other than a payment by reason of a termination event thereunder, and the Counterparty shall continue to make such payments directly to Borrower until such time as the Counterparty shall have been given notice by Agent that a Trigger Period or an Event of Default shall have occurred and is continuing. At such time as the Loan is repaid in full, all of Agent’s right, title and interest in the Interest Rate Protection Agreement shall terminate and Agent shall execute and deliver at Borrower’s sole, reasonable cost and expense, such documents as may be required to evidence Agent’s release of the Interest Rate Protection Agreements and to notify the Counterparty of such release. If Agent receives any payments under the Interest Rate Protection Agreement (other than a payment by reason of a termination event or any other payment during the existence of an Event of Default or Trigger Period), Agent shall deliver the same to Borrower. If Agent receives any payments under the Interest Rate Protection Agreement during the existence of an Event of Default or Trigger Period or by reason of a termination event under the Interest Rate Protection Agreement, Agent shall have the right to hold the same, to deposit the same in a cash collateral account as additional security for the Loan or, if an Event of default exists, to apply same to any portion of the Debt in any order it desires or, if the Interest Rate Protection Agreement has been partially or wholly terminated, to apply same, with prior approval of Borrower, to the cost of acquiring another interest rate protection agreement in form and substance, and from a counterparty, satisfactory to Agent in all respects.

(d) Intentionally omitted.

(e) In connection with an Interest Rate Protection Agreement, unless Agent is the Counterparty thereunder, Borrower shall obtain and deliver to Agent an opinion of counsel from counsel for the Counterparty thereunder (upon which Agent and Lenders and their respective successors and assigns may rely) (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, substantially in compliance with the requirements set forth below:

(i) The Counterparty Opinion shall be addressed to Agent, for itself and Lenders, and their respective successors and assigns and shall state that it may be relied upon by (A) successor Agent, (B) any assignee of any Lender’s interest in the Loan, (C) any Participant, and (D) any servicer of the Loan,

(ii) The Counterparty Opinion shall be in form and substance reasonably acceptable to Agent and shall contain the following opinions:

(A) the Counterparty under the Interest Rate Protection Agreement is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement;

(B) the execution and delivery of the Interest Rate Protection Agreement by the Counterparty thereunder, and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which such Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(C) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Protection Agreement, and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which such Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(D) the Interest Rate Protection Agreement, and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which the Counterparty thereunder has executed and delivered pursuant thereto, have been duly executed and delivered by such Counterparty and constitute the legal, valid and binding obligation of such Counterparty, enforceable against such Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(iii) Depending on the nature of the transaction, the Counterparty Opinion shall contain such additional opinions on such other matters relating to the Interest Rate Protection Agreement and/or and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which the Counterparty thereunder has executed and delivered pursuant thereto, as Agent shall reasonably require so long as then customary, including, without limitation, the following additional opinions if the Counterparty is a foreign entity:

(A) Jurisdiction where Counterparty is located will respect and give effect to the choice of law provisions of the Interest Rate Protection Agreement and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which the Counterparty thereunder has executed and delivered pursuant thereto, and

(B) A judgment obtained in the courts of the State of New York is enforceable in the jurisdiction where Counterparty is located.

4.1.16 Insurance. Borrower shall and shall cause Operating Company and Observatory Tenant to maintain in effect at all times while Borrower is indebted to Lenders the insurance policies required by this Agreement.

4.1.17 Fees. Borrower shall pay when due all reasonable costs and expenses, including, without limitation, appraisal fees (only if required by law after the initial appraisal, in connection with any extension of the Loan or pursuant to Section 4.1.13 hereof), recording fees and charges, abstract fees, title policy fees, escrow fees, reasonable attorneys’ fees, environmental consultants to the extent provided in the Mortgage, mortgage servicing fees and expenses, and all other reasonable costs and expenses of every character which have been incurred or which may hereafter be incurred by Agent in connection with the preparation and execution of the Loan Documents, including any extension, amendment or modification thereof; the funding of the Loan, the administration and enforcement of this Agreement, the Mortgage, the Note, and the other Loan Documents, including, without limitation, reasonable attorneys’ fees in any action for the foreclosure of the Mortgage and the collection of the Loan, and all such fees incurred in connection with any bankruptcy or insolvency proceeding; and Borrower will, within twenty (20) days after demand by Agent (together with reasonable evidence of incurrence of such expenses), reimburse Agent for all such reasonable expenses which have been incurred. All amounts incurred or paid by Agent under this Section 4.1.17, together with interest thereon at the Default Rate from the due date until paid by Borrower, shall be added to the Debt and shall be secured by the lien of the Mortgage.

4.1.18 Books and Records. Borrower shall keep and maintain and cause Operating Company to keep and maintain detailed, complete and accurate books, records and accounts reflecting all items of income and expense of Borrower and Operating Company in connection with the Property and the results of the operation thereof in accordance with past practice; and, upon the request of Agent, to make such books, records and accounts available to Agent for inspection or independent audit at reasonable times upon reasonable advance notice to Borrower and Operating Company. Any independent audit conducted hereunder shall be at Agent’s expense unless such audit shall uncover a material error in statements previously delivered to Agent, in which case Borrower shall pay all reasonable costs related thereto. Agent hereby agrees to keep, and to use reasonable efforts to cause its agents, employees and consultants to keep, any information acquired hereby confidential unless already known to the general public or as required by law.

4.1.19 Indebtedness. Borrower shall duly and promptly pay all of Borrower’s Obligations to Lenders according to the terms of this Agreement, the Note and the other Loan Documents, and shall incur no other Indebtedness in any form, whether direct, indirect, primary, secondary, or contingent, without Agent’s prior written consent, other than such Indebtedness contemplated hereunder in connection with operating the Improvements and the Indebtedness (if any) permitted pursuant to Section 4.2.13, which other Indebtedness in each case is paid on a timely basis.

4.1.20 Maintain Existence. Borrower shall maintain its existence in good standing and make no changes in its organization, except to the extent permitted under Article VIII; shall not convey, transfer, or lease any substantial part of its property, assets, or business to any other person or entity in a single transaction or series of related transactions except as provided under Article VIII; shall not engage in any business enterprise other than as provided in this Agreement; shall not merge or consolidate with or into any other firm or corporation or enter into any partnership or joint venture with any other person or entity other than as permitted in this Agreement; and shall not make any loans or advances to any other person or entity, except extensions of credit in the normal course of business. Borrower shall cause the other Credit Parties to maintain their existence in good standing and make no changes in its organization. Operating Company shall not convey, transfer, or lease any substantial part of its property, assets, or business to any other person or entity in a single transaction or series of related transactions, engage in any business enterprise other than as provided in this Agreement; shall not merge or consolidate with or into any other firm or corporation or enter into any partnership or joint venture with any other person or entity; and shall not make any loans or advances to any other person or entity other than as permitted in the Agreement, except extensions of credit in the normal course of business.

4.1.21 Short Term Repairs. Borrower shall complete the repairs with respect to the Property set forth on Schedule V within twelve (12) months of the Closing Date.

4.1.22 Easements and Restrictions; Zoning. Borrower shall and shall cause Operating Company to submit to Agent for Agent’s approval prior to the execution thereof by Borrower or Operating Company, as applicable, all proposed easements, restrictions, covenants, permits, licenses, and other similar instruments which would affect the title to the Property, accompanied by a Survey showing the exact proposed location thereof and such other information as Agent shall reasonably require. Except as permitted under Article VIII, Borrower shall not and shall not permit Operating Company to subject the Property or any part thereof to any easement, restriction or covenant (including any restriction or exclusive use provision in any lease or other occupancy agreement) without the prior approval of Agent (not to be unreasonably withheld or delayed in the case of utility easements only). With respect to any and all existing easements, restrictions, covenants or operating agreements which benefit or burden the Property and any easement, restriction or covenant to which the Property may hereafter be subjected in accordance with the provisions hereof, Borrower shall or shall cause the other Credit Parties to: (a) observe and perform the obligations imposed upon the Borrower, Operating Company or the Property; (b) not alter, modify or change the same without the prior approval of Agent; (c) enforce its rights thereunder in a commercially reasonable manner so as to preserve for the benefit of the Property the full benefits of the same; and (d) deliver to Agent a copy of any notice of default or other material notice received by any Credit Party in respect of the same promptly after such Credit Party’s receipt of such notice.

4.1.23 Ownership of Personalty. Borrower shall and shall cause Operating Company to furnish to Agent, if Agent so requests, photocopies of the fully executed contracts, bills of sale, receipted vouchers and agreements, or any of them, under which Borrower or Operating Company claims title to the materials, articles, fixtures and other Personal Property used or to be used in the renovation or operation of the Improvements.

4.1.24 Comply with Other Loan Documents. Borrower shall perform all of Borrower’s Obligations under the Note and the other Loan Documents and cause the other Credit Parties to perform all of its obligations under the Loan Documents to which it is a party.

4.1.25 Purchase of Material Under Conditional Sale Contract. No Credit Party shall permit any materials, equipment, fixtures or any other part of the Improvements to be purchased or installed under any security agreement or other arrangements wherein the seller reserves or purports to reserve the right to remove or to repossess any such items unless authorized by Agent in writing or as provided in Section 4.2.13 hereof.

4.1.26 Operating and Project Accounts. Borrower shall and shall cause Operating Company to maintain HSBC as their principal depository bank for Borrower’s and Operating Company’s accounts, including, without limitation, Borrower’s Account.

4.1.27 Patriot Act Compliance. Borrower will use and shall cause the other Credit Parties to use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over each Credit Party and the Property, which relate to money laundering and terrorism. If, at any time, Agent has a reasonable belief that a Credit Party or any of their Affiliates are not in compliance with the Patriot Act or any applicable requirement of Governmental Authorities having jurisdiction over such Credit Party or the Property which relates to money laundering and/or terrorism, upon ten (10) days’ notice to Borrower, Agent shall have the right to audit the Credit Parties’ compliance (which Borrower shall cause Operating Company and Operating Tenant to cooperate to permit) with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over the Credit Parties and the Property, which relate to money laundering and terrorism. In the event that Borrower fails and fails to cause Operating Company to comply with the Patriot Act or any such requirements of Governmental Authorities relating to money laundering and terrorism, then Agent may, at its option, cause Borrower to comply or cause Borrower to cause the Operating Company and Observatory

Tenant to comply therewith and any and all reasonable costs and expenses incurred by Agent in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable.

4.1.28 Anti-Terrorism Compliance. No portion of the proceeds of the Loan will be used, are needed, or will be invested by the Credit Parties, any Affiliates of Borrower, or Guarantor, in order to support international terrorism or activities that may contravene U.S. federal, state as well as, to Borrower’s knowledge, German or European Union anti-money laundering laws and regulations. Borrower understands and hereby acknowledges that Agent and Lenders have certain anti-money laundering responsibilities under various laws and regulations of the United States of America, the Federal Republic of Germany and the European Union and shall deliver to Agent, in each case, as reasonably requested by Agent and/or any Lender or, to the extent any Credit Party has the right to obtain such information, as requested by governmental entities administering such laws and regulations, information regarding any Credit Party’s direct and indirect beneficial owners’ identities or sources of funds or other similar information and may seek to ensure that representatives or direct or indirect beneficial owners of Borrower and Operating Company are not named on one of the Government Lists or similar lists maintained by the Federal Republic of Germany or by the European Union. Borrower agrees, upon the reasonable request of Agent and/or any Lender, to provide and to cause the other Credit Parties to provide to Agent and/or such Lender additional information as may be necessary or advisable in order to satisfy their anti-money laundering responsibilities under various laws and regulations of the United States of America, the Federal Republic of Germany and the European Union.

4.1.29 Estoppel Certificates. Within one hundred twenty (120) days of the date hereof, Borrower shall cause Operating Company to deliver to Agent estoppel certificates with respect to each of the Tenants listed on Schedule XII attached hereto (collectively, the “Estoppel Certificates”). If any Estoppel Certificate delivered by any Tenant contains any material exception to the statements and certifications contained thereon, as determined by Agent in its reasonable discretion, then Borrower shall remedy the same and shall have obtained a new Estoppel Certificate from such Tenant which contains no material exceptions to any of the statements and certifications contained therein.

4.1.30 Notice. Borrower shall and shall cause Operating Company to give prompt notice to Agent of:

(a) Defaults of which Borrower has knowledge and a proposed remedy for such Default;

(b) the commencement of any suit, action or proceeding against Borrower, Guarantor, Operating Company or Observatory Tenant that would reasonably be expected to have a Material Adverse Effect; and

(c) the following events: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Plan when such contributions have become due, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or

Insolvency of, any Multiemployer Plan in which the Borrower, any Credit Party or any Commonly Controlled Entity is reasonably expected to have a liability that is reasonably expected to have, or does have, a Material Adverse Effect, or (ii) the institution of proceedings or the taking of any action by the PBGC to terminate any Single Employer Plan.

4.1.31 Customer Due Diligence Requirements. Borrower shall, promptly after written request by Agent (whether for itself, on behalf of any Lender or any prospective new Lender), furnish or cause to be furnished to Agent any documentation and such other information or evidence as may be reasonably requested by Agent to enable Agent, such Lender or such prospective Lender to carry out and be satisfied with the results of all applicable customer due diligence requirements. Agent shall keep any such information confidential and use reasonable efforts to cause its agents, employees and consultants to keep any such information confidential unless already known to the general public or as required by Legal Requirements. In addition, Agent shall notify any Lender or any prospective Lender to whom Agent discloses any such information to keep any such information confidential and use reasonable efforts to cause its agents, employees and consultants to keep any such information confidential unless already known to the general public or as required by Legal Requirements.

Section 4.2 Borrower Negative Covenants.

Borrower covenants and agrees that:

4.2.1 Due on Sale and Encumbrance; Transfers of Interests. Borrower shall not permit or suffer and shall not permit any other Credit Party to permit or suffer any Transfer, other than Permitted Transfers, without the prior written consent of Agent.

4.2.2 Liens. Borrower shall not and shall not permit any other Credit Party to create, incur, assume or suffer to exist any Lien on any portion of the Property, any Lease or any interest, direct or indirect, in any Credit Party except for Permitted Encumbrances. Any Lien against any portion of the Property or any Lease shall be bonded or otherwise removed as a Lien against the Property or Lease within thirty (30) days of the date such Lien was filed. The provisions of this Section 4.2.2 are subject to the Credit Parties’ Contest Right.

4.2.3 Dissolution. No Credit Party shall engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, or transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of a Credit Party, as applicable, except to the extent expressly permitted by the Loan Documents.

4.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership, management, development and operation of the Property. Operating Company shall not enter into any line of business other than the ownership of its leasehold interest in the Property and its ownership of interests in Observatory Tenant and ESB 102 Corporation and the management, leasing and operation of the Property. Observatory Tenant shall not enter into any line of business other than the ownership of the leasehold interest in the Observatory Lease and the operation of the business conducted at the premises demised thereunder.

4.2.5 Debt Cancellation. Neither Borrower nor Operating Company shall cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower or Operating Company by any Person, except for adequate consideration or in the ordinary course of Borrower’s or Operating Company’s business.

4.2.6 Affiliate Transactions. Subject to the provisions of Section 8.3(a)(v) and except for the Affiliate Contracts, the Ground Lease, Operating Lease, Observatory Lease and existing supervisory arrangements, Borrower shall not and shall not permit any other Credit Party to enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the constituent members of Borrower except if such transaction is a de minimis transaction or in the ordinary course of business and on terms which are fully disclosed to Agent in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party. Borrower shall not amend or permit the amendment of any Affiliate Contracts without the prior consent of Agent.

4.2.7 Zoning. Borrower shall not and shall not permit Operating Company to initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Agent. Borrower will promptly notify Agent of any anticipated or proposed change in the zoning for the Property or any portion thereof. If any such proposed change would reasonably be expected to have, or does have a Material Adverse Effect, Agent shall have the right to participate (at Borrower’s sole cost and expense) in any and all proceedings, judicial, administrative or otherwise, with respect to or in any way affecting the Property, including, without limitation, zoning, environmental and other matters using counsel of Agent’s choosing. Borrower shall not violate and shall cause the other Credit Parties, and shall cause Operating Company to use commercially reasonable efforts to cause all Tenants not to violate the certificate of occupancy for the Improvements.

4.2.8 Assets. Borrower shall not purchase or own any property other than (a) the Property and (b) Personal Property necessary for the ownership or operation of the Property. Neither Operating Company nor Observatory Tenant shall purchase or own any property other than (a) its leasehold interest in the Property, (b) Personal Property necessary for the ownership or operation of its leasehold interest in the Property and (c) in the case of Operating Company, its interest in Observatory Tenant and ESB 102 Corporation.

4.2.9 No Joint Assessment. Borrower shall not and shall not permit Operating Company to suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) with any portion of the Property which may be deemed to constitute Personal Property, or any other procedure whereby the lien of any taxes which may be levied against such Personal Property shall be assessed or levied or charged to the Property.

4.2.10 Principal Place of Business. Borrower shall not and shall not permit Operating Company to change its chief executive office or chief place of business or its jurisdiction of organization as set forth on Schedule IX without first giving Agent thirty (30) days’ prior notice.

4.2.11 ERISA. (a) Borrower shall not and shall not permit any Credit Party to engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Agent of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b) Neither a Reportable Event nor a failure to satisfy the minimum funding requirements of Section 412 or 430 of the Code has occurred during the six (6) year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur with respect to any Single Employer Plan, and, to the knowledge of the Credit Parties, each Plan (including a Multiemployer Plan or a multiemployer welfare plan maintained pursuant to a collective bargaining agreement) has complied in all respects with the applicable provisions of ERISA, the Code and the constituent documents of such Plan, except for instances of non-compliance that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred during such six-year period or is reasonably expected to occur (other than a termination described in Section 4041(b) of ERISA), and no Lien in favor of the PBGC or a Plan has arisen during such six-year period or is reasonably expected to arise. Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Except to the extent that such liability could not reasonably be expected to have a Material Adverse Effect, neither the Credit Parties nor any Commonly Controlled Entity have had, or could reasonably be expected to have, a complete or partial withdrawal from any Multiemployer Plan. To the knowledge of the Credit Parties, no such Multiemployer Plan is in Reorganization, Insolvent or terminating or is reasonably expected to be in Reorganization, become Insolvent or be terminated. Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Credit Parties and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA, but excluding welfare benefit plans in which their current or former collective bargaining employees participate) other than such liability disclosed in the financial statements of the Credit Parties does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits. Neither the Credit Parties nor any Commonly Controlled Entity has engaged in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code in connection with any Plan that would subject any Credit Party to liability under ERISA and/or Section 4975 of the Code that could reasonably be expected to have a Material Adverse Effect. There is no other circumstance which may give rise to a liability in relation to any Plan that could reasonably be expected to have a Material Adverse Effect.

(c) Borrower shall deliver to Agent such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Agent in its sole discretion, that (i) no Credit Party is or maintains a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) no Credit Party is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in each Credit Party are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in each Credit Party are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Each Credit Party qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

4.2.12 No Distributions. Except as set forth in Section 2.1.5, Borrower shall not and shall not permit any Credit Party to make any distributions or other disbursements to its shareholders, partners or members or Persons owned by or related to any of its shareholders, partners or members until all Operating Expenses with respect to the Property for the current month (including, without limitation, Taxes and Other Charges, Insurance Premiums, and Debt Service), as applicable, have been paid or provided for by Borrower or Operating Company, except for payments made pursuant to the Affiliate Contracts.

4.2.13 Indebtedness. Borrower will not incur any Indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) other than (a) the Debt, (b) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount, when aggregated with the trade payables of the other Credit Parties, not exceeding $10,000,000 at any one time, subject to amounts being contested in accordance with the provisions of this Section 4.2.13 and (c) Indebtedness incurred in the financing of equipment and other Personal Property used on the Property with annual payments not exceeding, when aggregated with such financings by the other Credit Parties, $2,500,000 in the aggregate; provided that any Indebtedness incurred pursuant to subclauses (b) and (c) shall be (i) not more than sixty (60) days’ past due and (ii) incurred in the ordinary course of business. Neither Operating Company nor Observatory Tenant will incur any Indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) other than (A) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding, when aggregated with the trade payables of the other Credit Parties $10,000,000 at any one time, subject to amounts being contested in accordance with the provisions of this Section 4.2.13 and (B) Indebtedness incurred in the financing of equipment and other Personal Property used on the Property with annual payments not exceeding, when aggregated with such financings by the other Credit Parties, $2,500,000 in the aggregate; provided that any Indebtedness incurred pursuant to subclauses (A) and (B) shall be (1) not more than sixty (60) days’ past due and (2) incurred in the ordinary course of business. Notwithstanding the foregoing, the Credit Parties shall not be required to pay a trade payable within the sixty (60) day time frame herein if the applicable Credit Party is, in good faith and at its own expense, diligently contesting the validity, amount or application of the same thereof; provided, that, in each case, at the time of commencement of any such action or proceeding and during the pendency thereof, (v) no Monetary Default or Event of Default shall exist and be continuing hereunder, (w) no portion of the Property will be in material danger of being sold or forfeited, (x) such Credit Party shall promptly upon final determination thereof pay the amount of any such trade payable determined to be payable, (y) the same shall not constitute a Lien or shall have been bonded or otherwise removed pursuant to Section 4.2.2 hereof; and (z) such contest shall operate to suspend collection or enforcement, as the case may be, of the contested amount.

4.2.14 Organizational Documents. No Credit Party will amend, modify or otherwise change its Organizational Documents without the prior consent of Agent in any manner that (a) violates the covenants set forth in Section 4.2.19, or (b) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Agent or the Lenders’ consent.

4.2.15 Air and Development Rights. No Credit Party shall sell, assign encumber, lease, mortgage, pledge, charge, hypothecate, grant a security interest in or otherwise transfer any interest which a Credit Party has in air, subsurface or development rights with respect to the Property.

4.2.16 Ground Lease, Sublease and Observatory Lease.

(a) The Ground Lease, Sublease and Observatory Lease shall not be amended, modified, supplemented or restated without the prior written consent of Agent, subject, in the case of the Observatory Lease, to Section 4.2.16(f).

(b) The Ground Lease, Sublease and Observatory Lease shall not be assigned or further (as applicable) master leased or master subleased. In addition, the Observatory Lease shall not be subleased without the prior written consent of Agent.

(c) Neither Operating Company nor Observatory Tenant shall place a mortgage, lien, pledge, charge, encumbrance, hypothecation, security interest or other security device on their respective leasehold interests in the Property.

(d) ESBA shall not waive any Rent payable to ESBA under the Sublease. ESBA shall cause Operating Company to not waive any Rent payable to Operating Company under the Observatory Lease.

(e) At no time during the term of the Loan shall the Observation Deck be closed during normal business hours or inaccessible except in connection with a Casualty or Condemnation or other event of Force Majeure Event and only to the extent that such Casualty or Condemnation or other event of Force Majeure Event directly affects the Observation Deck or access thereto or makes opening the Observation Deck commercially unviable.

(f) At least six (6) months prior to the Initial Maturity Date of the Loan, Borrower shall cause Operating Company either to (i) enter into an extension of the Observatory

Lease for a term of at least five (5) additional years, which extension shall be subject to Agent’s consent in accordance with Section 4.1.10 hereof or (ii) terminate the Observatory Lease and provide for the direct operation of the Observation Deck by the Operating Company.

4.2.17 Government Regulation. No Credit Party shall (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Agent or Lenders from making any advance or extension of credit to a Credit Party or from otherwise conducting business with a Credit Party, or (b) fail to provide documentary and other evidence of a Credit Party’s identity as may be requested by Agent or Lenders at any time to enable Agent or Lenders to verify each Credit Party’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act.

4.2.18 No Pledge. No lien, pledge, charge, encumbrance, hypothecation, security interest or other security device shall be placed on (a) any direct or indirect ownership interest in any Credit Party owned by another Credit Party or any Malkin Controlled Person or (b) on any Rents.

4.2.19 SPE Covenants. Borrower hereby covenants that as of the date hereof and until such time as the Debt shall be paid in full:

(a) ESLA will not own any asset or property other than (i) the Property and (ii) incidental Personal Property necessary for the ownership or operation of the Property.

(b) ESBA, Operating Company and Observatory Tenant will not own any asset or property other than (i) their respective leasehold interests in the Property, (ii) with respect ESBA, its 100% ownership interest in ESLA, (iii) with respect to Operating Company, its 99% ownership interest in Observatory Tenant and 100% ownership interest in ESB 102 Corporation, (iv) their respective interests in ESB Captive Insurance Company L.L.C. (“ESB Captive”), (v) Operating Company’s interest in the Intellectual Property, and (vi) incidental Personal Property necessary for the ownership and operation of such leasehold interest;

(c) ESLA will not engage in any business other than the ownership, management and operation of the Property and ESLA will conduct and operate its business as presently conducted and operated;

(d) ESBA and Operating Company will not engage in any business other than its respective leasehold ownership of the Property, except, in the case of Operating Company, to license its Intellectual Property from time to time, and will conduct and operate its business substantially as presently conducted and operated. Observatory Tenant will not engage in any business other than in connection with its leasehold ownership of the Property and will conduct and operate its business substantially as presently conducted and operated;

(e) Except for capital contributions or capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records and supervisory fees, Borrower, Operating Company and Observatory Tenant will not enter into any contract or agreement with any Affiliate of Borrower, Operating Company or Observatory Tenant, any constituent party of Borrower, Operating Company or Observatory

Tenant or any Affiliate of any constituent party except with respect to ESB Captive, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than any such party.

(f) Except for (i) intercompany loans properly reflected on their respective financial statements, including, with respect to ESBA, a loan to ESBC in the amount of $8,900,000 and, with respect to ESB Captive, a loan to Operating Company in the amount of $4,250,000, and (ii) de minimis loans to employees, the Credit Parties will not make any loans to any third party (including any Affiliate or constituent party), and shall not acquire obligations or securities of its Affiliates. Any intercompany loan made to ESLA and/or ESBA shall be expressly subordinate to the Loan and any such junior lender shall enter into a subordination agreement with Agent, for the benefit of the Lenders, substantially in the form of Exhibit J attached hereto.

(g) Borrower, Operating Company and Observatory Tenant will remain Solvent and will pay their respective debts and liabilities (including, as applicable, shared personnel and overhead expenses) from their respective assets in the ordinary course subject to good faith disputes.

(h) Except as permitted pursuant to Section 8.3, Borrower, Operating Company and Observatory Tenant will do all things necessary to observe organizational formalities and preserve their respective separate existence, and Borrower, Operating Company and Observatory Tenant will not, nor will Borrower, Operating Company and Observatory Tenant permit any constituent party to, amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower, Operating Company or Observatory Tenant without the prior consent of Agent in any manner that (i) violates the covenants set forth in this Section 4.2.19 or (ii) with respect to Borrower, amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Agent’s consent.

(i) Borrower, Operating Company and Observatory Tenant will each maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party. Borrower’s, Operating Company’s and Observatory Tenant’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that Borrower’s, Operating Company’s and Observatory Tenant’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower, Operating Company or Observatory Tenant, as applicable, and such Affiliates and to indicate that Borrower’s, Operating Company’s or Observatory Tenant’s, assets and credit, as applicable, are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s, Operating Company’s or Observatory Tenant’s own separate balance sheet, as applicable. Borrower, Operating Company and Observatory Tenant shall each maintain its books, records, resolutions and agreements as official records.

(j) Each Credit Party will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate thereof or any constituent party thereof), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks bearing its own name.

(k) Each Credit Party will each maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(l) Except as permitted pursuant to Section 8.3, neither Borrower, Operating Company or Observatory Tenant nor any constituent party thereof will seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of Borrower, Operating Company or Observatory Tenant, as applicable, or transfer or otherwise dispose of all or substantially all of its assets.

(m) Except with respect to the Cash Management Agreement, each of Borrower, Operating Company and Observatory Tenant will not commingle the funds and other assets of Borrower, Operating Company and Observatory Tenants with those of any Affiliate or constituent party or any other Person, and will hold all of its assets in its own name, respectively.

(n) Each Credit Party has and, subject to Section 8.3, will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(o) No Credit Party will guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(p) Other than its agent or supervisor, no Credit Party will permit any Affiliate or constituent party independent access to its bank accounts.

(q) Each Credit Party will pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees (if any) in light of its contemplated business operations or fairly allocate costs of any shared employees, as applicable.

(r) Each Credit Party will compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred.

(s) Subject to Section 8.3, each Credit Party will file its own tax returns separate from those of any other Person, except to the extent that Borrower or any other Credit Party is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and pay any taxes required to be paid under applicable law.

(t) Each Credit Party will allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space and for services performed by an employee of an Affiliate.

(u) No Credit Party will pledge its assets to secure the obligations of any other Person.

(v) No Credit Party will buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities).

(w) No Credit Party will form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity, except as described in Schedule X.

(x) The Credit Parties will consider the interests of their respective creditors in connection with all limited liability company or limited partnership actions.

(y) Except as provided in the Guaranty and the Environmental Indemnity, no Credit Party has or will have any of its obligations guaranteed by any Affiliate.

V.	INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies. (a) Borrower, at its sole cost and expense, shall obtain and maintain, or cause to be maintained, and deliver to Agent the following insurance Policies:

(i) Liability insurance shall be maintained at all times during the term of the Loan:

(A) Commercial general liability insurance applicable to claims for personal injury and/or bodily injury including death or property damage occurring upon, in or about the Property; occurring as a result of the construction and use and occupancy of facilities located at or on the Property; or as a result of construction thereof. Coverage shall be provided on an occurrence basis pursuant to the ISO Commercial General Liability Coverage Form (CG 00 01 10 01) or its equivalent, and for personal and/or bodily injury or property damage as now are or hereafter incorporated into such form and its endorsements. Such coverage shall be in amounts of not less than $1,000,000 per occurrence bodily injury and property damage combined, $1,000,000 per occurrence personal & advertising injury, $2,000,000 aggregate products and completed operations liability, $100,000 fire legal liability and $2,000,000 general aggregate limit per location. The policy may contain deductibles reasonably acceptable to Agent. Such coverage shall name Agent as an additional insured and provide such additional insured coverage on a primary and non-contributory basis;

(B) Commercial automobile liability insurance providing bodily injury and property damage coverage of no less than $1,000,000 combined single limit covering all owned, non-owned and hired vehicles. Such coverage shall name Agent as an additional insured and provide such additional insured coverage on a primary and non-contributory basis;

(C) Commercial umbrella/excess liability coverage of not less than $100,000,000 per occurrence and $100,000,000 in the annual aggregate on per location basis. Commercial umbrella/excess liability insurance shall provide additional coverage over all limits and coverages noted in paragraph (A), (B) and employers liability per (D). This limit may be increased, from time to time, to reflect what a reasonably prudent owner or lessee of buildings or improvements similar in type and locality to that of the Property would carry. This policy shall be written on an “occurrence” form basis and provide follow-form coverage including primary and non-contributory additional insured coverage in favor of Agent.

(D) If applicable, workers compensation and disability insurance to the full extent as required by applicable law; and employer’s liability coverage subject to a limit of no less than $500,000 per accident, $500,000 disease per employee and $1,000,000 disease policy limit. Such workers compensation, disability and employers liability insurance shall cover Borrower and its employees engaged in any work for or related to the Property.

(E) The policies described in paragraphs (A), (B) and (C) shall cover, without limitation: elevators, escalators, independent contractors, contractual liability (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Agent and the Lenders as required under this Agreement and to the extent specified in the terms of these policies), products and completed operations liability coverage.

(F) If applicable, fidelity/crime insurance providing coverage against loss due to employee dishonesty, forgery & alteration, money & securities, funds transfer and other prudent crime coverages in an amount as may be required by Agent, and with a deductible not greater than One Hundred Thousand and No/100 Dollars ($100,000.00), provided that maintenance of such deductible shall be commercially reasonable and shall be maintained by owners of properties similar in type, location and quality as the Property.

(G) So-called dram shop insurance or other liability insurance required in connection with the sale of alcoholic beverages.

(H) Such other types and amounts of insurance with respect to the Property and the operation thereof which are commonly maintained in the case of other property and buildings similar to the Property in nature, use, location, height and type of construction as may from time to time be reasonably required by Agent.

(ii) Property insurance shall be maintained at all times during the term of the Loan:

(A) Insurance against loss customarily included under standard “all risk” policies including flood, earthquake, windstorm/named windstorm, terrorism, vandalism, and malicious mischief, comprehensive equipment breakdown, and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the Property in nature, use, location, height, and type of construction. The amount of such insurance shall be not less than one hundred percent (100%) of the insurable value replacement cost value of the Property, including Improvements & betterments at the Property except for sublimits as permitted by Agent for the perils of flood, earthquake and windstorm and as are provided in the insurance renewal for the period from June 30, 2011 through June 30, 2012. The current sub-limits for the aforesaid insurance are acceptable to Agent. Each such insurance Policy shall either contain an agreed amount replacement cost endorsement or be provided in such amount so as to avoid coinsurance penalty application and shall cover, without limitation, all tenant improvements and betterments (except to the extent that the Tenant is required to insure the same pursuant to the applicable Lease) on a replacement cost basis. Agent shall be named Mortgagee on a standard mortgagee endorsement and Lender loss payee.

If the Property is located in an area having special flood and/or earthquake and/or named windstorm perils or if such area hereafter shall be designated by the United States Government, or any agency thereof, as having special flood or earthquake or windstorm perils, the coverages provided by coverage extensions and/or policies insuring against flood, earthquakes and windstorm/named windstorms in amounts, applicable to each peril separately, in amounts as may be reasonably required by Agent. Wind/named windstorm deductibles in high hazard counties shall not be greater than five percent (5%) of the total insured value per loss of the subject property. Regardless of the earthquake, flood or wind hazard zone, Agent may require earthquake, flood and/or wind insurance coverage in a minimum amount acceptable to Agent.

(B) Law & ordinance coverage including, Demolition Cost, debris removal, Operations of Building Laws, and Increased Cost of Construction, including increased costs arising out of changes in applicable laws and codes.

(1) “Demolition Cost” means the cost incurred to demolish all or part of the Property, including the cost to clear the site, if any law or ordinance that exists at the time of loss requires such demolition. Coverage is provided in such amount as is reasonably required by Agent;

(2) “Operation of Building Laws” means the cost to rebuild at the same location any undamaged part of the Property, which is required by law to be demolished after a covered loss;

(3) “Increased Cost of Construction” includes the increased cost Borrower incurs for materials and labor required to rebuild the damaged portion of the Property at the same location and in a manner that satisfies the minimum requirement of the applicable law or ordinance at the time of the loss.

Operation of Building Laws and Increased Cost of Construction are required in such amounts as may be reasonably required by Agent, but in no event less than $200,000,000.

(C) Time element coverages, including extra expense coverage, for indirect loss or damage by all risks covered by the insurance provided for in (A) above. Such coverage shall provide for a recovery on an actual loss sustained basis commencing at the time of loss and which shall also provide an extended period of indemnity endorsement as to be reasonably required by Agent but in no event less than 365 days. Agent shall be named as first lender loss payee as respects this coverage. All coinsurance provisions shall be waived or such coverage shall be in such amounts as to avoid the application of a coinsurance penalty. The amount of such time element coverage shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the annual amount of NOI and fixed expenses payable for the succeeding twelve (12) month period. In the event that all or any portion of the Property shall be damaged or destroyed, Borrower shall assign to Agent all claims under the policies of such insurance and all amounts payable and all net amounts, when collected by Borrower under such policies.

(D) Comprehensive boiler and machinery coverage with limits with respect to any one accident as may be reasonably requested by Agent, but in no event less than $100,000,000. Such coverage shall insure against direct and indirect loss or damage to all tenant improvements and betterments that Borrower is required to insure pursuant to this Agreement by explosion or breakdown of mechanical and electrical equipment, including steam boiler, air conditioning equipment, pressure vessels or similar apparatus, with exclusions for testing removed, now or hereafter installed on the Property. Coverage for indirect loss/rental interruption insurance for a period of at least 12 months from the date of loss as is reasonably required by Agent.

(E) Terrorism Coverage: If the “all risk” commercial property insurance required under subsection (i) above and the “all risk” commercial property insurance and the rent loss and/or business interruption insurance Policies required under subsection (ii) above do not cover perils of terrorism or acts of terrorism, Borrower shall maintain commercial property and rent loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under subsections (i) and (ii)) above.

For the purposes of this Agreement, “terrorism” shall mean any certified act of terrorism as defined in TRIPRA.

Notwithstanding the foregoing, for any portion of terrorism coverage maintained by Borrower, as applicable, in excess of the Loan Amount (plus the amount of the Accordion, to the extent that the Accordion has been effected and regardless of whether the Accordion has been advanced), the same shall be subject to the Terrorism Premium Limit. The parties hereby acknowledge and agree that there shall be no premium limit with respect to the terrorism coverage required hereunder with respect to that portion of such coverage equal to the Loan Amount (plus the amount of the Accordion, to the extent that the Accordion has been effected and regardless of whether the Accordion has been advanced) and that terrorism coverage (regardless of the price of the premium therefore) shall, at all times, be maintained in an amount equal to the Loan Amount (plus the amount of the Accordion, to the extent that the Accordion has been effected and regardless of whether the Accordion has been advanced).

Notwithstanding the foregoing, if, at any time prior to the Initial Maturity Date, (x) TRIPRA is no longer in effect (the “TRIPRA Repeal Date”), and (y) if Borrower does not then maintain terrorism insurance coverage in an amount equal to the amount of the Loan then outstanding (the “Coverage Loss Condition”), which coverage shall not be subject to the Terrorism Premium Limit (Borrower agreeing that it may not request an Advance and the Lenders have no obligation to make an Advance during the period a Coverage Loss Condition exists), Borrower shall have a period of six (6) months from the TRIPRA Repeal Date (the “Terrorism Insurance Period”) to purchase terrorism coverage in an amount equal to the amount of the Loan then outstanding, which coverage shall not be subject to the Terrorism Premium Limit; provided, that (a) a Trigger Event shall be deemed to occur effective five (5) Business Days following the occurrence of a Coverage Loss Condition and a Trigger Period shall continue to exist so long as the Coverage Loss Condition continues to exist, and (b) if, during the Terrorism Insurance Period, the Property fails to maintain a Loan-to-Value Ratio of seventy percent (70%) or less based on the Land only value, as determined by Agent in its reasonable discretion based on an Appraisal ordered by Agent, at Borrower’s expense, upon the occurrence of the Coverage Loss Condition (the “Coverage Loss Condition Appraisal”), then, within five (5) Business Days of notice from Agent to Borrower of the Repayment Amount (as hereinafter defined) which shall be determined by Agent in its reasonable discretion, Borrower shall either (i) pay down the Loan in an amount such that the Loan-to-Value Ratio based on the Land value only, as set forth in the most recent Appraisal, is not greater than seventy percent (70%) (the “Repayment Amount”) or post Cash with Agent or deliver a Letter of Credit to Agent in the amount of the Repayment Amount (the “Terrorism Insurance Period Collateral”), or (ii) purchase terrorism coverage in accordance with this Section 5.1 in an amount equal to the Repayment Amount (which coverage shall not be subject to the Terrorism Premium Limit). During any Terrorism Insurance Period, Agent shall have the right, at Borrower’s expense, to order a new Appraisal. If, in connection with this paragraph of

Section 5.1(a)(ii)(E), Agent determines that the Loan-to-Value Ratio based on the Land only value exceeds seventy percent (70%) and the Appraised Value of the Land, based on Agent’s reasonable determination thereof, is lower than the Appraised Value of the Land as reflected on the Appraisal then delivered to Agent in connection with this paragraph of this Section 5.1(a)(ii)(E), Agent shall review the basis for and details surrounding such determination of the Appraised Value of the Land by Agent with Borrower and/or its representatives (provided, however, that the duration of such review and the provision of such basis for and details surrounding Agent’s determination shall be reasonably determined by Agent and the final determination of the Appraised Value of the Land shall be unilaterally made by Agent. If, as a result of any Appraisal completed during the Terrorism Insurance Period after the Coverage Loss Condition Appraisal there is a change in the Repayment Amount (the “Revised Appraised Amount”), then Borrower shall have five (5) Business Days from the date it receives notice from Agent of the Revised Appraised Amount to comply with the requirements of clause (i) or (ii) above, as Borrower may elect, with respect to the Revised Appraised Amount. During any period the Borrower is required to comply with the requirements of clause (i) or (ii) above, as Borrower may elect, Borrower may elect to prepay the Loan in its entirety. Any prepayments of the Loan (in whole or in part) pursuant to this paragraph may be made without the payment of the Spread Maintenance Premium.

In addition, Borrower hereby acknowledges and agrees that the Agent’s and Lenders’ right to collect insurance proceeds hereunder in an amount up to the Loan Amount (plus the amount of the Accordion, to the extent that the Accordion has been effected and regardless of whether the Accordion has been advanced), shall not be impaired by any payment of business interruption insurance.

The failure of Borrower to (1) comply with clause (i) or (ii) above, as applicable, during the Terrorism Insurance Period and/or (2) to purchase terrorism coverage by the end of the Terrorism Insurance Period shall constitute an Event of Default hereunder.

Upon expiration of the Terrorism Insurance Period, provided that no Event of Default then exists, Agent shall return the Terrorism Insurance Period Collateral to Borrower.

(F) Such other types and amounts of insurance with respect to the Property and the operation thereof which are commonly maintained in the case of other property and buildings similar to the Property in nature, use, location, height and type of construction as may from time to time be reasonably required by Agent.

(G) During any construction and/or renovation period, coverage as required in subsection (ii)(A), (B), (C), (D), (E) and (F) shall be extended to include any insurable hard and/or soft costs.

(b) Requirements of Insurance Policies:

(i) Acceptable Evidence of Insurance & Premiums: All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and, to the extent not specified above, shall be subject to the approval of Agent as to deductibles, lender loss payees, loss payees, additional insureds, joint loss payee/beneficiary and insureds. Five (5) Business Days prior to the expiration dates of the Policies theretofore furnished to Agent, binding evidence of insurance evidencing the Policies and within twenty-five (25) days after commencement of the new or renewal Policy evidence satisfactory to Agent of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Agent in accordance with paragraph (v) below. “Binding Evidence” means signed binders of insurance issued by each insurer and/or its agent. An evidence of commercial property form (Acord 28 or its equivalent) and/or Acord 25 (or equivalent) certificates of liability insurance are not considered Binding Evidence. In addition, Borrower must provide Agent with evidence of commercial property form (Acord 28 or its equivalent), including specified signed primary policy endorsements requested by Agent for all first-party related coverages and Acord 25 (or equivalent) certificates of liability insurance including specified signed primary policy endorsements requested by Agent within twenty-four (24) hours of policy renewal. In addition, Borrower must provide Agent with copies of the primary all-risk property, terrorism, boiler & machinery, DIC (if applicable), and captive and captive reinsurance policies as soon as possible but no later than ninety (90) days following renewal.

(ii) Blanket Policies: Prior to the renewal or replacement of the existing Policy, any required insurance may be procured under a blanket insurance Policy covering the Property and other properties or assets of Borrower or its affiliates, provided that any such blanket insurance Policy shall otherwise provide the same protection as has been provided in the insurance renewal for the period from June 30, 2011 through June 30, 2012 and is in compliance with the provisions of Section 5.1.1(a).

(iii) Insurable Interest of Agent & Lenders: Unless otherwise specified, all Policies of insurance provided for or contemplated by Section 5.1.1(a) shall, in the case of first-party property damage, builder’s risk, boiler and machinery, flood and earthquake and terrorism insurance, name Borrower as the insured and Agent (for the ratable benefit of Lenders and their successors and/or assigns) as the mortgagee under a New York standard non-contributing mortgagee clause or its equivalent in favor of Agent (including Agent as first mortgagee and first lender loss payee) providing that the loss thereunder shall be payable to Agent for the ratable benefit of Lenders and providing thirty (30) days’ advance notice of cancellation to Agent. Loss of rental income, business income and other applicable time element insurance shall name Agent (for the ratable benefit of Lenders and their successors and/or assigns) as lender loss payee pursuant to the ISO loss payable form (CP 1218 0695) or an equivalent form reasonably acceptable to Agent in form and content.

(iv) Cancellation, Material Modification, Non-Renewal, Severability of Agent & Lenders’ Interests: Borrower agrees that such Policy shall not be canceled or terminated; the coverage, deductible, and limits of such Policy shall not be materially modified; other provisions of such Policy shall not be materially modified if such Policy, after giving effect to such modification, would not satisfy the requirements of this Agreement, and such Policy shall not be so modified, canceled or fail to be renewed, without in each case, at least thirty (30) days’ prior written notice to Agent. Each Policy shall contain a provision whereby the insurer: (A) agrees that such Policy shall not be canceled or terminated or fail to be renewed, without in each case, at least thirty (30) days’ prior written notice to Agent; (B) waives any right to claim any Insurance Premiums and commissions against Agent or any Lender, provided that the Policy need not waive the requirement that the Insurance Premiums be paid in order for a claim to be paid to the insured and (C) provides that Agent and the Lenders are permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums. In the event any Policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such Policy shall not be invalidated by and shall insure to the benefit of Agent for the benefit of Lenders regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such Policy by any named insured, (B) the occupancy or use of the Property for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Agent or the Lenders pursuant to any provision of the Mortgage or any other Loan Document.

(v) Premiums, Evidence & Policies: Borrower shall pay the Insurance Premiums for the Policies as the same become due and payable. When required by Agent, Borrower shall deliver to Agent binders and the Policies required to be maintained pursuant to Section 5.1.1(a); provided, however, Agent and Lenders shall not be deemed by reason of the custody of such Policies to have knowledge of the contents thereof. Borrower also shall deliver to Agent within twenty-five (25) days after binding coverage or five (5) days prior to when the insurer requires payment, whichever is sooner, a statement setting forth the particulars as to all such Policies, indicating that all Insurance Premiums due thereon have been paid and that the same are in full force and effect at Closing and upon renewal. At least five (5) Business Days prior to the expiration date of each Policy, Borrower shall deliver to Agent binding evidence of coverage as specified in Section 5.1.1(b) evidencing renewal of coverage as required herein. Not later than twenty-five (25) days after the renewal or replacement of each of the Policies, Borrower shall deliver to Agent evidence of payment of Insurance Premiums for such renewal or replacement Policies satisfactory to the Agent and upon request not later than twenty-five (25) days after the renewal or replacement of each of the Policies, Borrower shall deliver to Agent a cd rom (as required pursuant to this paragraph) of a renewal or replacement Policy or Policies.

(vi) Agent’s Right to Procure Insurance: If at any time Agent is not in receipt of written evidence that all insurance required hereunder is maintained in full force and effect, Agent and the Lenders shall have the right (but not the obligation), upon notice to Borrower, to take such action as Agent deems necessary to protect Lenders’ interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lenders in its sole discretion deems appropriate and all Insurance Premiums incurred by Agent and the Lenders in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Agent upon demand and until paid shall be secured by the mortgagee and shall bear interest at the Default Rate.

(vii) Foreclosure: Upon written notice to and written approval from insurance carriers, in the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Agent, Lender, or other transferee in the event of such other transfer of title.

5.1.2 Insurance Carrier Ratings. All insurance Policies must be obtained under valid and enforceable Policies from an insurance company with a claim paying ability rating of “A” or better from S&P (or AM Best’s equivalent rating of A:X). Notwithstanding the foregoing, if such Policies will be provided by a syndicate of five (5) or more insurance companies, then:

(a) at least sixty percent (60%) of the insurance coverage (100% of the primary layer), shall be provided by an insurance company with a claim paying ability rating of “A” or better from S&P, or one other Rating Agency approved by Agent;

(b) at least thirty percent (30%) of the insurance coverage shall be provided by an insurance company with a claim paying ability rating of “BBB” or better from S&P or with a rating of “A-” and a financial class of “X” or better by A.M. Best; and

(c) at least ten percent (10%) of the insurance coverage shall be provided by an insurance company with a claim paying ability rating of “A-” or better from S&P or with a rating of “A-” and a financial class of “X” or better by A.M. Best.

In addition, notwithstanding the foregoing, if such Policies will be provided by a syndicate of four (4) or fewer members, then:

(i) at least seventy-five percent (75%) of the insurance coverage (100% of the primary layer), shall be provided by an insurance company with a claim paying ability rating of “A” or better from S&P, or one other Rating Agency approved by Agent;

(ii) at least fifteen percent (15%) of the insurance coverage shall be provided by an insurance company with a claim paying ability rating of “BBB” or better from S&P or with a rating of “A-” and a financial class of “X” or better by A.M. Best; and

(iii) at least ten percent (10%) of the insurance coverage shall be provided by an insurance company with a claim paying ability rating of “A-” or better from S&P or with a rating of “A-” and a financial class of “X” or better by A.M. Best.

5.1.3 Captive Insurance Company. Notwithstanding anything to the contrary set forth in this Section 5.1 the terrorism coverage may be issued by a captive insurance company wholly-owned and Controlled (directly or indirectly) by Borrower or their Affiliates (a “Captive Insurer”); provided that:

(a) the Terrorism Risk Insurance Program Reauthorization Act (of 2007) and its extensions and/or modifications enacted over time (“TRIPRA”) shall be in full force and effect upon substantially similar terms and conditions as are in effect on the date hereof;

(b) the Policies issued by such Captive Insurer are in full compliance with the requirements of Section 5.1 hereof;

(c) except with respect to the deductible permitted, those covered losses which are not reinsured by the federal government under TRIPRA and payable directly to the insured shall be reinsured by an insurance company or companies that satisfy the requirements of Section 5.1.2 (collectively, the “Reinsurance Policies”);

(d) all Reinsurance Policies shall be acceptable to Agent and shall provide for direct access to such reinsurers by all named insureds, loss payees and mortgagees with such insurance benefits;

(e) such Captive Insurer shall not be subject to any bankruptcy, insolvency, reorganization or like proceeding;

(f) such Captive Insurer shall be a special purpose bankruptcy remote entity, as determined by Agent, which is prohibited from conducting any business other than the issuance of insurance policies for properties owned by Affiliates of Borrower;

(g) such Captive Insurer shall qualify for the reinsurance and other benefits afforded insurance companies under TRIPRA; and

(h) Agent shall receive and approve the following:

(i) the organizational documents of such Captive Insurer;

(ii) any regulatory agreements of such Captive Insurer;

(iii) the application for licensing for such Captive Insurer;

(iv) the form of the Policy to be used by such Captive Insurer to provide the insurance coverage described herein; and

(v) the Reinsurance Policies.

5.1.4 Compliance by Operating Company. Borrower shall cause Operating Company to comply with the provisions of this Section 5.1.

Section 5.2 Casualty and Condemnation.

5.2.1 Casualty. If the Property shall sustain a Casualty, Borrower shall and shall cause Operating Company to give prompt notice of such Casualty to Agent and shall or shall cause Operating Company to promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3. Borrower shall or shall cause Operating Company to pay all costs of such Restoration whether or not such costs are covered by insurance. Agent may, upon five (5) Business Days’ notice to Borrower of its intent to do so, but shall not be obligated to, make proof of loss if not made promptly by Borrower or Operating Company.

5.2.2 Condemnation. Borrower shall and shall cause Operating Company to give Agent prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of the Property and shall and shall cause Operating Company to deliver to Agent a copy of any and all papers served in connection with such proceedings. Agent may participate in any such proceedings, and Borrower shall and shall cause Operating Company to from time to time deliver to Agent all instruments reasonably requested by Agent to permit such participation. Borrower shall and shall cause Operating Company to, at its expense, diligently prosecute or cause Operating Company to diligently prosecute any such proceedings, and shall consult with Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and this Agreement. Lenders shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest and additional interest (if any) at the rate or rates provided in this Agreement or in the Note. If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall and shall cause Operating Company to promptly commence and diligently prosecute or cause Operating Company to diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Agent of the Award, Agent shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 5.3 Delivery of Net Proceeds.

5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property, Borrower’s and Operating Company’s right, title and interest in and to all Proceeds are, except as otherwise herein provided, hereby assigned to Agent and all Net Proceeds shall, except as otherwise herein provided, be paid to Agent. Borrower shall, in good faith and in a commercially reasonable manner, file and prosecute or cause Operating Company to file an prosecute the adjustment, compromise or settlement of any claim for Proceeds and, subject to Borrower’s right to receive the direct payment of any Net Proceeds as herein provided, will cause and shall cause Operating Company to cause the same to be paid directly to Agent to be held and applied in accordance with the provisions of this Agreement. Except upon the occurrence and during the continuance of a Monetary Default or an Event of Default or during a Trigger Period, Borrower may settle any insurance claim with respect to Net Proceeds which do not exceed the Restoration Threshold. Whether or not a Monetary Default or an Event of Default or a Trigger Period shall have occurred and be continuing, Agent shall have the right to approve, such approval not to be unreasonably withheld, any settlement which would in Agent’s reasonable judgment result in Net Proceeds which exceed the Restoration Threshold and

Borrower shall and shall cause Operating Company to deliver or cause to be delivered to Agent all instruments reasonably requested by Agent to permit such approval. Borrower shall pay all reasonable out-of-pocket costs, fees and expenses incurred by Agent on behalf of Lenders (including all reasonable attorneys’ fees and expenses, the reasonable fees of insurance experts and adjusters and reasonable costs incurred in any litigation or arbitration), and interest thereon at the Default Rate to the extent not paid within fifteen (15) Business Days after delivery of a request for reimbursement by Agent, accompanied by reasonable back-up documentation, in connection with the settlement of any claim for Proceeds and the seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions. If any Proceeds are received by Borrower or Operating Company and may be retained by Borrower or Operating Company pursuant to this Section 5.3.1, such Proceeds shall, until the completion of the related Work, be held in trust for Agent, subject to the rights of parties benefited by Article 3A of the New York Lien Law (and Borrower shall cause Operating Company to hold same in trust for Agent) for the ratable benefit of Lenders and shall be segregated from other funds of Borrower or Operating Company, as applicable, to be used to pay for the cost of the Restoration in accordance with the terms hereof, and to the extent such Proceeds exceed the Restoration Threshold, such Proceeds shall be forthwith paid directly to and held by Agent to be applied or disbursed in accordance with this Article V. If a Monetary Default or an Event of Default shall have occurred and be continuing, or if Borrower or Operating Company fails to file any insurance claim for a period of fifteen (15) Business Days, or to prosecute same with commercially reasonable diligence following Borrower’s receipt of written notice to do so from Agent, Borrower hereby irrevocably empowers Agent, in the name of Borrower as its true and lawful attorney-in-fact, to file and prosecute such claim (including settlement thereof) with counsel satisfactory to Agent and to collect and to make receipt for any such payment, all at Borrower’s expense (including payment of interest at the Default Rate for any amounts advanced by Agent pursuant to this sentence). Notwithstanding anything to the contrary set forth in this Agreement, but excluding all situations requiring prepayment of the Note, to the extent any Proceeds (either singly or when aggregated with all other then unapplied Proceeds with respect to the Property) do not exceed the Restoration Threshold, such Proceeds are to be paid directly to Borrower to be applied to restoration of the Property in accordance with the terms hereof. If a Casualty or Condemnation has occurred to the Property and the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Monetary Default or Event of Default shall have occurred and remain uncured, the Net Proceeds, if received by Agent, will be disbursed by Agent to Borrower. As soon as reasonably practicable after receipt of the Net Proceeds (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

5.3.2 Major Casualty or Condemnation. (a) If a Casualty or Condemnation has occurred to the Property, Borrower shall or shall cause Operating Company to commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement, provided that, if required pursuant to the terms of this Agreement, Agent shall have made the Net Proceeds available to Borrower in accordance with the provisions of this Agreement. If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, or the Observation Deck shall, as a result of such Casualty, be inaccessible or closed for more than thirty (30) days, Agent shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:

(i) no Monetary Default or Event of Default shall have occurred and be continuing;

(ii) the Net Proceeds Deficiency, if applicable, shall have been deposited with Agent within (30) days of the settlement of any claim with respect to a Casualty or Condemnation;

(iii) (A) in the event the Net Proceeds are insurance proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of the Condemnation;

(iv) the Debt Yield for the Property, after giving effect to the Restoration, shall be equal to or greater than 16%, as determined by Agent in its reasonable discretion. Agent hereby agrees that, in connection with Agent’s determination of the Debt Yield after giving effect to the Restoration in connection with a Casualty or Condemnation, if Agent used a lower NOI to calculate the applicable Debt Yield than the NOI which was calculated by Borrower, Agent shall review the same with Borrower and/or its representatives, including Agent’s adjustment (if any) to Gross Revenues and/or Operating Expenses, as applicable, to provide to Borrower and/or its representatives the basis for and details surrounding such determination (provided, however, that the duration of such review and the provision of such basis for and details surrounding Agent’s determination shall be reasonably determined by Agent and the final determination of the Debt Yield shall be unilaterally made by Agent);

(v) Borrower shall and shall cause Operating Company to commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs);

(vi) Agent shall be reasonably satisfied that (A) the undisbursed amount of the Net Proceeds shall be sufficient to pay for the costs of completing the Restoration or Borrower has deposited sufficient funds with Agent to pay for any such deficiency, (B) any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (1) the Net Proceeds or (2) other funds of Borrower;

(vii) Agent shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of any Major Lease, (C) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (D) the expiration of the business income insurance required hereunder;

(viii) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(ix) intentionally omitted; and

(x) such Casualty or Condemnation, as applicable, does not result in a material loss of access to the Property or the related Improvements, as determined by Agent in its reasonable discretion, for a period in excess of ten (10) Business Days.

(b) The Net Proceeds shall be paid directly to Agent and held by Agent in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt. The Net Proceeds shall be disbursed by Agent to, or as directed by, Borrower from time to time during the course of the Restoration, promptly after receipt of evidence reasonably satisfactory to Agent that (i) all requirements set forth in Section 5.3.2(a) have been satisfied, (ii) all materials installed or being fabricated if to be paid for in whole or in part prior to the installation thereof and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (iii) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded off of the Property and discharged of record or in the alternative fully insured to the reasonable satisfaction of Agent by the title company issuing the Title Insurance Policy.

(c) All plans and specifications required in connection with the Restoration shall be subject to prior reasonable approval by Agent and by an independent architect selected by Agent and reasonably satisfactory to Borrower (the “Casualty Consultant”). The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty; provided, further, that if, by reason of Legal Requirements, the Property cannot be substantially restored to equal value and character, it can be rebuilt so that the Loan-to-Value Ratio will, upon completion of such Restoration, be not less than fifty percent (50%). Borrower shall and shall cause Operating Company to restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to approval by Agent and the Casualty Consultant. All third-party costs and expenses incurred by Agent in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower or be paid from Net Proceeds, to the extent that there is a sufficient amount of Net Proceeds to pay such fees and expenses. If, in connection with this Section 5.3(c), Agent determines that the Loan-to-Value Ratio exceeds fifty (50%) and the Appraised Value, based on Agent’s determination thereof is lower than the Appraised Value as reflected on the Appraisal then delivered to Agent in connection with this Section 5.3(c), Agent shall review the basis for and details surrounding such determination of the Appraised Value by Agent with Borrower and/or its representatives (provided, however, that the duration of such review and the provision of such basis for and details surrounding Agent’s determination shall be reasonably determined by Agent and the final determination of the Appraised Value shall be unilaterally made by Agent).

(d) In no event shall Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration and the costs for work being fabricated if determined to be reasonably required by the Casualty Consultant, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place or being fabricated as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Agent that the Restoration has been substantially completed in accordance with the provisions of this Section 5.3.2(d) and all applicable Legal Requirements and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Agent receives evidence reasonably satisfactory to Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Agent that the contractor, subcontractor or materialman has satisfactorily completed substantially all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Agent or by the title company issuing the Title Insurance Policy and Agent receives a title update. If required by Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(e) Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Agent in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit, or cause to be deposited, to the extent that the deficiency is in excess of $1,000,000, the deficiency (the “Net Proceeds Deficiency”) with Agent before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Agent shall be held by Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.

(g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Agent after the Casualty Consultant certifies to Agent that the Restoration has been substantially completed in accordance with the provisions of this Section 5.3.2, and the receipt by Agent of evidence reasonably satisfactory to Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Agent to Borrower, provided no Monetary Default or Event of Default shall have occurred and shall be continuing under any of the Loan Documents and provided, however, that with respect to an Award, no amounts shall be remitted to Borrower in excess of the Net Proceeds Deficiency deposited with Agent.

(h) All Net Proceeds not required (i) to be made available for the Restoration as a result of the Borrower failing to satisfy any of the conditions set forth in Section 5.3.2(a) or otherwise, or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g), including, without limitation, any Award which is not used for Restoration as more particularly described in Section 5.3.2(g), may be retained and applied by Agent toward the payment of the Debt, without prepayment premium or penalty (but subject to Sections 2.2.7 and 2.4.3), whether or not then due and payable in such order, priority and proportions as Agent in its sole discretion shall deem proper, or, in the case of clause (ii) only, at the discretion of Agent, the same may be paid, either in whole or in part, to Borrower for such purposes as Agent shall designate.

(i) Borrower shall and shall cause Operating Company to complete the Restoration in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements.

5.3.3 Application of Net Proceeds. Upon the occurrence of a Monetary Default or an Event of Default, Agent, at its option, may withdraw all the Net Proceeds or the undisbursed balance thereof and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Agent and may apply the such Net Proceeds and Net Proceeds Deficiency either to the payment of Restoration or to payment of the Debt (without premium or penalty, but subject to Section 2.2.7) in such order, proportion and priority as Agent may determine in its sole discretion. Agent’s right to withdraw and/or direct the withdrawal of the Net Proceeds and Net Proceeds Deficiency and apply such Net Proceeds and Net Proceeds Deficiency shall be in addition to all other rights and remedies provided to Agent under the Loan Documents.

5.3.4 Ground Lease/Sublease. Notwithstanding the provisions of the Ground Lease and Sublease, Borrower shall and shall cause the Operating Company to comply with this Section 5.3.

VI.	RESERVE FUNDS

Section 6.1 Tax Funds.

6.1.1 Deposits of Tax Funds. Subject to the provisions of Section 6.1.3, Borrower shall and shall cause Operating Company to deposit with Agent on each Payment Date an amount equal to one-twelfth of the Taxes that Agent estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates (the “Monthly Tax Reserve Deposit”). Amounts deposited pursuant to this Section 6.1.1 are referred to herein as the “Tax Funds.” If at any time Agent reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Agent shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Agent estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will or, shall cause Operating Company to, deposit such amount within two (2) Business Day after its receipt of such notice.

6.1.2 Release of Tax Funds. Agent shall have the right to apply the Tax Funds to payments of Taxes. In making any payment relating to Taxes, Agent may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Agent shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds and advise Borrower of the amount and whether such amount will be returned or credited as aforesaid. Any Tax Funds remaining on deposit after the termination of a Trigger Period, provided that no Monetary Default or Event of Default then exists, shall be returned to Borrower. In addition, any Tax Funds remaining on deposit after the Debt has been paid in full shall be returned to Borrower.

6.1.3 Waiver; Trigger Event. Notwithstanding the foregoing, so long as no Trigger Period is then in effect, Borrower shall not be required to make deposits of the Monthly Tax Reserve Deposit. At such time, if any, as Agent reasonably determines that a Trigger Period is then in effect, Agent shall deliver to Borrower written notice of such determination, and Borrower shall and shall cause Operating Company to thereafter commence making deposits of the Monthly Tax Reserve Deposit, to the extent not otherwise transferred from the Deposit Account pursuant to Section 6.5.6 hereof and the Cash Management Agreement, so long as such Trigger Period remains in effect. Furthermore, upon the occurrence of any Trigger Event, Borrower shall and shall cause Operating Company to deposit into the Tax Funds within ten (10) Business Days after receipt of notice from Agent an amount reasonably determined by Agent to be equal to all amounts which would have been on deposit as Tax Funds as of the commencement of the Trigger Period assuming that Borrower shall have made all deposits required to be made pursuant to Section 6.1.1 since the Closing Date had the waiver of deposits provided for above in this Section 6.1.3 not been in effect, giving due consideration to all amounts that would have been payable by a disbursement from such Tax Funds since the Closing Date.

Section 6.2 Insurance Funds.

6.2.1 Deposits of Insurance Funds. Subject to the provisions of Section 6.2.3, Borrower shall and shall cause Operating Company to deposit with Agent on each Payment Date an amount equal to one-twelfth of the Insurance Premiums that Agent estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the “Monthly Insurance Reserve Deposit”). Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Insurance Funds.” If at any time Agent reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Agent shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Agent estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for payment of such Insurance Premiums; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that any Insurance Premiums are due, Borrower will or, shall cause Operating Company to, deposit such amount within two (2) Business Day after its receipt of such notice. Notwithstanding anything contained herein to the contrary, to the extent that any of the Policies required to be maintained by Borrower are effected under a blanket policy, Borrower shall not be required to make deposits of the Monthly Insurance Funds hereunder.

6.2.2 Release of Insurance Funds. Agent shall have the right to apply the Insurance Funds to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Agent may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds and advise Borrower of the amount and whether such amount will be returned or credited as aforesaid. Any Insurance Funds remaining on deposit after the termination of a Trigger Period, provided that no Monetary Default or Event of Default then exists, shall be returned to Borrower. In addition, any Insurance Funds remaining on deposit after the Debt has been paid in full shall be returned to Borrower.

6.2.3 Waiver; Trigger Event. Notwithstanding the foregoing, so long as no Trigger Period is then in effect, Borrower shall not be required to make deposits of the Monthly Insurance Reserve Deposit. At such time, if any, as Agent reasonably determines that a Trigger Period is then in effect, Agent shall deliver to Borrower written notice of such determination, and Borrower shall and shall cause Operating Company to thereafter commence making deposits of the Monthly Insurance Reserve Deposit, to the extent not otherwise transferred from the Deposit Account pursuant to Section 6.5.6 hereof and the Cash Management Agreement, so long as such Trigger Period remains in effect. Furthermore, upon the occurrence of any Trigger Event, Borrower shall and shall cause Operating Company to deposit into the Insurance Funds within ten (10) Business Days after receipt of notice from Agent an amount reasonably determined by Agent to be equal to all amounts which would have been on deposit as Insurance Funds as of the commencement of the Trigger Period assuming that Borrower shall have made all deposits required to be made pursuant to Section 6.2.1 since the Closing Date had the waiver of deposits provided for above in this Section 6.2.3 not been in effect, giving due consideration to all amounts that would have been payable by a disbursement from such Insurance Funds since the Closing Date.

Section 6.3 Lease Termination Rollover Funds.

6.3.1 Deposits of Lease Termination Rollover Funds. After Borrower and Operating Company have received, in the aggregate, in excess of $3,000,000 of Lease Termination Fees (as hereinafter defined) (the “Fee Threshold”), Borrower shall or shall cause Operating Company to immediately deposit any such excess Lease Termination Fees thereafter received with Agent as additional collateral for the Debt, provided that for so long as no Monetary Default or Event of Default shall have occurred and is then continuing, Borrower shall be permitted to utilize such funds for tenant improvements, leasing commissions and Capital Expenditures that may be incurred with respect to the space relating to any such Lease Termination Fee deposited with Agent with respect to a given terminated Lease (a “Termination Space”) as provided herein. In addition, prior to the date that the Fee Threshold has been met, if Borrower or Operating Company receives a Lease Termination Fee with respect to an individual Termination Space or Termination Spaces for an individual Tenant and its Affiliates which is in excess of $750,000, Borrower shall, or shall cause Operating Company to, immediately deposit such Lease Termination Fee with Agent as additional collateral for the Debt and provided that no Monetary Default or Event of Default shall have occurred and be continuing, Borrower shall be permitted to utilize such funds for tenant improvements, leasing commissions and Capital Expenditures that may be incurred with respect to the Termination Space. Any deposit with Agent pursuant to the preceding sentence shall not be counted in computing whether the Fee Threshold has been achieved. Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Lease Termination Rollover Funds.” The term “Lease Termination Fee” shall mean the receipt by Borrower or Operating Company of a fee, payment or other compensation from any Tenant relating to or in exchange for the termination or surrender of such Tenant’s Lease. During the continuance of a Monetary Default or an Event of Default, all Lease Termination Fees shall be deposited with Agent.

6.3.2 Release of Lease Termination Rollover Funds. (a) Agent shall disburse to Borrower the Lease Termination Rollover Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Agent at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs, leasing commissions and/or Capital Expenditures to be paid for or with respect to the Termination Space, (ii) on the date such request is received by Agent and on the date such payment is to be made, no Monetary Default or Event of Default shall exist and remain uncured, (iii) Agent shall have received and, to the extent required hereby, approved, or is deemed to have approved in accordance with Section 4.1.11, the new Lease or Leases, as applicable with respect to the Termination Space (collectively, the “Replacement Lease”) in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs, leasing commissions and Capital Expenditures, (iv) with respect to any Lease Termination Rollover Funds to be released by Agent for tenant improvements, leasing commissions or Capital Expenditures pursuant to a Replacement Lease, Agent shall have received a budget for tenant improvement costs and Capital Expenditures and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments, (v) with respect to any Lease Termination Rollover Funds to be released by Agent for tenant improvements, leasing commissions or Capital Expenditures pursuant to a Replacement Lease, Agent shall have received a certificate from Borrower (A) stating that all tenant improvements and Capital Expenditures at the Property to be funded by the requested disbursement have been substantially completed in a good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the Capital Expenditures to the point of the work then completed, (B) identifying each Person that supplied materials or labor in connection with the tenant improvements and Capital Expenditures to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Agent, (vi) with respect to any Lease Termination Rollover Funds to be released by Agent for tenant improvements, leasing commissions or Capital Expenditures pursuant to a Replacement Lease, at Agent’s reasonable option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender and (vii) with respect to any Lease Termination Rollover Funds to be released by Agent for tenant improvements, leasing commissions and Capital Expenditures pursuant to a Replacement Lease, Agent shall have received such other evidence as Agent shall reasonably request that the tenant improvements and Capital Expenditures at the Property to be funded by the requested disbursement have been substantially completed (as to the level for which funds are requested) and are paid for or will be paid upon such disbursement to Borrower. Agent shall not be required to disburse Lease Termination Rollover Funds more frequently than once each calendar month, unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Lease Termination Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

Notwithstanding the foregoing, upon receipt by Agent of evidence that, with respect to any new Replacement Lease, all tenant improvements and Capital Expenditures required to be completed by Borrower pursuant to the Replacement Lease, if any, have been completed and all leasing commissions required to be paid by Borrower with respect to the Replacement Lease, if any, have been paid, and provided that substantially all of the Termination Space has been re-let pursuant to such Replacement Lease and any other Replacement Lease(s) and no Monetary Default or Event of Default then exists, Agent shall disburse to Borrower the Lease Termination Funds on deposit with respect to such Termination Space.

6.3.3 Compliance by Operating Company. Borrower shall cause the Operating Company to comply with the provisions of this Section 6.3.

Section 6.4 Security Interest in Funds.

6.4.1 Grant of Security Interest. Borrower shall be the owner of the Net Proceeds Deficiency, if any, deposited with Agent after a Casualty or Condemnation, the Tax Funds, Insurance Funds, Lease Termination Rollover Funds, the Remargining Collateral and the Terrorism Insurance Period Collateral (collectively, the “Funds”). Borrower hereby pledges, assigns and grants a security interest to Agent for the benefit of Agent and Lenders, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the

Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the Funds. The Funds shall be under the sole dominion and control of Agent.

6.4.2 Prohibition Against Further Encumbrance. Borrower shall not (and Borrower shall cause the Operating Company to not), without the prior consent of Agent, further pledge, assign or grant any security interest in the Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Agent as the secured party, to be filed with respect thereto.

6.4.3 Permitted Investments. Agent or the Cash Management Bank, as applicable, shall invest any balances of the Funds in such Permitted Investments as Agent shall determine in its sole discretion is appropriate given the length of time that such Funds are to be invested, which Permitted Investments shall be under the sole dominion and control of Agent and subject at all times to the terms hereof. No investment shall be made unless Agent shall have and continue to have a perfected first priority lien in such investment securing the Obligations of Borrower hereunder and under the other Loan Documents and all filings and other actions necessary to ensure the validity, perfection, and first priority of such lien shall have been taken. Agent shall have no liability for any loss of such funds that are invested in investments and no such loss shall affect Borrower’s obligations to make the deposits required under this Article VI.

6.4.4 Application of Funds. Upon the occurrence of a Monetary Default or an Event of Default, Agent, at its option, may withdraw the Funds and apply the Funds to payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Agent’s right to withdraw and apply the Funds shall be in addition to all other rights and remedies provided to Agent or Lenders under the Loan Documents.

Section 6.5 Cash Management.

6.5.1 Establishment of Accounts. Borrower hereby confirms that, simultaneously with the execution of this Agreement, pursuant to the HSBC Account Control Agreement, it has established with HSBC Collection Bank, in the name of Borrower for the benefit of Agent, as secured party, the “HSBC Collection Account”, which has been established as an non-interest-bearing deposit account. In addition, Borrower hereby confirms that, simultaneously with the execution of this Agreement, pursuant to the JP Account Control Agreement, it has established with JP Collection Bank, in the name of Borrower for the benefit of Agent, as secured party, the “JP Collection Account”, which has been established as a non-interest bearing deposit account. The HSBC Collection Account and the JP Collection Account and the funds deposited therein shall serve as additional security for the Loan. Pursuant to the HSBC Account Control Agreement, Borrower shall irrevocably instruct and authorize HSBC Collection Bank to disregard any and all orders for withdrawal from the HSBC Collection Account made by, or at the direction of, Borrower, Operating Company or Manager, if applicable, other than to transfer all amounts on deposit in the HSBC Collection Account on a daily basis (except upon (a) the occurrence and during the continuance of an Event of Default and/or (b) the occurrence of a Trigger Event and during the continuance of a Trigger Period) to the Borrower’s Account. Notwithstanding the foregoing, to the extent that Observatory Tenant has deposited any Rent payable under the Observatory Lease (excluding the Net Observatory Deck Revenue) for more than one (1) month in advance, that portion of such Rent which is payable with respect to future months shall be held in the HSBC Collection Account and shall be applied to shortfalls with respect to any Rents payable under the Observatory Lease (excluding the Net Observatory Deck Revenue) during future months (the “Advance Pay Rent”). Pursuant to the JP Account Control Agreement, Borrower shall irrevocably instruct and authorize JP Collection Bank to disregard any and all orders for withdrawal from the JP Collection Account made by, or at the direction of, Borrower, Observatory Tenant or Manager, if applicable, other than to transfer all amounts on deposit in the JP Collection Account on the last Business Day of each month (except upon (a) the occurrence and during the continuance of an Event of Default and/or (b) the occurrence of a Trigger Event and during the continuance of a Trigger Period) to an account specified by Observatory Tenant. Upon the occurrence of an Event of Default or Trigger Event and during the continuance of an Event of Default or Trigger Period, as applicable, each of HSBC Collection Bank and JP Collection Bank shall transfer all amounts on deposit in the HSBC Collection Account and the JP Collection Account to or as directed by Agent; provided, however, that upon the occurrence of a Trigger Event and during the continuance of a Trigger Period, the amounts on deposit in the HSBC Collection Account and the JP Collection Account shall be transferred and applied in the manner set forth in Section 6.5.6 hereof. Pursuant to the HSBC Account Control Agreement, provided no Event of Default or Trigger Period is continuing, HSBC Collection Bank shall transfer all collected and available funds on a daily basis, as determined by HSBC Collection Bank’s then current funds availability schedule, received in the HSBC Collection Account to the Borrower’s Account. Pursuant to the JP Account Control Agreement, provided no Event of Default or Trigger Period is continuing, JP Collection Bank shall transfer all collected and available funds on the last Business Day of each calendar month, as determined by JP Collection Bank’s then current funds availability schedule, received in the JP Collection Account to an account designated by Observatory Tenant. Borrower agrees that, prior to the payment in full of the Debt, the terms and conditions of the HSBC Account Control Agreement and JP Account Control Agreement shall not be amended or modified without the prior written consent of Agent (which consent Agent may grant or withhold in its reasonable discretion). In recognition of Agent’s and Lenders’ security interest in the funds deposited into the HSBC Collection Account and the JP Collection Account, Borrower shall identify the HSBC Collection Account and the JP Collection Account with the name of Agent, as secured party. Agent hereby agrees that, in connection with Agent’s determination that a Trigger Event exists, if Agent used a lower NOI to calculate the applicable Debt Yield than the NOI which was calculated by Borrower, Agent shall review the same with Borrower and/or its representatives, including Agent’s adjustment (if any) to Gross Revenues and/or Operating Expenses, as applicable, to provide to Borrower and/or its representatives the basis for and details surrounding such determination (provided, however, that the duration of such review and the provision of such basis for and details surrounding Agent’s determination shall be reasonably determined by Agent and the final determination of the Debt Yield shall be unilaterally made by Agent). Agent shall establish and hold the following accounts (each, an “Account” and, collectively, the “Accounts” and, together with the HSBC Collection Account and the JP Collection Account, the “Collateral Accounts”) with the Cash Management Bank, which shall each be an Eligible Account to which certain funds shall be allocated and from which disbursements shall be made pursuant to the terms of this Agreement and the Cash Management Agreement:

(a) an Account into which the HSBC Collection Bank and JP Collection Bank shall, if directed by Agent, upon the occurrence and during the continuance of an Event of Default and upon the occurrence of a Trigger Event and during the continuance of a Trigger Period, deposit all sums on deposit in the HSBC Collection Account and the JP Collection Account (the “Deposit Account”);

(b) an Account for the retention of Account Collateral in respect of Debt Service payments due under the Loan (the “Debt Service Reserve Account”);

(c) an Account for the retention of Account Collateral in respect of Taxes for the Property (the “Tax Reserve Account”);

(d) an Account for the retention of Account Collateral in respect of insurance premiums for the Property (the “Insurance Reserve Account”);

(e) an Account for the retention of Account Collateral in respect of Lease Termination Fees (the “Lease Termination Fee Reserve Account”);

(f) an Account for the retention of Net Proceeds (the “Proceeds Reserve Account”); and

(g) an Account for the retention of Excess Cash Flow (the “Excess Cash Flow Account”).

6.5.2 Pledge of Account Collateral. (a) To secure the full and punctual payment and performance of the Obligations, Borrower hereby collaterally assigns, grants a security interest in and pledges to Agent, for the benefit of Lenders, a first priority continuing security interest in and to the following property of Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral”):

(i) the Collateral Accounts and all cash, checks, drafts, securities entitlements, certificates, instruments and other property, including, without limitation, all deposits and/or wire transfers from time to time deposited or held in, credited to or made to Collateral Accounts;

(ii) any and all amounts invested in Permitted Investments held in the Collateral Accounts;

(iii) all interest, dividends, cash, instruments, securities, entitlements and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Collateral Accounts; and

(iv) to the extent not covered by sub-paragraphs (i), (ii) or (iii) above, all proceeds (as defined under the UCC) of any or all of the foregoing.

(b) In addition to the rights and remedies herein set forth, Agent shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.

(c) This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law.

6.5.3 Maintenance of HSBC Collection Account and JP Collection Account. Borrower agrees that each of the HSBC Collection Account and the JP Collection Account is and shall be maintained (a) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (b) in such a manner that Agent shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the HSBC Collection Account and the JP Collection Account, and (c) such that neither any Credit Party nor Manager, if applicable, shall have any right of withdrawal from the HSBC Collection Account or the JP Collection Account and, except as provided herein, no Account Collateral shall be released to any Credit Party or Manager, if applicable, from the HSBC Collection Account or the JP Collection Account. Without limiting Borrower’s obligations under the immediately preceding sentence, Borrower and Operating Company shall only establish and maintain the HSBC Collection Account and Borrower and Observatory Tenant shall only establish and maintain the JP Collection Account with a financial institution that has executed an agreement substantially in the form of the HSBC Account Control Agreement or the JP Account Control Agreement, as applicable, or in such other form acceptable to Agent in its reasonable discretion.

6.5.4 Maintenance of Collateral Accounts. The Collateral Accounts shall be Eligible Accounts. The Collateral Accounts shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking or governmental authority, as may now or hereafter be in effect. Income and interest accruing on the Collateral Accounts or any investments held in such accounts shall be periodically added to the principal amount of such account and shall be held, disbursed and applied in the same manner as the other amounts on deposit therein in accordance with the provisions of this Agreement, the Account Agreement and the Cash Management Agreement. Borrower shall be the beneficial owner of the Collateral Accounts for federal income tax purposes and shall report all income on the Collateral Accounts.

6.5.5 Transfer to Borrower’s Account. So long as no Event of Default has occurred and is continuing under this Agreement and no Trigger Period is continuing, Borrower hereby irrevocably authorizes Agent to transfer (and, pursuant to the HSBC Account Control Agreement, shall irrevocably authorize HSBC Collection Bank to execute any corresponding instructions of Agent), and Agent hereby authorizes HSBC Collection Bank to transfer, from the HSBC Collection Account by 11:00 a.m. (New York time) on each Business Day commencing on the date hereof, all funds in the HSBC Collection Account (except for Advance Pay Rent which is not then being applied as provided in Section 6.5.1) to the Borrower’s Account; provided, however, that Agent shall have the right to suspend remittances to the Borrower’s Account during the continuance of (i) an Event of Default or (ii) a Trigger Period, upon notice to the HSBC Collection Bank and the JP Collection Bank and Borrower (it being acknowledged that during the continuance of a Trigger Period such funds will be transferred to the Deposit

Account and, so long as no Event of Default then exists, allocated in accordance with Section 6.5.6); and provided, further, that upon the termination of the Trigger Period, provided that no Event of Default shall have occurred and be continuing, or at any time after an Event of Default is no longer in effect, Agent shall promptly instruct the HSBC Collection Bank to resume transfers of all funds in the HSBC Collection Account (except for Advance Pay Rent which is not then being applied as provided in Section 6.5.1) to Borrower’s Account in accordance with this Section 6.5.5 (including any monies then on deposit in any subaccounts under Section 6.5.6). So long as no Event of Default has occurred and is continuing under this Agreement and no Trigger Period is continuing, Borrower hereby irrevocably authorizes Agent to transfer (and, pursuant to the JP Account Control Agreement, shall irrevocably authorize JP Collection Bank to execute any corresponding instructions of Agent), and Agent hereby authorizes JP Collection Bank to transfer, from the JP Collection Account by 11:00 a.m. (New York time) on the last Business Day of each month, all funds in the JP Collection Account to any account designated by Observatory Tenant; provided, however, that Agent shall have the right to suspend remittances to Observatory Tenant’s account during the continuance of (i) an Event of Default or (ii) a Trigger Period, upon notice to the JP Collection Bank and Borrower (it being acknowledged that during the continuance of a Trigger Period such funds will be transferred to the Deposit Account and, so long as no Event of Default then exists, allocated in accordance with Section 6.5.6); and provided, further, that upon the termination of the Trigger Period, provided that no Event of Default shall have occurred and be continuing, or at any time after an Event of Default is no longer in effect, Agent shall promptly instruct the JP Collection Bank to resume transfers of all funds in the JP Collection Account to Borrower’s Account in accordance with this Section 6.5.5.

6.5.6 Payments to Accounts. (a) During a Trigger Period, provided no Event of Default has occurred and is continuing, Agent shall, on each Payment Date, transfer, or shall cause the transfer of, amounts from the Deposit Account, to the extent available therein in the following amounts and order of priority:

(i) First, to the Tax Reserve Account, the amounts then required to be deposited pursuant to Section 6.1.1;

(ii) Second, to the Insurance Reserve Account, the amounts then required to be deposited pursuant to Section 6.2.1;

(iii) Third, to the Debt Service Reserve Account for payment to Agent, for the ratable benefit of Lenders, of the amount of all delinquent interest and principal on the Loan, the next scheduled monthly payment of interest and principal on the Loan and all other amounts then due and payable under the Loan Documents;

(iv) Fourth, to HSBC Account Control Bank and JP Account Control Bank, funds sufficient to pay the fees and expenses of HSBC Account Control Bank and JP Account Control Bank, respectively and to the Cash Management Bank funds sufficient to pay the fees and expenses of Cash Management Bank as required pursuant to the HSBC Account Control Agreement, JP Account Control Agreement and the Cash Management Agreement, respectively;

(v) Fifth, to Borrower’s Account or to the account of Operating Company if Borrower so directs, an amount equal to the Operating Expenses, including Capital Expenditures, tenant improvement costs and leasing commissions, for the month in which such Payment Date occurs as set forth on the Approved Annual Budget, provided that the amount disbursed to Borrower’s Account, or to the account of Operating Company if Borrower so directs, pursuant to this clause (v) shall be used by Borrower or Operating Company solely to pay the Operating Expenses, including Capital Expenditures, tenant improvement costs and leasing commissions, for such month set forth on the Approved Annual Budget (Borrower agreeing that, in the event that such Approved Operating Expenses exceed the actual operating expenses for such month, such excess amounts shall be remitted by Borrower (or Operating Company if it had received the disbursement pursuant to this clause (v)) to the Deposit Account prior to the next succeeding Payment Date);

(vi) Sixth, to Borrower’s Account, an amount equal those Extraordinary Expenses which have been approved by Agent pursuant to Section 4.1.7(d); and

(vii) Seventh, the amounts remaining after payment of the items set forth in clauses (i) through (vi) above, as applicable, (the “Excess Cash Flow”), to the Excess Cash Flow Account to be held as additional Collateral for the Debt until the Trigger Period shall have terminated.

(b) On the first Business Day subsequent to the expiration of any Trigger Period, as applicable, Borrower hereby authorizes Agent to, and, provided no Event of Default shall have occurred and be continuing under this Agreement, Agent hereby agrees to, transfer, and shall cause the transfer of, all funds then on deposit in each of the Deposit Account, Tax Reserve Account, the Insurance Reserve Account, the Debt Service Reserve Account, and the Excess Cash Flow Account to the Borrower’s Account or to the account of Operating Company if Borrower so directs.

(c) During a Trigger Period, if on any Payment Date the amount in the Deposit Account shall be insufficient to make all of the transfers described in clauses (i) through (iv) of Section 6.5.6, then Borrower shall deposit, or cause Operating Company to deposit, into the Deposit Account on such Payment Date the amount of such deficiency. If Borrower shall fail to make such deposit, or to cause Operating Company to make such deposit, the same shall constitute an Event of Default and, in addition to all other rights and remedies provided for under the Loan Documents, Agent may disburse and apply the amounts in the Collateral Accounts in accordance with Section 6.5.8. During a Trigger Period, if sufficient funds are on deposit in the Deposit Account to make all required payments hereunder then no Event of Default shall occur hereunder due to the failure to actually make all such required payments.

6.5.7 Borrower’s Account Representations, Warranties and Covenants. (a) Borrower represents, warrants and covenants that (i) no later than the fifteenth (15th) day after the date hereof, Borrower shall have and shall have caused Operating Company to direct all Tenants under the Leases to mail all checks and wire all funds with respect to any payments due under such Leases directly to the HSBC Collection Account pursuant to a letter substantially in the form of Exhibit H, and (ii) Borrower shall and shall cause Operating Company to deliver a letter substantially in the form attached hereto as Exhibit H to Tenants under all Leases entered into after the date hereof. Observatory Tenant shall on a monthly basis (prior to the last Business Day of each calendar month) directly deposit all Net Observatory Deck Revenue into the JP Collection Account and Rent, as set forth in the Observatory Lease, into the HSBC Collection Account.

(b) Borrower further represents, warrants and covenants that (i) if Borrower, Operating Company or Manager, if applicable, shall receive any Rents, Borrower shall and shall cause Operating Company and Manager, if applicable, to deposit such Rents into the HSBC Collection Account within two (2) Business Days after receipt thereof and, until so deposited, any such amounts held by Borrower, Operating Company or Manager, if applicable, shall be deemed to be Account Collateral and shall be held in trust by it for the benefit of Agent, for the ratable benefit of the Lenders, and shall not be commingled with any other funds or property of Borrower, Operating Company or Manager, if applicable, (ii) there are no accounts other than the Collateral Accounts and the Borrower’s Account maintained by Borrower (except as set forth on Schedule XVIII and otherwise to hold funds released from the HSBC Collection Account, JP Collection Account or Deposit Account) or any other Person on behalf of Borrower with respect to the Property or the collection of Rents, (iii) so long as any portion of the Loan shall be outstanding, neither Borrower, Operating Company nor any other Person on behalf of Borrower or Operating Company shall open any other operating accounts with respect to the Property or the collection of Rents, except for the Collateral Accounts and Borrower’s Account (except to hold funds released from the HSBC Collection Account, JP Collection Account or Deposit Account), and (iv) in the event that any Rents are paid into an account other than the HSBC Collection Account, Borrower shall promptly, upon becoming aware of the same, cause such Rents to be paid into the HSBC Collection Account.

6.5.8 Account Collateral and Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, without additional notice from Agent to Borrower, all funds in the HSBC Collection Account and JP Collection Account and all funds in the Collateral Accounts may be applied by Agent in such order and priority as Agent shall determine in its sole and absolute discretion, including, but not limited to liquidating and transferring any amounts then invested in Permitted Investments to the Collateral Accounts to which they relate or reinvesting such amounts in other Permitted Investments as Agent may determine in its sole discretion as necessary to perfect or protect any security interest granted or purported to be granted hereby or to enable Agent to exercise and enforce Agent’s and Lenders’ rights and remedies hereunder with respect to any Account Collateral or to preserve the value of the Account Collateral.

(b) Upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably constitutes and appoints Agent as Borrower’s true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower, which Borrower could do or which Agent may deem necessary or desirable to more fully vest in

Agent the rights and remedies provided for herein and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest. Upon the occurrence and during the continuance of an Event of Default, Agent may perform or cause performance of any such agreement, and any reasonable out-of-pocket expenses of Agent incurred in connection therewith shall be paid by Borrower.

(c) Borrower hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with the Account Collateral. Borrower acknowledges and agrees that ten (10) days’ prior written notice of the time and place of any public sale of the Account Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to Borrower within the meaning of the UCC.

6.5.9 Transfers and Other Liens. Borrower agrees that it will not (a) sell or otherwise dispose of any of the Account Collateral or (b) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Agent under this Agreement and the other Loan Documents and Permitted Encumbrances.

6.5.10 Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, Agent shall have no duty as to any Account Collateral in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any Person or otherwise with respect thereto. Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Account Collateral in its possession if the Account Collateral is accorded treatment substantially equal to that which Agent accords its own property, it being understood that Agent shall not be liable or responsible for any loss or damage to any of the Account Collateral, or for any diminution in value thereof, by reason of the act or omission of Agent, its Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from Agent’s, Lenders’ or such Affiliates’, agents’, employees’ or bailees’ gross negligence or willful misconduct. In no event shall Agent or Lenders be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond Agent’s or Lenders’ reasonable control or for indirect, special or consequential damages except to the extent of Lender’s gross negligence or willful misconduct. Notwithstanding the foregoing, Borrower acknowledges and agrees that (a) Agent does not have custody of the Account Collateral held in the HSBC Collection Account and JP Collection Account, (b) HSBC Collection Bank has custody of the Account Collateral held in the HSBC Collection Account and JP Collection Bank has custody of the Account Collateral held in the JP Collection Account, (c) the initial HSBC Collection Bank and JP Collection Bank were chosen by Borrower and (d) neither Agent nor Lenders have an obligation or duty to supervise HSBC Collection Bank or JP Collection Bank or to see to the safe custody of the Account Collateral held in the HSBC Collection Account or JP Collection Account.

6.5.11 Agent’s and Lenders’ Liability. (a) Agent and Lenders, as applicable, shall be responsible for the performance only of such duties with respect to the Account Collateral as are specifically set forth in this Section 6.5.11 or elsewhere in the Loan Documents, and no other duty shall be implied from any provision hereof. Neither Agent nor Lenders shall be under any obligation or duty to perform any act with respect to the Account Collateral which would cause them to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Agent and Lenders and their respective employees and officers harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Agent and/or Lenders in connection with the transactions contemplated hereby with respect to the Account Collateral except as such may be caused by the gross negligence or willful misconduct of Agent or Lenders, and their respective employees, officers or agents or the breach of the standard set forth in Section 6.5.11(b).

(b) Each of Agent and Lenders, as applicable, shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by it in good faith to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so. Agent and Lenders may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.

6.5.12 Continuing Security Interest. This Agreement shall create a continuing security interest in the Account Collateral and shall remain in full force and effect until payment in full of the Debt. Upon payment in full of the Debt, this security interest shall automatically terminate without further notice from any party and Borrower shall be entitled to the return, upon its request, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and Agent shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the Account Collateral.

6.5.13 Debt Yield Collateral Event; Debt Yield Collateral Period. Within five (5) Business Days after notice from Agent that a Debt Yield Collateral Event has occurred, Borrower shall either (a) prepay the Loan, (b) post Cash with Agent, or (c) deliver a Letter of Credit to Agent (items (b) and (c), the “Remargining Collateral”), or (d) any combination of the foregoing, in an amount necessary to reduce the principal balance of the Loan (or, in the case of Remargining Collateral, assuming the Remargining Collateral were applied to reduce the principal amount of the Loan) such that a Debt Yield of eleven percent (11%) will be satisfied. If Borrower delivered Remargining Collateral to Agent, then upon the written request of the Borrower upon the expiration of the Debt Yield Collateral Period and, provided no Monetary Default or Event of Default shall have occurred and be continuing under this Agreement, Agent shall release such portion of the Remargining Collateral which has not been previously applied by Agent in accordance herewith, to Borrower, together with such letter as the issuing bank may reasonably require, if the Remargining Collateral consisted in whole or in part of a Letter of Credit, to allow the termination of such Letter of Credit. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, without additional notice from Agent to Borrower, any Remargining Collateral then posted with Agent, for the benefit of the Lenders, may be applied by Agent to the Debt in such order and priority as Agent shall determine in its sole and absolute discretion. Agent hereby agrees that, in connection with Agent’s determination that a Debt Yield Collateral Event exists, if Agent used a lower NOI to calculate the applicable Debt Yield than the NOI which was calculated by Borrower, Agent shall review the same with Borrower and/or its representatives, including Agent’s adjustment (if any)

to Gross Revenues and/or Operating Expenses, as applicable, to provide to Borrower and/or its representatives the basis for and details surrounding such determination (provided, however, that the duration of such review and the provision of such basis for and details surrounding Agent’s determination shall be reasonably determined by Agent and the final determination of the Debt Yield shall be unilaterally made by Agent).

Section 6.6 Letters of Credit.

6.6.1 Delivery of Letters of Credit. (a) Borrower may deliver a Letter of Credit to Agent as all or a portion of the Remargining Collateral, as necessary.

(b) Borrower shall pay to Agent all of Agent’s reasonable out-of-pocket costs and expenses in connection Agent’s review and approval of a Letter of Credit. Borrower shall not be entitled to draw from any such Letter of Credit. Upon thirty (30) days’ notice to Agent, Borrower may replace a Letter of Credit with a Cash deposit if a Letter of Credit has been outstanding for more than six (6) months. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to required Remargining Collateral in accordance with this Agreement if such Letter of Credit had not been delivered.

6.6.2 Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence of an Event of Default, Agent shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Agent may determine.

6.6.3 Additional Rights of Agent. In addition to any other right Agent may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Agent shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Agent has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Agent has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire or a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (d) if Agent has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and within ten (10) Business Days after Agent notifies Borrower in writing of such circumstance, Borrower shall fail to deliver to Agent a substitute Letter of Credit issued by an Eligible Institution. Notwithstanding anything to the contrary contained in the above, Agent is not obligated to draw any Letter of Credit upon the happening of an event specified in (a), (b), (c) or (d) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Agent has not drawn the Letter of Credit.

VII.	PROPERTY MANAGEMENT

Section 7.1 The Management Agreement.

At any time that a Management Agreement is in place, Borrower shall, or shall cause Operating Company, to cause Manager to manage the Property in accordance with the Management Agreement. At any time that a Management Agreement is in place, Borrower shall or shall cause Manager to (a) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower or Operating Company, as applicable, to be performed and observed, (b) promptly notify Agent of any notice to Borrower or Operating Company of any default by Borrower or Operating Company, as applicable, in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower or Operating Company to be performed and observed and (c) promptly notify Agent of any default by Manager in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Manager to be performed and observed. At any time that a Management Agreement is in place, if Borrower or Operating Company shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower or Operating Company, as applicable, to be performed or observed, then, without limiting Agent’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or waiving or releasing Borrower or Operating Company, as applicable from its obligations under the Management Agreement, Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower or Operating Company, as applicable, to be performed or observed.

Section 7.2 Prohibition Against Termination or Modification.

At any time that a Management Agreement is in place, neither Borrower nor Operating Company, as applicable, shall surrender, terminate, cancel, modify, renew or extend the Management Agreement or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without the express consent of Agent, which consent shall not be unreasonably withheld; provided, however, with respect to a new manager such consent may be conditioned upon such new manager and Borrower executing an assignment of management agreement and subordination of management fees in the form then used by Agent.

Section 7.3 Replacement of Manager.

(a) Borrower hereby represents and warrants that the property is currently self-managed by Operating Company. If, at any time, the Property is no longer self-managed or a Malkin Controlled Person does not manage the Property, a Qualified Manager shall be engaged to manage the Property pursuant to a Management Agreement and Borrower and such Qualified Manager shall enter into an Assignment of Management Agreement with respect thereto.

(b) Agent shall have the right to require Borrower to replace the Manager, if applicable, or, put a Manager in place at the Property and any such replacement Manager or Manager shall be chosen by Borrower and approved by Agent, or at Agent’s option, selected by Agent in its sole discretion, upon the occurrence of any one or more of the following events: (i) at any time during the existence of an Event of Default and the acceleration of the Loan, (ii) at any time after the Maturity Date and/or (iii) if there is an existing Manager or, in connection with Operating Company’s current management of the Property, such Manager or the Operating Company, as applicable, has engaged in (A) gross negligence, (B) fraud or (C) willful misconduct.

VIII.	TRANSFERS

Section 8.1 Agent’s and Lenders’ Reliance.

Borrower acknowledges that Agent and Lenders have examined and relied on the experience of Borrower and its general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to enter into this Agreement and make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Borrower’s Obligations under the Loan Documents. Borrower acknowledges that Agent and Lenders have a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Borrower’s Obligations under the Loan Documents, Agent and Lenders can recover the Debt by a sale of the Property.

Section 8.2 No Transfers.

Except for Permitted Transfers, the Credit Parties shall not Transfer the Property, all or any portion of their leasehold interest therein, as applicable, or any part thereof or permit or suffer the Property or any part thereof to be Transferred or permit any other Transfer to occur, unless Agent shall consent thereto in writing, in Agent’s sole and absolute discretion.

Section 8.3 Permitted Transfers.

(a) The restrictions on Transfers set forth in Section 8.2 shall not apply to the following Transfers (“Permitted Transfers”) provided no Monetary Default or Event of Default shall have occurred and is then continuing:

(i) a Transfer or transfers (but not a pledge or collateral assignment) in the aggregate of up to forty-nine percent (49%) of the direct or indirect ownership interests in any Credit Party provided that a Malkin Controlled Person maintains Control of Borrower;

(ii) Transfers (but not a pledge or collateral assignment) by any Malkin Controlled Person for estate planning purposes provided that the Transferor or another Malkin Controlled Person maintains Control of Borrower;

(iii) Operating Company entering into subleases (but not a master sublease) in accordance with Section 4.1.10 hereof;

(iv) any Transfers by participants of their indirect participation interests in ESBA; provided that a Malkin Controlled Person maintains Control of Borrower;

(v) A Transfer (or series of transfers) (but not a pledge, collateral assignment, lien, charge, encumbrance, hypothecation, security interest or other security device) of the interests of Borrower and Operating Company in the Property to a wholly-owned limited liability company (“Op Sub”) which is a subsidiary of an operating partnership (“Op”) in which a corporation intending to qualify for taxation as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute under which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force (a “REIT”) acts as general partner, provided that (A) such Transfer takes place immediately prior to or contemporaneously with an initial public offering of common stock in the REIT (the “IPO”), (B) immediately following the IPO, Anthony E. Malkin shall be the chief executive officer of the REIT, (C) the Property and at least fifty percent (50%) of the assets listed on Schedule XIX (based on square footage as determined by Borrower and including the Property) shall be contributed to the REIT, (D) the REIT and the Op, at all times, shall not be leveraged in excess of 60% based upon the assets held by the REIT and Op, directly and through wholly owned subsidiaries (based on the gross book values of the assets in the REIT and Op), and taking into account all secured and unsecured debt of the REIT and its direct and indirect wholly-owned subsidiaries (including any unfunded portion thereof to the extent that the applicable borrower is then entitled to advances under the applicable facility) and, with respect to this Loan, including the Accordion (both the advanced and unadvanced portions thereof) if the Accordion is then in place, (E) at all times, the majority of the directors of the REIT shall be independent directors, and (F) the majority of the members of the board of directors of the REIT shall have substantial and significant experience and expertise in the ownership and operation of commercial real estate and commercial real estate companies or shall have served as an officer or director of a public company, and the chairman of the board of directors of the REIT shall have substantial and significant experience and expertise in commercial real estate. In addition, in connection with a Transfer pursuant to this Section 8.3(a)(v), Borrower shall satisfy the following conditions:

(1) to the extent that current senior employees of either the Operating Company or of Malkin Holdings LLC are not employed as the principal management team of the Property, a Qualified Manager shall be appointed to manage the Property and such Manager shall deliver an Assignment of Management Agreement;

(2) the Person who owns the Property shall be a single purpose, bankruptcy remote entity meeting the applicable Rating Agency requirements for a single purpose bankruptcy remote entity;

(3) Agent, for the ratable benefit of the Lenders, shall have a mortgage lien on the consolidated estates of Borrower and Operating Company existing on the Property prior to the date of Transfer, and an assignment of leases and rents with respect to all Leases, each substantially in the forms of the Mortgage and the Assignment of Leases constituting Loan Documents, and the Ground Lease, Operating Lease and Observatory Lease shall be terminated;

(4) Borrower shall deliver to Agent an endorsement to the existing Title Insurance Policy insuring that the Agent, for the benefit of the Lenders, has a first priority Lien on the various estates as provided in Section 8.3(a)(v)(3) above, subject only to Permitted Encumbrances, which endorsement shall be satisfactory to Agent in its reasonable discretion;

(5) Borrower shall deliver to Agent the organizational documents of such REIT;

(6) Borrower shall deliver to Agent such legal opinions reasonably required by Agent with respect to the REIT, the Op and the Op Sub and the continuing Lien of the Mortgage substantially on the terms of the opinion delivered in connection with the closing of the Loan on the date hereof; and

(7) Borrower shall pay all costs and expenses of Agent in connection therewith, including, without limitation, reasonable attorney’s fees; and

(vi) After any Transfer contemplated in Section 8.3(a)(v) above, the Transfer of any shares of any series or class of common stock of the REIT or limited partnership units of the Op and/or the redemption of limited partnership units of the Op into common stock of the REIT; provided, however, that, if the same shall result in a change in Control of Borrower, after giving effect to such Transfer, (A) a majority of the members of the board of directors of the REIT shall either (x) have been members of the board of directors prior to such change of Control or (y) have either (1) at least the same or greater level of experience and expertise in the ownership and operation of commercial real estate and commercial real estate companies as the majority of the board of directors prior to such Transfer or (2) previously served as an officer or director of a public company, and the chairman of the board of directors of the REIT shall have substantial and significant experience and expertise in commercial real estate, and (B) conditions (1) and (2) of Section 8.3(a)(v) shall continue to be complied with;

(vii) Easements affecting the Property that are granted with the approval of Agent (not to be unreasonably withheld) in accordance with the terms of this Agreement and the Mortgage; and

(viii) Any Liens that are Permitted Encumbrances.

(b) In connection with the Transfer to a public company in accordance with Section 8.3(a)(v) above, Agent and the Lenders will accept the REIT, which is the direct or indirect owner of Borrower, as a replacement guarantor/indemnitor with respect to the Guaranty and the Environmental Indemnity (the “Replacement Carve-out Obligor”). Upon assumption by the REIT of all obligations of guarantor/ indemnitor, commencing from the Closing Date, under the Guaranty and the Environmental Indemnity, Agent and the Lenders shall release Guarantor from the Guaranty and the Environmental Indemnity.

(c) The parties hereto hereby agree to cooperate in order for the Credit Parties to complete a Transfer to a public company in accordance with Section 8.3(a)(v) above and to amend, modify and/or supplement the Loan Documents, as applicable, to reflect such Transfer to a public company; provided, that, any such amendments, modifications and/or supplements shall not increase the obligations of Agent and the Lenders hereunder and under the other Loan Documents or materially decrease the rights of Agent and Lenders hereunder and under the other Loan Documents, as determined by Agent in its reasonable discretion, and further provided that Borrower shall pay all costs and expenses of Agent, including reasonable attorney’s fees, in connection with any such amendments, modifications and/or supplements to the Loan Document. After any such transfer in accordance with Section 8.3(a)(v) above, it shall be an Event of Default hereunder if the REIT loses its REIT status or if, at any time, it is not in compliance with Section 8.3(a)(v)(D), (E) or (F).

(d) In connection with a Transfer to a public company in accordance with Section 8.3(a)(v), the parties acknowledge that certain sections and provisions of this Loan Agreement and other Loan Documents including covenants, representations and warranties and conditions to Advances, may no longer be applicable with regard to the REIT, Op or Op Sub, as the case may be. The parties intend to continue the arrangements described in this Loan Agreement and the other Loan Documents following the Transfer described in Section 8.3(a)(v), with such amendments to the Loan Documents which are necessitated by the revised structure of the Borrower and as are required by Agent, in its reasonable discretion. The parties understand and agree that certain sections and provisions of the Loan Documents may not be relevant after such public company Transfer, and therefore will not be complied with, enforced or enforceable, and representations and warranties will be deemed modified to reflect the impact of such Transfer only, but the successor borrower shall be required to comply with all other provisions of the Loan Documents and if such successor borrower fails to so comply, Agent and Lenders shall be entitled to all of their respective rights and remedies hereunder. In addition, certain additional covenants, representations and warranties may be required by Agent in its reasonable discretion to be added and incorporated into this Loan Agreement and the other Loan Documents to reflect the impact of such Transfer. The Borrower shall, subject to legal limitations, advise the Agent, from time to time, regarding plans concerning the Transfer described herein, including timing and structure, to the extent known to the Borrowers and the other Credit Parties from time to time.

(e) Notwithstanding anything to the contrary herein, the provisions of this Article VIII shall not restrict or limit in any way the rights of LMH to Transfer interests in Operating Company and indirect interests in Observatory Tenant or the rights of direct or indirect owners of interests in LMH to Transfer interests in LMH or in Persons owning such direct or indirect interests, subject only to the provisions of the operative documents of Operating Company and Observatory Tenant.

(f) If, at any time, LMH no longer holds any interest, direct or indirect, in Operating Company, and as long as any direct or indirect successor owner of the interests of LMH is not a foundation or other tax exempt Person subject to unrelated business income tax or other similar tax which is imposed as a result of a mortgage being placed on real estate interests in which it has an investment, Operating Company shall grant to Agent, for the ratable benefit of the Lenders, a first mortgage lien in Operating Company’s leasehold interest in the Sublease and an assignment of leases and rents with respect to Operating Company’s Leases.

(g) Notwithstanding the above, all Transfers, other than (i) indirect Transfers by participants of indirect interests in ESBA, and (ii) the subsequent transfers of shares in the public company, and (iii) transfers pursuant to clause (d) above, as applicable, are subject to the Lenders confirming that the same will not cause transferee to exceed exposure limits with the Lenders and that transferee is not an entity with whom any Lender is prohibited (either by law or internal directives) from conducting business.

IX.	DEFAULTS

Section 9.1 Events of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) the Debt is not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest and/or principal due under the Note is not paid in full within five (5) calendar days of the applicable Payment Date, or (C) except as to any amount included in (A) and (B) of this sub-paragraph (i), any other amount payable pursuant to the Loan Documents is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document and such failure continues for ten (10) days after Agent delivers written notice thereof to Borrower;

(ii) if Borrower or Operating Company shall fail to pay any of the Taxes or Other Charges when due unless Agent is collecting Taxes and Other Charges pursuant to Article VI hereof, and only if (A) no Event of Default exists and (B) Agent is holding a sufficient amount in the Tax Reserve Account to pay such Taxes and Other Charges;

(iii) if the Policies are not kept in full force and effect;

(iv) if Borrower breaches or permits or suffers a breach by Operating Company or otherwise of Article 6 of the Mortgage or Article VIII hereof or there is a Transfer in violation of Section 8.2;

(v) if any Credit Party is in breach of Section 6.5.7 or if any Credit Party is in breach of any of the covenants set forth in Section 4.1.7 for a period in excess of five (5) days;

(vi) if any representation or warranty made by any Credit Party or any Guarantor in this Agreement or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Agent and/or Lenders shall have been false or shall have omitted a material fact so as to make the same not misleading in any material respect as of the date the representation or warranty was made (or deemed remade);

(vii) if any Credit Party, Guarantor or ESB Captive shall make an assignment for the benefit of creditors;

(viii) if a receiver, liquidator or trustee shall be appointed for any Credit Party, Guarantor or ESB Captive or if any Credit Party, Guarantor, or ESB Captive shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Credit Party, Guarantor or ESB Captive, or if any proceeding for the dissolution or liquidation of any Credit Party, Guarantor or ESB Captive shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Credit Party, Guarantor or ESB Captive, upon the same not being discharged, stayed or dismissed within thirty (30) days;

(ix) if any Credit Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents and if any Credit Party attempts to assign its interest in the Ground Lease, Sublease and Observatory Lease, as applicable;

(x) if any Lease is modified, amended, supplemented, restated, extended, surrendered or terminated without the prior written consent of Agent, to the extent that such consent is required pursuant to the provisions of Section 4.1.10;

(xi) if any material easements, restrictions, covenants or operating agreements benefiting the Property shall no longer be in full force and effect and the same has a Material Adverse Effect;

(xii) if any Credit Party breaches any covenant contained in Section 4.2 (other than Section 4.2.10).

(xiii) if (A) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (B) any failure to satisfy the minimum funding requirements of Section 412 or 430 of the Code or Section 302 of ERISA, whether or not waived, shall occur with respect to any Single Employer Plan or a Single Employer Plan shall obtain “at risk” status or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of any Credit Party or any Commonly Controlled Entity, (C) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (E) the Credit Parties or any Commonly Controlled Entity incur, or in the reasonable opinion of the Agent are reasonably likely to incur, any liability in connection with the occurrence of a complete or partial withdrawal from, or the Insolvency, Reorganization or termination of, a Multiemployer Plan; and in each case in clauses (A) through (E) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(xiv) intentionally omitted;

(xv) if any Credit Party fails to comply with the covenants as to Prescribed Laws set forth in Section 4.1.1, 4.1.20, 4.1.27, or 4.1.28;

(xvi) intentionally omitted;

(xvii) if Guarantor continues to breach any of the covenants contained in Section 4.1 of the Guaranty for ten (10) days following notice of such breach;

(xviii) if any Credit Party shall be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in subsections (i) to (xvii) above or in subsections (xix) to (xxiv) below and such Default continues for ten (10) days, in the case of any such Default which can be cured by the payment of a sum of money, or for ten (10) days after notice from Agent in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such ten (10) day period and provided, further, that Borrower shall have commenced to cure such Default within such ten (10) day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xix) or if any other event shall occur or condition shall exist if the effect of such event or condition under any Loan Document is to accelerate the maturity of any portion of the Debt or to permit Agent to accelerate the maturity of all or any portion of the Debt;

(xx) intentionally omitted;

(xxi) intentionally omitted;

(xxii) if one or more judgments or decrees shall be entered against any Credit Party or Guarantor involving in the aggregate a liability in excess of $1,000,000 and shall not have been vacated or bonded or otherwise removed as a Lien against the Property or any Credit Party’s interest therein within thirty (30) days;

(xxiii) if Borrower fails to comply with the provisions of Section 6.5.13;

(xxiv) subject to the effect of a Force Majeure Event, (A) the neglect, failure or refusal of any Credit Party to keep in full force and effect any material permit, license, consent or approval required for the operation of the Improvements that is not fully reinstated within thirty (30) days after Agent gives Borrower notice of the lapse of effectiveness of such material permit, license, consent or approval or (B) the curtailment in availability to the Property of utilities or other public services necessary for the full occupancy and utilization of the Improvements that is not restored to full availability within thirty (30) days after Agent gives Borrower notice of such curtailment of availability.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) above) and at any time thereafter Agent may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Agent deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Agent may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) above, the Debt and all other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 9.2 Rights and Remedies of Agent and Lenders.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Agent against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Agent at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Agent permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Agent is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Agent shall remain in full force and effect until Agent has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) Agent shall have the right from time to time following the occurrence of an Event of Default to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Agent in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Agent may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loan, Agent may foreclose the Mortgage to recover so much of the principal balance of the Loan as Agent may accelerate and such other sums secured by the Mortgage as Agent may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c) Agent shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Agent shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Agent from time to time, promptly after the request of Agent, a severance agreement and such other documents as Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Agent, provided that the same shall contain provisions substantially the same as are set forth in Section 10.22. Borrower hereby absolutely and irrevocably appoints Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Agent shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Agent of Agent’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date or the date of the last Advance made hereunder, whichever is later.

(d) During the continuance of an Event of Default, Agent may:

(i) execute all applications and certificates on behalf of Borrower which may be required by any Governmental Authority or Legal Requirement or contract documents or agreements;

(ii) complete the marketing and leasing of leasable space in the Improvements, and modify or amend existing leases and occupancy agreements, all as Agent shall deem to be necessary or desirable;

(iii) take such other action hereunder, or refrain from acting hereunder, as Agent may, in its sole and absolute discretion, from time to time determine, and without any limitation whatsoever, to carry out the intent of this Section 9.2.

(e) Upon the occurrence of an Event of Default, Agent may appoint or seek appointment of a receiver with respect to both Borrower and Operating Company, without notice and without regard to the solvency of Borrower or the adequacy of the security, for the purpose of preserving the Property, preventing waste, and to protect all rights accruing to Agent and/or Lenders by virtue of this Agreement and the other Loan Documents, and expressly to do any further acts as Agent may determine to be necessary to complete the development and construction of the Improvements. All expenses incurred in connection with the appointment of such receiver, or in protecting, preserving, or improving the Property, shall be charged against Borrower and shall be secured by the Mortgage and enforced as a Lien against the Property.

(f) Upon the occurrence of an Event of Default, Agent may accelerate maturity of the Note and any other indebtedness of Borrower to Lenders, and demand payment of the principal sum due thereunder, with interest, costs and reasonable attorneys’ fees and expenses (including those for appellate proceedings), and enforce collection of such payment by foreclosure of the Mortgage or the enforcement of any other collateral, or other appropriate action.

Section 9.3 Power of Attorney.

For the purposes of carrying out the provisions and exercising the rights, powers and privileges granted by or referred to in this Agreement, Borrower hereby irrevocably constitutes and appoints Agent its true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and do and perform any acts which are referred to in this Agreement, in the name and on behalf of Borrower. The power vested in such attorney-in-fact is, and shall be deemed to be, coupled with an interest and irrevocable; provided, however, that so long as no Event of Default then exists, Agent shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Agent of Agent’s intent to exercise its rights under such power.

Section 9.4 Remedies Cumulative.

Upon the occurrence of any Event of Default, the rights, powers and privileges provided in this Article IX and all other remedies available to Agent and Lenders under this Agreement or under any of the other Loan Documents or at law or in equity may be exercised by Agent and Lenders at any time and from time to time and shall not constitute a waiver of Agent’s or any of Lenders’ other rights or remedies thereunder, whether or not the Loan shall be due and payable, and whether or not Agent shall have instituted any foreclosure proceedings or other action for the enforcement of its rights under the Loan Documents.

Section 9.5 Annulment of Defaults.

An Event of Default shall not be deemed to be in existence for any purpose of this Agreement or any Loan Document if Agent shall have waived such Event of Default in writing or stated that the same has been cured to its reasonable satisfaction, but no such waiver shall extend to or affect any subsequent Event of Default or impair any of the rights of Lenders upon the occurrence thereof.

Section 9.6 Waivers.

Borrower hereby waives to the extent not prohibited by applicable law (a) all presentments, demands for payment or performance, notices of nonperformance (except to the extent required by the provisions hereof or of any other Loan Documents), protests and notices of dishonor, (b) any requirement of diligence or promptness on Agent’s or Lenders’ part in the enforcement of its rights (but not fulfillment of its obligations) under the provisions of this Agreement or any other Loan Document, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law, to the fullest extent permitted by applicable law.

Section 9.7 Course of Dealing, Etc.

No course of dealing and no delay or omission by Agent, Lenders or Borrower in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver or consent shall be binding upon Lenders unless it is in writing and signed by Agent. Agent’s exercise of Agent’s right to remedy any default by Borrower to Lenders or any other person, firm or corporation shall not constitute a waiver of the default remedied, a waiver of any other prior or subsequent default by Borrower or a waiver of the right to be reimbursed for any and all of its expenses in so remedying such default. All rights and remedies of Lenders hereunder are cumulative.

Section 9.8 Remedies Cumulative.

The rights, powers and remedies of Agent under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Agent may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Agent’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Agent may determine in Agent’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

X.	MISCELLANEOUS

Section 10.1 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, subject to Section 8.3(a)(iv), no Borrower or Guarantor may assign or otherwise transfer any of its rights or obligations under the Loan Documents without the prior written consent of Agent, in Agent’s sole discretion (and any attempted assignment or transfer by Borrower or Guarantor without such consent shall be null and void). Nothing in the Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in

Section 10.26 hereof) and, to the extent expressly contemplated hereby, the Affiliates of any Lender) any legal or equitable right, remedy or claim under or by reason of any of the Loan Documents.

Section 10.2 Agent’s and Lenders’ Discretion.

Whenever, pursuant to this Agreement, Agent and/or a Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Agent and/or any Lender, the decision of Agent and/or such Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Agent and/or such Lender, as applicable, and shall be final and conclusive.

Section 10.3 Governing Law, Jurisdiction and Agent for Service.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT THE MORTGAGE AND THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT,

THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST AGENT, ANY LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH PARTY HERETO WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

MALKIN HOLDINGS LLC

ONE GRAND CENTRAL PLACE

60 EAST 42ND STREET

NEW YORK, NY 10165

ATTENTION: LEGAL

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver.

Neither any failure nor any delay on the part of Agent and/or Lenders in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, neither Agent nor Lenders shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices.

All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder or under any other Loan Document (other than the Guaranties, which shall be governed by the respective provisions thereof concerning notices) shall be in writing sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice to Borrower shall be effective if rendered in accordance with this Section to Borrower solely. Agent shall use commercially reasonable efforts to provide copies of notices rendered to Borrower to the additional parties specified below, but the failure to effect any such Notice to such additional party shall not affect the validity and full force and effect of such Notice upon Borrower. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Agent:	HSBC Bank USA, National Association, as Agent 545 Washington Boulevard, 10th Floor Jersey City, New Jersey 07310 Attention: Commercial Mortgage Servicing Department Facsimile No. (212) 525-1152

with a copy to:	Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Attention: Steven M. Herman, Esq. Facsimile No.: (212) 504-6666

If to Lenders:	at their respective Applicable Lending Office set forth opposite their signatures hereto.

If to Borrower:	Empire State Building Associates L.L.C. 60 East 42nd Street New York, New York 10165 Attention: Legal Facsimile No.: (212) 986-8795

With a copy to:	Herrick, Feinstein LLP 2 Park Avenue New York, New York 10016 Attention: Howard E. Peskoe Facsimile No.: (212) 545-3455

Section 10.7 Trial by Jury.

BORROWER, AGENT AND EACH LENDER EACH HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AGENT AND EACH LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BORROWER, AGENT AND EACH LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8 Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences.

Each Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Agent or any Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Agent or such Lender.

Section 10.11 Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Agent or Lenders except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Agent and/or Lenders to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Agent and/or any Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Agent and/or such Lender to Borrower.

Section 10.12 Remedies of Borrower.

In the event that a claim or adjudication is made that Agent or any Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Agent or such Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Agent nor such Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Agent or a Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Any expedited procedure legally available with such a declaratory judgment action or action for injunctive relief may be utilized to the extent possible. If it is determined that Agent or any Lender acted in bad faith or in willful disregard of its obligation to act reasonably, then Borrower may also seek and recover its costs to seek a declaratory judgment or injunctive relief and its costs relating to such determination of bad faith or willful disregard, such costs to include reasonable attorneys’ fees.

Section 10.13 Expenses; Indemnity.

(a) Borrower shall pay or, if Borrower fails to pay, shall reimburse Agent and the Lenders upon receipt of notice and demand from Agent or the applicable Lender, on an after-tax basis, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements but excluding any internal cost for administration) incurred by Agent and Lenders in connection with (i) any Credit Party’s and/or Guarantor’s ongoing performance of and compliance with any Credit Party’s and/or Guarantor’s agreements and covenants contained in the Loan Documents on their respective parts to be performed or complied with after the date of this Agreement, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Agent’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the date of this Agreement; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower and/or Guarantor; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Agent all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Agent pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, whether at trial or not, including appeals therefrom, in response to third party claims or the prosecuting or defending of any action or proceeding, mediation, arbitration or other litigation or administrative proceeding, in each case against, under or affecting any Credit Party, Guarantor, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan and any and all actions that may be taken by Agent or any Lender in connection with the enforcement of the provisions of the Loan Documents, whether or not suit is filed in connection with the same, or in connection with any Credit Party, Guarantor or any Affiliate thereof, any other guarantor or indemnitor, and/or any partner, joint venturer, member or shareholder thereof becoming party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding; and (vi) enforcing any Obligations of or collecting any payments due from any Credit Party and/or Guarantor under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to Agent to the extent the same arise by reason of the gross negligence, illegal acts, fraud, bad faith or willful misconduct of Agent.

(b) Borrower shall indemnify, defend and hold harmless Agent and each Lender, each Participant in the Loan, and their respective officers, directors, partners, employees and agents (each, an “Indemnified Party”) on an after-tax basis from and against, and shall reimburse the affected Indemnified Party for, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and expenses of counsel for Agent in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Agent shall be designated a party thereto and any loss or expense on account of amounts borrowed, contracted for or utilized to pay any amount payable under any Loan Document or the Loan or any part thereof) (collectively, “Losses”), that may be imposed on, incurred by, or asserted against such Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (ii) the use of the proceeds of the Loan or (iii) any other matter arising from this Agreement or the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to such Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud, bad faith or willful misconduct of such Indemnified Party.

To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by such Indemnified Party.

(c) In case any such claim, action or proceeding (a “Claim”) is brought against an Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, Agent shall give prompt written notice thereof to Borrower, which notice shall include all documents and information in the possession of or under the control of Agent and such Indemnified Party relating to such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 10.13; provided, however, that the failure of Agent to so notify Borrower shall not limit or affect such Indemnified Party’s rights to be indemnified pursuant to this Section 10.13 except to the extent Borrower is materially prejudiced by such failure or delay. Upon receipt of such notice of Claim (together with such documents and information from Agent and such Indemnified Party), Borrower shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to Agent and such Indemnified Party (it being understood that counsel selected by Borrower’s insurance carrier shall be deemed to be acceptable to Agent and such Indemnified Party, provided such insurer is an acceptable insurer under the Loan Documents or otherwise was accepted by Agent as an insurer), which counsel may, without limiting the rights of Agent and such Indemnified Party pursuant to the next succeeding sentence of this Section 10.13, also represent Borrower in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct its own defense through counsel of its own choosing and at the reasonable expense of Borrower, if (i) such Indemnified Party reasonably determines that the conduct of its defense by Borrower could be materially prejudicial to its interests, (ii) Borrower refuses to defend, or (iii) Borrower shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith (unless such Claim is being defended by Borrower’s insurance carrier, provided such insurer is an acceptable insurer under the Loan Documents or otherwise was accepted by Agent as an insurer). Borrower may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any liability, cost or expense whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party under any federal, state or local statute or regulation, whether criminal or civil in nature and (iii) Borrower obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. Agent and such Indemnified Party shall reasonably cooperate with Borrower, at Borrower’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If Borrower refuses to defend any Claim or fails to defend such Claim in good faith (other than a Claim that is being defended by Borrower’s carrier, provided such insurer is an acceptable insurer under the Loan Documents or otherwise was accepted by Agent as an insurer) and such Indemnified Party elects to defend such Claim by counsel of its own choosing Borrower shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. If such Indemnified Party reasonably determines that the conduct of its defense by Borrower could be materially prejudicial to its interests and elects to defend such Claim by counsel of its own choosing, Borrower shall be responsible for any reasonable settlement of such Claim entered into by such Indemnified Party. Except as provided in the preceding two (2) sentences, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 10.13. Nothing contained herein shall be construed as requiring Agent or any Indemnified Party to expend funds or incur costs to defend any Claim in connection with the matters for which Agent or any Indemnified Party is entitled to indemnification pursuant to this Section 10.13. The Obligations of Borrower hereunder shall specifically include the obligation to expend its own funds, to incur costs in its own name and to perform all actions as may be necessary to protect Agent or any other Indemnified Party from the necessity of expending its own funds, incurring cost or performing any actions in connection with the matters for which Agent or such other Indemnified Party is entitled to indemnification hereunder.

Section 10.14 Schedules and Exhibits Incorporated.

The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses.

Any assignee of Agent’s or any Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower, Agent and Lenders intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Agent or Lenders nor to grant Agent or Lenders any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Agent and Lenders and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Agent and Lenders any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein. In addition, no Lender is the agent or representative of Borrower and this Agreement shall not make any Lender liable to any Trade Contractor or any other Person for goods delivered to or services performed by them upon the Property, or for debts or claims accruing to such parties against Borrower and there is no contractual relationship, either express or implied, between any Lender and any Trade Contractor or any other Person supplying any work, labor or materials for the Improvements.

Section 10.17 Publicity.

(a) All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public that refers to the Loan Documents or the financing evidenced by the Loan Documents shall be subject to the prior reasonable approval of Agent.

(b) Subject to Borrower’s consent which shall not be unreasonably withheld, conditioned or delayed, Agent and the Lenders shall have the right to issue news releases, and publicize and/or advertise the fact that the Lenders have provided financing with respect to the Property and in connection therewith. The parties hereto hereby acknowledge and agree that Borrower has granted to Agent and the Lenders on the date hereof a license to use one or more photographs or pictures of the Property for the limited purposes set forth in such license. Agent and/or any Lender, as applicable, shall be required to obtain a license from Borrower in connection with any use by Agent or any Lender of any photograph and pictures of the Property, which use is not included in the existing license. Borrower’s approval of any such license shall not be unreasonably withheld, conditioned or delayed.

Section 10.18 Approvals and Consents.

Wherever the consent or approval of Agent is required under this Agreement or any other Loan Document, such consent or approval may be granted or withheld in the sole discretion of Agent unless the specific provision states that the consent or approval shall be reasonable or shall not be unreasonably withheld, in which case, such consent or approval shall be granted or withheld in the Agent’s discretion exercising its reasonable business judgment and shall not be unreasonably withheld, conditioned or delayed.

Section 10.19 Waiver of Offsets/Defenses/Counterclaims.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Agent or Lenders or their agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Agent or Lenders to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents. Nothing herein shall constitute a waiver by Borrower of any such claim or counterclaim.

Section 10.20 Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Agent or any Lender or any parent, subsidiary or affiliate of Agent or such Lender. Neither Agent nor any Lender shall be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Agent or such Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Agent’s and/or Lenders’ exercise of any such rights or remedies. Borrower acknowledges that Agent and each Lender engages in the business of real estate financings and other real estate transactions and investments that may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors.

(a) Borrower hereby represents and warrants that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Estreich & Company, Inc. (the “Broker”). Borrower shall pay all brokerage commissions and fees payable to Broker with respect to the transactions contemplated by this Agreement and shall indemnify, defend and hold each Indemnified Party and its officers and directors harmless from and against any Losses in any way relating to or arising from a breach of the foregoing representation and warranty.

(b) Agent hereby represents and warrants that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Broker. Agent shall indemnify, defend and hold each Indemnified Party and its officers and directors harmless from and against any Losses in any way relating to or arising from a breach of the foregoing representation and warranty.

(c) Each Lender hereby represents and warrants that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Broker. Each Lender shall indemnify, defend and hold each Indemnified Party and its officers and directors harmless from and against any Losses in any way relating to or arising from a breach of the foregoing representation and warranty.

(d) The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Exculpation.

Subject to the qualifications below and except as set forth in the Guaranty and Environmental Indemnity, neither Agent nor Lenders shall enforce the liability and obligation of the Borrower or any holder of a direct or indirect interest in ESBA or any supervisor of either party comprising Borrower or Controlling either party comprising Borrower to perform and observe the Obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against a Credit Party, except that Agent may bring a foreclosure action, terminate the Ground Lease, Operating Lease and Observatory Lease, bring an action for specific performance or any other appropriate action or proceeding to enable Agent to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents or any other collateral given to Agent and/or Lenders pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents, in the Cash Collateral and in any other collateral given to Agent and/or Lenders, and Lenders, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents; provided, further, that, subject to the terms and provisions of the Sublease as the same is amended, modified or supplemented after the date hereof with the consent of Agent, nothing herein shall constitute an acknowledgement by any party hereto that Operating Company or Observatory Tenant is liable for all or any portion of the Loans or other Obligations of Borrower. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Agent or Lenders to name any Credit Party as a party defendant in any action or suit for foreclosure and sale under the Mortgage and termination of the Operating Lease and Observatory Lease; (c) affect the validity or enforceability of any guaranty or indemnification agreement made in connection with the Loan or any of the rights and remedies of Agent or Lenders thereunder; (d) impair the right of Agent or Lenders to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Agent or Lenders to seek a deficiency judgment against Borrower in order to fully realize on any security given by Borrower in connection with the Loan or to commence any other appropriate action or proceeding in order for Agent or Lenders to exercise its remedies against such security; or (g) constitute a waiver of the right of Agent or Lenders to enforce the liability and obligation of Borrower or Guarantor, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Agent and/or any Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) any material intentional misrepresentation by any Credit Party in connection with the Loan;

(ii) the fraudulent acts or willful misconduct of any Credit Party, Guarantor or Manager, if applicable (so long as Manager is an Affiliate of any Credit Party or Guarantor);

(iii) during a Trigger Period or during the continuance of an Event of Default, any misappropriation of the Rents by Manager, if applicable (so long as Manager is an Affiliate of any Credit Party or Guarantor or any Affiliate thereof), any Credit Party, Guarantor or any Affiliate thereof;

(iv) the failure of the Observatory Tenant, during the continuance of an Event of Default or during a Trigger Period, to pay all Rent under the Observatory Lease into the HSBC Collection Account in accordance with the Loan Documents and Net Observatory Deck Revenue under the Observatory Lease directly into the JP Collection Account in accordance with the Loan Documents;

(v) the misappropriation of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, or (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property by Manager, if applicable (so long as Manager is an Affiliate of any Credit Party or Guarantor or any Affiliate thereof), any Credit Party or Guarantor or any Affiliate thereof;

(vi) any failure by Manager, if applicable (so long as Manager is an Affiliate of any Credit Party or Guarantor), any Credit Party or Guarantor or any Affiliate thereof to use current Rents to pay then current material operating expenses with respect to the Property in the ordinary course of business (except with respect to Taxes, Other Charges and Trade Payables being contested in accordance with Section 4.1.2);

(vii) intentional physical waste of the Property (but excluding any matter that arises by reason of lack of cash flow with respect to the Property, except to the extent that such lack of cash flow arises from the misappropriation of revenue with respect to the Property as described in clauses (iii), (iv), (v) and (vi) above);

(viii) any removal or disposal of any portion of the Property after an Event of Default in any manner prohibited by the Loan Documents;

(ix) any Credit Party’s failure to obtain Agent’s prior consent to any Transfer, as applicable, as required by the Mortgage or Article VIII hereof (except with respect to a mechanic’s, tax, judgment or similar Lien arising from insufficient Property cash flow except to the extent that such lack of cash flow arises from the misappropriation of revenue with respect to the Property as described in clauses (iii), (iv), (v) and (vi) above);

(x) a voluntary Lien remains an encumbrance on all or any portion of the Property, the Operating Lease or the Observatory Lease in violation of the Loan Documents;

(xi) subject to the provisions of Section 8.3(a)(v), the failure by any Credit Party to comply with the material single purpose entity requirements of this Agreement including those set forth in Section 4.2.19 hereof if such failure leads to a consolidation of the assets of any Credit Party with the assets of another Person (other than the other Credit Parties);

(xii) the incurrence of Indebtedness in violation of the Loan Documents;

(xiii) the breach of any indemnification provision in the Environmental Indemnity Agreement concerning environmental laws, Hazardous Substances and asbestos;

(xiv) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Agent upon a foreclosure of the Property or transfer in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or transfer in lieu thereof; and

(xv) any modifications, amendments, restatements and/or supplements made to the Ground Lease, Sublease or the Observatory Lease without the consent of Agent and any termination of the Observatory Lease without the consent of Agent.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) neither Agent nor Lenders shall be deemed to have waived any right which Agent and/or Lenders may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lenders in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower, but not to any holder of a direct or indirect interest in ESBA or any party supervising either party comprising Borrower (other than as provided in the Guaranty and Environmental Indemnity) or Controlling either party comprising Borrower, in the event that: (1) any Credit Party files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (2) an Affiliate, officer, trustee, director, or representative which Controls, directly or indirectly, any Credit Party or Guarantor files or any Credit Party or Guarantor joins in the filing of an involuntary petition against any Credit Party under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against any Credit Party or from any Person; (3) there is the filing of an involuntary petition against any Credit Party under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, in which any Credit Party or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against any Credit Party from any Person; (4) any Credit Party files an answer joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (5) any Affiliate, officer, trustee, director, or representative which Controls any Credit Party or Guarantor joins in an application for the appointment of a custodian, receiver, trustee, or examiner for any Credit Party or any portion of the Property; (6) any Credit Party makes a general assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due unless such admission is true; or (7) in connection with any enforcement action or exercise or assertion of any right or remedy upon the continuance of an Event of Default and acceleration of the Loan by or on behalf of the Agent and Lenders under or in connection with the Guaranty, Mortgage, Subordinations, Negative Pledges or any other Loan Document, any Credit Party, or Manager, if applicable (if the Manager is an Affiliate of any Credit Party or Guarantor) (I) seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or (II) asserts, or causes a third party to assert, in a pleading filed in connection with a judicial proceeding any defense against Agent and/or the Lenders, or (III) any right in connection with any security for the Loan, in each of (I), (II) or (III) that the Subordinations or the Negative Pledges or the subordination provisions of the Sublease or Observatory Lease are void, voidable or unenforceable.

Section 10.23 Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Summary of Terms and Conditions dated June 10, 2011 (as amended) among Borrower, Agent, DekaBank and Norddeutsche Landesbank Girozentrale, New York Branch, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.24 Joint and Several Liability.

If Borrower is comprised of more than one Person, all representations, warranties, covenants (both affirmative and negative) and all other Obligations hereunder shall be the joint and several obligation of each entity making up Borrower and a Default or Event of Default by any such Person shall be deemed a Default or Event of Default by all such entities and Borrower. The representations, covenants and warranties contained herein or in any other Loan Document shall be read to apply to the individual entities comprising Borrower when the context so requires but a breach of any such representation, covenant or warranty or a breach of any obligation under the Loan Documents shall be deemed a breach by all such entities and Borrower, entitling Agent and/or Lenders, as applicable, to exercise all of their rights and remedies under all the Loan Documents and under applicable law. Notwithstanding anything to the contrary herein contained, except as provided in any Guaranty or in the Environmental Indemnity, no principal, director, officer or employee or direct or indirect partner or member or other holder of an interest in Borrower, nor any principal, director, officer or employee of any such partner or member, nor any supervisor of Borrower or other entity comprising Borrower nor any employee, agent, principal, director, officer or direct or indirect partner or member or other holder of an interest in such supervisor shall have any personal liability under the Loan Documents.

Section 10.25 Assignments/Information Sharing.

(a) Subject to Section 8.3(a)(iv), Borrower may not assign this Agreement or any of its rights or obligations hereunder without the prior approval of Agent.

(b) Each Lender may assign, pledge or otherwise transfer to one or more Persons (a Person to which any such assignment, transfer or sale is made in accordance with this Article X being an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Loan (each, an “Assignment”) without the consent of Agent, any other Lender, the Credit Parties or their respective Affiliates, Guarantor and/or any other Person, provided, however, that:

(i) any such Assignment to a Person who is not a Lender, an Affiliate of a Lender or an Eligible Assignee, shall require the requisite Lender consent;

(ii) so long as no Event of Default then exists, any such Assignment to a Person who is not a Lender, an Affiliate of a Lender or an Eligible Assignee, shall require Borrower consent which shall not be unreasonably withheld, conditioned or delayed;

(iii) after giving effect to such transaction, such Lender’s aggregate unassigned Ratable Share of the Loan shall be in a principal amount of at least $25,000,000.00 (A) unless such transaction encompasses all of such Lender’s rights in and to the Loan in which case such Lender shall have assigned all of its rights in and to the Loan and (B) except with respect to any assignment to another Lender or an Affiliate of another Lender; and

(iv) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in the Agent’s Register, Agent’s form of assignment and acceptance agreement attached hereto as Exhibit D, with appropriate completions (each, an “Assignment and Acceptance”), together with a processing and registration fee of $2,500, which fee shall cover Agent’s cost in connection with the assignments under this Agreement.

In addition to and without limiting the provisions of subsection (b) above, solely with respect to HSBC and DekaBank, (A) if pursuant to a mandate (1) from a Governmental Authority having jurisdiction over any such Lender or (2) from the board of such Lender, such Lender is required by such Governmental Authority or board to sell all or a portion of its Ratable Share of the Loan, or (B) during the continuance of an Event of Default, any such Lender elects to sell all or a portion of its Ratable Share of the Loan, then in the case of either clause (A) or (B), each such Lender shall have the right to transfer or assign all or a portion of its Ratable Share of the Loan, so long as each such transfer or assignment is in a minimum principal amount of $25,000,000 and no such transfer or assignment shall cause such Lender to hold less than $25,000,000; provided, that if any such Lender, following one or more transfers and assignments of its Ratable Share, holds $25,000,000 of the Loan, then such Lender shall have the further right to assign or transfer all or a portion of its Ratable Share of the Loan, so long as the next succeeding transfer or assignment by such Lender is in a principal amount of at least $10,000,000, and the next succeeding transfer or assignment is of all of such Lender’s remaining Ratable Share of the Loan. In addition, if, at any time, any such Lender holds less than $50,000,000 but more than $25,000,000, such that any additional transfer or assignment in the amount of $25,000,000 would reduce such Lender’s Ratable Share of the Loan to less than $25,000,000, such Lender shall have the right to make such additional transfer or assignment in the amount of $25,000,000; provided, that any transfer or assignment thereafter shall be in a principal amount of not less than $10,000,000. Any assignment pursuant to this paragraph shall be subject to and made otherwise in accordance with the provisions of Section 10.25(a) and (b) above. Notwithstanding the foregoing (but subject to clauses (b)(i) - (iv) above), HSBC, and DekaBank shall have the right, and the foregoing does not restrict, (x) a transaction which encompasses all of such Lender’s rights in and to the Loan in which case such Lender shall have assigned all of its rights in and to the Loan or (y) an assignment to another Lender or an Affiliate of another Lender.

Borrower will not in any event be required to incur, suffer or accept (except to a de minimis extent) any expense or liability in connection with a Lender Assignment. Upon such Assignment, from and after the effective date thereof, the assignee thereunder shall be a party hereto and have the rights and obligations of Lender hereunder. The assigning Lender shall promptly notify Borrower of the consummation of any such assignment. For purposes of this Section 10.25, the term “Affiliate”, as the same relates to DekaBank, shall include any real estate debt fund represented and/or managed by Deka Immobilien Investment GmbH (including, without limitation, the DRK (Deka Realkredit Klassik) Fund).

(c) If an Event of Default has occurred and is continuing, Borrower’s consent to any assignment to any party whatsoever shall not be required and all parties hereto agree to promptly execute and file an amendment to this Agreement reflecting any such assignment. Furthermore, if within five (5) Business Days after receiving a request pursuant to subparagraph (b) above for its consent to any assignment by any Lender, Borrower shall not have either consented or withheld its consent (specifying the reasons therefor), then such consent shall be deemed to have been given.

(d) Borrower agrees to execute, or cause Guarantor and/or Operating Company to execute, within ten (10) days after request therefor is made by Agent, any documents and/or estoppel certificates reasonably requested by Agent in connection with such assignment or participation, without charge; provided that such documents and/or estoppel certificates do not expand the liability or Obligations of Borrower, Guarantor or Operating Company or reduce Assignee’s or Participant’s obligations.

(e) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) subject to Sections 10.25(b)(i) and (ii) above, the Lender assignor thereunder shall, to the extent of the interest assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement other than any obligations to Borrower theretofore accruing (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.2.4, 2.2.7, 2.2.8, 10.12, 10.13 and 10.32 hereof and, in the case of Section 10.13, shall continue to be subject to the terms thereof.

(f) Agent acting solely for this purpose as an agent of the Borrower, shall maintain a register (the “Agent’s Register”) showing the name and addresses of the Lenders and each Lender’s Ratable Share of the Loan from time to time. The entries in the Agent’s Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders may (and, in the case of any portion of the Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of such portion of the Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any portion of the Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(g) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by Borrower and Agent) together with payment to Agent of a registration and processing fee of $2,500, Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Agent’s Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

(h) Borrower authorizes each Lender to disclose to any Assignee or Participant of such Lender (each, a “Transferee”), any prospective Transferee, any Affiliate of such Lender, any derivative counterparty or any Rating Agency any and all financial or other information in such Lender’s possession concerning Borrower and its Affiliates which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower and its Affiliates prior to becoming a party to this Agreement. Notwithstanding the foregoing, any Lender who intends to disclose such information shall notify the recipient, in writing, prior to or simultaneously with such disclosure, that all such information is and shall remain confidential and that such recipient is required to keep such information confidential, and to use reasonable efforts to cause its agents, employees and consultants to keep any such information confidential unless already known to the general public or as required by Legal Requirements.

(i) Any Lender may at any time, without the consent of Agent, any other Lender, any Credit Party or any of their Affiliates, Guarantor, and/or any other Person, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with applicable law, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(j) Borrower agrees that (i) Borrower shall execute and deliver to Agent any amendment and/or other document that may be necessary to effectuate such an assignment and (ii) after the effective date under such Assignment and Acceptance, upon the request to Agent by any Lender, Borrower shall execute and deliver to such Lender one or more substitute notes of Borrower evidencing such Lender’s Ratable Share of the Loan in substantially the same form as the Note with appropriate insertions as to payee and principal amount; each such substitute note shall be dated as of the Closing Date; provided, however, there shall be no increase in Borrower’s Obligations.

(k) Notwithstanding anything herein to the contrary, the Lenders may, without the consent of Agent, any other Lender, any Credit Party or any of their Affiliates, Guarantor, and/or any other Person, consent, assign, pledge or otherwise transfer its interest in the Loan to any Person which is a trustee, administrator or receiver (or their respective nominees, collateral agents or collateral trustees) of a mortgage pool securing covered mortgaged bonds issued by an eligible German bank (Pfandbriefbanken), the bondholders (as a collective whole) thereof, or by any other Person otherwise permitted to issue covered mortgage bonds (Hypothekenpfandbriefe) under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, or any successor or substitute legislation, and any such Person shall have the right to be a “Lender” in lieu of the Lender which assigned, pledged or otherwise transferred its interest to such Person. Borrower will not in any event be required to incur, suffer or accept (except to a de minimis extent) any expense or liability in connection with an assignment, pledge or other transfer of an interest in the Loan by Lender pursuant to this Section 10.25(k) or Section 10.25(j).

(l) Borrower hereby agrees that the terms and provisions of the following confidentiality agreements shall not survive the execution and delivery of this Agreement:

(i) that certain confidentiality agreement among ESBA, Operating Company and DekaBank, dated June 6, 2011; and

(ii) that certain confidentiality agreement among ESBA , Operating Company and HSBC, dated May 4, 2011.

(m) Borrower agrees that during the term of the Loan, it shall under no circumstances claim, and hereby waives, any right of offset, counterclaim or defense against Agent or Lender with respect to the Obligations or the Indebtedness arising from, due to, related to or caused by any obligations, liability or other matter or circumstance which is not the Indebtedness and is otherwise unrelated to the Loan. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.26 Participations. Without in any way limiting any rights of Lender or Borrower under this Agreement or the other Loan Documents, Lender may, without the consent of Agent, any other Lender, any Credit Party or any of their Affiliates, Guarantor, and/or any other Person but subject to the last sentence of Section 10.25(h), sell participations to one or more Persons (a “Participant”) in or to all or a portion of its rights and obligations under this Agreement and the Loan; provided, however, that (a) Lender shall remain solely responsible to Borrower for the performance of such obligations, (b) Lender shall remain the holder of the Note for all purposes of the Note, and (c) Borrower shall continue to deal solely and directly with Agent in connection with Lender’s rights and obligations under and in respect of this Agreement and the other Loan Documents. Borrower will not in any event be required to incur, suffer or accept (except to a de minimis extent) any expense or liability in connection with any Lender selling participations in all or any portion of its rights and obligations under this Agreement and the Loan to any Person pursuant to this Section 10.26.

(i) A Participant shall not be entitled to receive any greater payment under Section 2.2.4 or 2.2.8 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. For avoidance of doubt, a Participant shall be entitled to receive an amount under Section 2.2.8 only to the extent that it complies with the requirements of such section including those relating to the provision of appropriate forms, certificates, and other documents described in that section.

(ii) Each Lender that sells a participation in the Loan shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each such participant and the principal amount of each such participant’s interest in the Loan or other obligations under the Loan Documents; provided, that no Lender shall have any obligation to disclose all or any portion of such participant register to any Person except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in any such participant register shall be conclusive absent manifest error, and the applicable Lender shall treat each Person whose name is recorded in such participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 10.27 Agent Minimum Hold. Notwithstanding the provisions of Section 10.25 and Section 10.26, so long as no Event of Default exists and HSBC is the Agent, HSBC and HSBC’s Affiliates shall, in the aggregate, at all times, be required to maintain a minimum and direct interest in the Loan (as a Lender and not as a participant) equal to Agent’s Minimum Hold. In addition, each successor Agent, appointed in accordance with Section 11.6 below, and its Affiliates, in the aggregate, shall, at all times, maintain the Agent Minimum Hold unless, at the time of such Agent’s appointment, none of the Lenders (including their respective Affiliates but excluding the Agent who has resigned or has been removed and its Affiliates) is holding the Agent Minimum Hold, in which case the applicable successor Agent and its Affiliates, in the aggregate, shall be required to have and maintain the greatest Ratable Share of the Loan then held by any Lender; provided, however, that such successor Agent shall not be obligated to resign as Agent if such successor Agent fails to maintain the greatest Ratable Share solely because another Lender has acquired a greater Ratable Share of the Loan.

Section 10.28 Cooperation. In addition, Borrower hereby agrees to cooperate, at no cost, expense or liability to Borrower, Guarantor, any other Credit Party or any of their respective Affiliates, with HSBC and DekaBank and any other Lender to syndicate, assign or participate the Loan by (a) timely providing information regarding the Borrower, Operating Company, Observatory Tenant and Property to Agent or the Lenders, as may be reasonably requested from time to time by Agent or the Lenders, (b) assisting in the preparation of marketing materials to be used in connection with the syndication of the Loan, (c) executing and delivering one or more substitute notes of Borrower evidencing each Lender’s Ratable Share of the Loan substantially in the same form as the Note (and against surrender of the Note or lost note affidavit with indemnity from the applicable Lender in form and substance reasonably acceptable to Borrower) with appropriate insertions as to payee and principal amount, and (d) executing and delivering any documents (including, without limitation, any amendments, modifications or supplements to this Agreement or any other Loan Document), updated opinion letters, other agreements and/or estoppel certificates with respect to the Loan which are reasonably requested by Agent or Lender in connection with any such syndication, assignment or participation and in form and substance reasonably satisfactory to Agent or such Lender, as the case may be; provided that such documents and/or estoppel certificates shall not increase Borrower’s economic obligations under the Loan Documents or increase in any respect Borrower’s other obligations under the Loan Documents or reduce in any material respect Borrower’s rights under the Loan Documents.

Section 10.29 Component Notes. Each of Agent and the Lenders, without in any way limiting Agent’s, Lenders’ or Borrower’s other rights hereunder, in its respective sole and absolute discretion, shall have the right at any time to require Borrower to execute and deliver “component” notes. Any such component notes may have varying principal amounts and economic terms; provided, however, that (a) such notes may not effectuate a senior/junior loan structure (except for senior/junior loan structures created and at all times held by either HSBC, or DekaBank with their respective Affiliates) or mortgage/mezzanine loan structure, (b) the aggregate principal amount of such “component” notes shall equal the outstanding principal balance of the Loan immediately prior to the creation of such “component” notes, (c) the weighted average interest rate of all such “component” notes shall on the date created and at all times thereafter equal the interest rate which was applicable to the Loan immediately prior to the creation of such “component” notes (i.e., under this clause (c) and the immediately following clause (d), the “component” notes may not effectuate a loan structure that could result in “rate creep”), (d) the debt service payments on all such “component” notes shall on the date created and at all times thereafter equal the debt service payment which was due under the Loan immediately prior to the creation of such component notes, (e) the other terms and provisions of each of the “component” notes shall be identical in substance and substantially similar in form to the Loan Documents, (f) the maturity date of any such component note shall be the same as the scheduled Maturity Date of the Note immediately prior to the issuance of such component notes and (g) any prepayments in connection with a casualty or condemnation shall be applied pro rata in accordance with their respective principal balances to the payment of the outstanding balance of the component notes such that Borrower’s economic position shall remain the same as if there had been no component notes. Borrower, at Lenders’ cost and expense, shall (i) cooperate with all reasonable requests of Agent in order to establish the “component” notes, and (ii) execute and deliver such documents as shall reasonably be required by Agent in connection therewith, all in form and substance reasonably satisfactory to Agent, including, without limitation, the severance of security documents if requested. It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 10.29 after expiration of ten (10) Business Days after notice thereof, which notice shall contain a legend in capitalized bold letters at the top of the cover page stating: “THIS IS A REQUEST FOR BORROWER TO EXECUTE AND DELIVER “COMPONENT” NOTES. BORROWER’S FAILURE TO SO EXECUTE AND DELIVER SAME WITHIN TEN (10) BUSINESS DAYS SHALL CONSTITUTE AN EVENT OF DEFAULT UNDER THE LOAN AND SECURITY AGREEMENT EXECUTED BY BORROWER AND CERTAIN OTHER PARTIES”, together with a comparison “blackline” of the documents to be executed against the applicable document executed by Borrower on the Closing Date.

Section 10.30 Adjustments; Set-Off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Ratable Share of the Loan, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(a)(viii), or otherwise including pursuant to subsection (b) below), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Ratable Share of the Loan, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Borrower agrees that each Lender so purchasing a portion of another Lender’s Ratable Share of the Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify Borrower and Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.31 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.

Section 10.32 WAIVER OF SPECIAL DAMAGES.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST AGENT AND/OR LENDERS ON ANY THEORY OF LIABILITY FOR SPECIAL INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, THE LOAN OR THE USE OF PROCEEDS THEREOF.

Section 10.33 USA Patriot Act Notification.

Agent and Lenders hereby notify Borrower that pursuant to the requirements of the USA Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Agent and Lenders to identify Borrower in accordance with the USA Patriot Act.

Section 10.34 Assignment Upon Payment.

In connection with arrangements for repayment or prepayment of the Loan in full by Borrower in accordance with the terms of this Agreement and the other Loan Documents, Lenders shall, on a one-time basis, assign the Note and Agent shall assign the Mortgage, each without recourse, covenant or warranty of any nature, express or implied by document in recordable form, (except that Agent and each Lender shall represent (x) that such assignment(s) has been duly authorized and that Agent and each Lender have not assigned or encumbered the Note, the Mortgages or the other Loan Documents and (y) the principal amount outstanding on the Note as of the date of assignment), and if any Lender is not delivering the original Note, in which case such Lender shall execute and deliver a “lost note affidavit” in its customary form with respect to the copy of its Note) to such new mortgagee designated by Borrower (other than Borrower or a nominee of Borrower); provided that Borrower (a) has caused to be paid the reasonable out-of-pocket expenses of Agent and Lenders incurred in connection therewith and Agent’s and Lenders’ reasonable attorneys’ fees for the preparation, delivery and performance of such an assignment, (b) has caused the delivery of an executed Statement of Oath under Section 275 of the New York Real Property Law; and (c) has provided such other information and documents which a prudent mortgagee would reasonably require to effectuate such assignment. Borrower shall be responsible for all mortgage recording taxes, recording fees and other charges payable in connection with any such assignment.

Section 10.35 No Liability.

Unless expressly agreed to the contrary, a transferor Lender makes no representation or warranty and assumes no responsibility to assignee for the legality, validity, adequacy, accuracy, completeness or performance of (a) the financial condition of any Credit Party or their Affiliates, Guarantor, or any other Lender or (b) the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of (i) any Loan Document or any other document, (ii) any statement or information (whether written or oral) made in or supplied in connection with any Loan Document, or (iii) any observance or performance by any Credit Party or any of their Affiliates, Guarantor, or any other Lender of its respective obligations under any Loan Document or any other document. Each assignee shall confirm to the transferor Lender, Agent and the other Lenders that it (A) has made, and will continue to make, its own independent determination of all risks arising under or in connection with the Loan Documents (including the financial condition and affairs of Borrower and its related entities and the nature and extent of any recourse against any party or its assets) in connection with its participation in the Loan, this Agreement and the other Loan Documents, and (B) has not relied exclusively on any information supplied to it by the transferor Lender in connection with any Loan Document. Nothing in any Loan Document requires any transferor Lender to (1) accept a re-transfer from assignee of any of the rights and obligations assigned or transferred under this Agreement or (2) support any losses incurred by the assignee by reason of the non-performance by any Credit Party or their Affiliates or Guarantor of its obligations under any Loan Document or otherwise.

XI.	AGENT

Section 11.1 Performance by Agent.

If an Event of Default shall have occurred and be continuing, Agent shall have the right, but not the duty, without limitation, upon any of Agent’s rights pursuant hereto, to perform the Obligations of Borrower which are the subject of the Event of Default, in which event Agent shall endeavor to give notice to Borrower of Agent’s performance, and Borrower agrees to pay to Agent, within five (5) days of demand therefor, all actual and reasonable costs and expenses incurred by Agent in connection therewith, including without limitation reasonable attorneys’ fees, together with interest from the date of expenditure at the Default Rate, if an Event of Default shall have given rise to such expenditure.

Section 11.2 Actions.

If Agent shall have reasonable cause to believe that any action or proceeding related to the Property could, if adversely determined, have a Material Adverse Effect, Agent shall have the right to commence, appear in and defend such action or proceeding, and in connection therewith Agent may pay necessary expenses, employ counsel, and pay reasonable attorneys’ fees. Borrower agrees to pay to Agent, within five (5) days after demand therefor by Agent (together with reasonable back-up), all actual and reasonable costs and expenses incurred by Agent in connection therewith, including without limitation reasonable attorneys’ fees, together with interest from the date of expenditure at the Default Rate, if an Event of Default shall have given rise to such action or proceeding. Borrower’s Obligations to repay such expenses shall be secured by the Loan Documents. Agent shall endeavor to provide to Borrower prior notice of any such action by Agent pursuant to this Section 11.2.

Section 11.3 Nonliability of Agent and Lenders.

Borrower acknowledges and agrees that:

(a) by accepting or approving anything required to be observed, performed, fulfilled or given to Agent or Lenders pursuant to the Loan Documents, including any certificate, statement of profit and loss or other financial statement, survey, appraisal, lease or insurance policy, neither Agent nor Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness, enforceability, adequacy, accuracy, completeness, performance or legal effect of the same, or of any term, provision or condition thereof and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Agent; and

(b) neither Agent nor any Lender shall be directly or indirectly liable or responsible for any loss, claim, cause of action, liability, indebtedness, damage or injury of any kind or character to any person or property arising from any construction on, or occupancy or use of, any of the Property, including without limitation any loss, claim, cause of action, liability, indebtedness, damage or injury caused by, or arising from: (i) any defect in any building, structure, grading, fill, landscaping or other improvements. thereon or in any on-site or off-site improvement or other facility therein or thereon; (ii) any act or omission of Borrower, the parties comprising Borrower or any of Borrower’s agents, employees, independent contractors, licensees or invitees; (iii) any accident in or on the Land and Improvements or any fire, flood or other casualty or hazard thereon; (iv) the failure of Borrower, any of Borrower’s licensees, employees, invitees, agents, independent contractors or other representatives to maintain the Property in a safe condition; and (v) any nuisance made or suffered on any part of the Property.

Section 11.4 Authorization and Action.

(a) Each Lender hereby appoints and authorizes Agent to take such action as agent on its behalf, to enter into and execute the Loan Documents and to exercise such powers under the Loan Documents and the Co-Lender Agreement as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

(b) By their execution of this Agreement, all of the Lenders hereby authorize and direct Agent to act on their behalf in all respects in connection with the Loan Documents and the making of the Loan, subject to the provisions of the Loan Documents and the Co-Lender Agreement, and agree with Borrower that Borrower shall only be required to and shall only deal with Agent and each of the Lenders shall be bound by any acts of Agent.

(c) If Agent shall resign as Agent (which Agent may so resign upon thirty (30) days’ written notice to Borrower and each Lender), or if the Lenders shall remove Agent in accordance with the provisions of the Co-Lender Agreement, then the Lenders shall, in accordance with the Co-Lender Agreement, designate another Lender to perform the obligations and exercise the rights of Agent hereunder, subject to Section 11.6 hereof. The successor Agent shall assume such obligations in writing and from and after Borrower’s receipt of a copy of notice of such replacement and receipt of a copy of such assumption the successor Agent shall be the sole Agent hereunder and the term “Agent” shall thereafter refer to such successor.

Section 11.5 Agent as a Lender.

With respect to Agent’s ownership interest in the Loan and the Loan Documents as a Lender, Agent in its capacity as a Lender shall have the rights and powers of a Lender under this Agreement and the other Loan Documents as set forth herein and therein and may exercise the same as though it were not Agent. Agent in its capacity as a Lender and its affiliates may accept deposits from, lend money to, act as trustee under indentures of accept investment banking engagements from and generally engage in any kind of business with, Borrower, any of its affiliates and/or subsidiaries and any Person who may do business with or own securities of Borrower, any of its affiliates and/or subsidiaries, all as if such Lender were not the Agent and without any duty to account therefor to the other Lenders.

Section 11.6 Successor Agent.

11.6.1 Resignation. Agent may resign from the performance of all its functions and duties hereunder at any time, by giving at least sixty (60) days’ prior written notice to the Lenders and Borrower, such resignation to be effective on the date set forth in such notice. HSBC agrees, for the benefit of Borrower, that, provided no Event of Default exists, HSBC, as the initial Agent, shall resign as Agent from the performance of all its functions and duties hereunder as Agent (but not as Lender) at any time that HSBC’s (including HSBC’s Affiliates, as applicable) Ratable Share of the Loan is less than the Agent Minimum Hold, such resignation to be effective concurrently with its failure to maintain the Agent Minimum Hold. In addition, each Lender hereby agrees, for the benefit of Borrower that, provided no Event of Default exists, that each successor Agent shall resign as Agent from the performance of all its functions and duties hereunder as Agent (but not as a Lender) at any time that such successor Agent’s (including such Agent’s Affiliates, as applicable) Ratable Share of the Loan is (a) less than the Agent Minimum Hold or (b) to the extent that the applicable Lender did not meet the Agent Minimum Hold when such Lender was appointed as successor Agent, then less than the Ratable Share of any other Lender (except to the extent that such successor Agent fails to maintain the greatest Ratable Share of the Loan solely because another Lender acquired a greater Ratable Share of the Loan than such successor Agent).

11.6.2 Appointment of Successor. Upon the resignation or removal of Agent, or any successor Agent, the Lenders shall appoint a successor Agent, which successor Agent shall be consented to by Borrower, which consent shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the successor Agent is also a Lender, is an Eligible Assignee or if an Event of Default then exists). If no successor Agent appointed by the Lenders shall have accepted such appointment within sixty (60) days after delivery of notice of resignation or removal, then the departing Agent may, after consultation with the Lenders and Borrower, appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if (a) the successor Agent is (i) a Lender or (ii) an Eligible Assignee, or (b) an Event of Default then exists). Borrower shall grant or deny its consent within ten (10) Business Days after request therefor (and if denying consent, shall specify in reasonable detail the basis of its denial) and Borrower shall be deemed to have consented if Borrower shall fail to reply within such period. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent and upon the recordation of a written designation and acceptance, Agent’s resignation shall become effective and such successor Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than its liability, if any, for duties and obligations accrued prior to its retirement. After any retiring Agent’s resignation hereunder as an administrative agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an administrative agent hereunder and under the other Loan Documents. The new Agent shall promptly deliver to Borrower a copy of the resignation and acceptance. If no successor Agent has accepted appointment as Agent by the effective date of a retiring Agent’s resignation or removal, the retiring Agent’s resignation or removal shall nevertheless be effective and the Lender or Lenders, as applicable, with the greatest Ratable Share (whether or not the Ratable Share of each such Lender is equal to or greater than the Agent Minimum Hold) shall perform all of the duties of Agent hereunder until such time, if any, as the Lender appoints a successor Agent as provided for above; provided, however, that if two (2) or more Lenders then hold the greatest Ratable Share of the Loan, such successor Agent shall be one of such Lenders as chosen by a vote of the requisite Lenders.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

SIGNATURES FOLLOW ON NEXT PAGE

BORROWER:

EMPIRE STATE LAND ASSOCIATES L.L.C. a New York limited liability company

By:	/s/ Peter L. Malkin
Peter L. Malkin, Member

By:	/s/ Anthony E. Malkin
Anthony E. Malkin, Member

By:	/s/ Thomas N. Keltner, Jr.
Thomas N. Keltner, Member

EMPIRE STATE BUILDING ASSOCIATES L.L.C., a New York limited liability company

By:	/s/ Peter L. Malkin
Peter L. Malkin, Member

By:	/s/ Anthony E. Malkin
Anthony E. Malkin, Member

By:	/s/ Thomas N. Keltner, Jr.
Thomas N. Keltner, Member

[signatures continue on next page]

AGENT:

HSBC BANK USA, NATIONAL ASSOCIATION, as Agent

By:	/s/ Barbara Isaacman
Name: Barbara Isaacman
Title: Vice President

[signatures continue on next page]

LENDER:

HSBC BANK USA, NATIONAL ASSOCIATION

By	/s/ Barbara Isaacman
Name: Barbara Isaacman
Title: Vice President

Applicable Lending Office:

452 Fifth Avenue, 24th Floor
New York, New York 10018
Attention: Commercial Mortgage Servicing Department

[signatures continue on next page]

LENDER:

DEKABANK DEUTSCHE GIROZENTRALE,

By:	/s/ Michael McAuliffe
Name: Michael McAuliffe
Title: Managing Director

By:	/s/ Bjorn Kronsbein
Name: Bjorn Kronsbein
Title: Senior Associate

Applicable Lending Office:

Mainzer Landstrasse 16 60325 Frankfurt am Main, Germany Attention: Bjoern Kronsbein